     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2002.


                                                      REGISTRATION NO. 333-89444

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                      WEIGHT WATCHERS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   VIRGINIA                                        11-6040273
         (STATE OR OTHER JURISDICTION                           (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

                            175 CROSSWAYS PARK WEST
                         WOODBURY, NEW YORK 11797-2055
                                 (516) 390-1400
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           --------------------------

                            ROBERT W. HOLLWEG, ESQ.
                      WEIGHT WATCHERS INTERNATIONAL, INC.
                            175 CROSSWAYS PARK WEST
                         WOODBURY, NEW YORK 11797-2055
                                 (516) 390-1400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                           --------------------------

                                WITH COPIES TO:

             RISE B. NORMAN, ESQ.                           KRIS F. HEINZELMAN, ESQ.
          SIMPSON THACHER & BARTLETT                         CRAVATH, SWAINE & MOORE
             425 LEXINGTON AVENUE                               825 EIGHTH AVENUE
           NEW YORK, NEW YORK 10017                         NEW YORK, NEW YORK 10019

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED         , 2002

                               17,500,000 Shares

                                     [LOGO]
                                  Common Stock
                                    --------

    The shares of common stock are being sold by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the shares of common stock sold by the selling shareholders.

    Our common stock is listed on the New York Stock Exchange under the symbol "WTW". The last reported sale price on the New York Stock Exchange on May 29, 2002 was $42.50 per share.

    The underwriters have an option to purchase a maximum of 2,625,000 additional shares from the selling shareholders to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                           Underwriting         Proceeds to
         Price to          Discounts and          Selling
          Public            Commissions        Shareholders
     -----------------   -----------------   -----------------
Per
Share... $               $                   $

Total... $               $                   $

    Delivery of the shares of common stock will be made on or about
          , 2002.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      JOINT LEAD MANAGERS AND BOOKRUNNERS

Credit Suisse First Boston                                   Merrill Lynch & Co.

                                    --------

UBS Warburg

       Goldman, Sachs & Co.

               JPMorgan

                       Morgan Stanley

                               Salomon Smith Barney

                The date of this prospectus is          , 2002.

                   Picture of Weight Watchers Magazine Cover
                          Picture of Classroom Meeting
                              Weight Watchers Logo
                          Picture of Program Materials
                          Picture of Program Materials
                     Picture of Woman Measuring Weight Loss
                     Picture of Woman Measuring Weight Loss
                  Picture of Spokeswoman at a press conference

                                 --------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      1
RISK FACTORS..........................      7
CAUTIONARY NOTICE REGARDING
  FORWARD-LOOKING STATEMENTS..........     12
USE OF PROCEEDS.......................     13
DIVIDEND POLICY.......................     13
PRICE RANGE OF OUR COMMON STOCK.......     13
CAPITALIZATION........................     14
SELECTED HISTORICAL FINANCIAL AND
  OTHER INFORMATION...................     15
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     17
INDUSTRY..............................     30
BUSINESS..............................     32
MANAGEMENT............................     42

                                          PAGE
                                        --------

PRINCIPAL AND SELLING SHAREHOLDERS....     45
DESCRIPTION OF INDEBTEDNESS...........     46
DESCRIPTION OF CAPITAL STOCK..........     48
SHARES ELIGIBLE FOR FUTURE SALE.......     54
CERTAIN U.S. FEDERAL INCOME TAX
  CONSEQUENCES........................     56
UNDERWRITING..........................     58
NOTICE TO CANADIAN RESIDENTS..........     61
LEGAL MATTERS.........................     62
EXPERTS...............................     62
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................     62
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................     62
INDEX TO FINANCIAL STATEMENTS.........    F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

    In this prospectus, "Weight Watchers," "we," "us" and "our" refer to Weight Watchers International, Inc. and its subsidiaries, unless the context otherwise requires. We refer to our classroom operations that are run directly by us as company-owned and those run by our franchisees as franchised.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION, ESPECIALLY THE INFORMATION PRESENTED UNDER THE HEADING "RISK FACTORS."

                                WEIGHT WATCHERS

    We are a leading global branded consumer company and the leading provider of weight-loss services in 27 countries around the world. Our programs help people lose weight and maintain their weight loss and, as a result, improve their health, enhance their lifestyles and build self-confidence. At the core of our business are weekly meetings, which promote weight loss through education and group support in conjunction with a flexible, healthy diet. Each week more than one million members attend approximately 39,000 Weight Watchers meetings, which are run by over 14,000 classroom leaders. Our classroom leaders teach, inspire, motivate and act as role models for our members. Our members typically enroll to attend consecutive weekly meetings and have historically demonstrated a consistent re-enrollment pattern across many years.

    We have experienced strong growth in sales and profits over the last five years since we made the strategic decision to re-focus our meetings exclusively on our group education approach. We discontinued the in-meeting sale of pre-packaged meals added in 1990 in our North America company-owned operations by our previous owner, Heinz. We also modernized our diet to adapt it to contemporary lifestyles. Through these initiatives, combined with our strengthened management and strategic focus since our acquisition by Artal Luxembourg, we have grown our attendance at a compound annual rate, excluding the impact of our acquisitions, of approximately 13% from fiscal 1997 through fiscal 2001 and our operating income margin improved from 6.7% (before a restructuring charge) to 31.2% over the same period. Our revenues for fiscal 2001 were $623.9 million. For the first three months of 2002, our revenues grew more than 23% over the comparable period in the prior year.

    The number of overweight and obese people worldwide has been increasing due to improving living standards and changing eating patterns, as well as increasingly sedentary lifestyles. The proportion of U.S. adults who are overweight has grown from 47% to 61% over the last 20 years, and the number of overweight people worldwide now exceeds one billion. A growing number of overweight people are dieting not only because of a desire to improve their appearance but also due to a greater awareness of the health risks associated with being overweight.

    Throughout our 40-year history, we have maintained that long-term behavior modification is the only effective way to achieve sustainable weight loss. Although approximately 70% of U.S. dieters try to lose weight by themselves, clinical studies have shown that people who attend Weight Watchers meetings are much more likely to lose weight than people who diet on their own. In contrast to our group education approach to long-term behavior modification, most weight-loss companies have focused on quick-fix methods, such as fad diets, meal replacements and diet drugs, and have typically experienced limited or short-lived success. We believe that our approach will continue to achieve success and that we will capture an increasing share of the growing worldwide market for weight-loss services.

OUR STRENGTHS

- BILLION DOLLAR GLOBAL BRAND. Our proven 40-year track record of safe and sensible weight loss has established WEIGHT WATCHERS as the leading global weight-loss brand. We believe that our brand conveys an image of effective, healthy and flexible weight loss in a supportive environment. Our brand is widely recognized throughout the world with retail sales of over $1.5 billion in 2001, including sales by licensees and franchisees. Currently, over 97% of U.S. women recognize the WEIGHT

  WATCHERS brand. In addition, our program is the most widely recommended weight-loss program by U.S. doctors. Our credibility is further enhanced by the endorsement of the U.S. government.

- LEADING MARKET POSITION. We are the market leader in weight-loss services in every country in which we operate, other than Denmark, Poland and South Africa. In addition, we face no significant group education-based competition in any of our major markets except the United Kingdom, where we have faced group education-based competition for 30 years. Even there, we have approximately a 50% market share and approximately twice the revenues of our largest competitor. The combination of our strong brand and our unparalleled network of over 14,000 classroom leaders, who have achieved their weight-loss goals on our program, provides us with a formidable competitive advantage.

- LOYAL MEMBER BASE. For many of our members, our classroom program is an inspirational experience that helps them address their life-long challenge of weight control. Our members have historically demonstrated a consistent pattern of repeat enrollment over a number of years. On average, in our North America company-owned, or NACO, operations, our members have enrolled in four separate program cycles.

- ATTRACTIVE VALUE TO MEMBERS. Our low meeting fees ($10 in the majority of our NACO markets) offer members an attractive value as compared to other alternatives. For their fee, our members gain access to our scientifically developed diet, detailed program materials and class instruction by one of our trained leaders, as well as group support where members contribute to each other's weight-loss success.

- UNIQUE BUSINESS MODEL. Our business model features high margins, a variable cost structure and low capital requirements.

    - HIGH CONTRIBUTION MARGINS. During fiscal 2001, our meetings generated a contribution margin of over 50%. In that period, for example, our NACO meetings averaged attendance of 38 members and generated average revenues of over $540 per class, including product sales, while our cost of sales is primarily the compensation of two or three part-time employees, the hourly rental of the meeting location and the cost of products sold.

    - VARIABLE COST STRUCTURE. Our staff is usually paid on a commission basis and space is typically rented as needed. Moreover, we adjust the number of meetings according to demand, including seasonal fluctuations. This variable cost structure enables us to maintain high margins across varying levels of demand.

    - LOW MARKETING COSTS. Our marketing expenditures were less than 12% of our revenues in fiscal 2001. Our strong brand, together with the effectiveness of our program and our loyal member base, enable us to attract new and returning members efficiently through both word-of-mouth referrals and mass marketing programs.

    - STRONG FREE CASH FLOW. In fiscal 2001, our operating income margin was over 30%, while our capital expenditures were less than 1% of revenues. Because we can add additional meetings with little or no capital expenditures and our members typically pay cash at each meeting or prepay for a series of meetings, we require little new capital to grow.

OUR GROWTH STRATEGY

    The large and growing global weight-loss market provides us with significant growth potential. In addition, we believe we can increase our share of this market by:

- INCREASING PENETRATION IN EXISTING MAJOR MARKETS. In the United Kingdom, the penetration rate of our target demographic group, overweight women ages 25 to 64, by all group education-based commercial weight-loss programs now exceeds 20%. We believe that this demonstrates the potential for significant increases in penetration in our other major markets. Because we do not face significant group education-based competition outside the United Kingdom, we believe that we are best positioned to capture this growth. In fact, we have reached a market penetration of over 14% in Sweden, while in our largest market, the United States, our market penetration was approximately 9% in fiscal 2001.

- DEVELOPING LESS PENETRATED MARKETS AND ENTERING NEW MARKETS. We believe that we have significant long-term growth opportunities in countries where we have established a meeting infrastructure but where our penetration rates are relatively low. For example, in Germany, where our penetration is less than 2% of our target market, we grew our attendance by over 50% in fiscal 2001. We have recently expanded into Spain and Denmark and believe we have the ability to enter other new markets as our program has proven adaptable in 30 countries.

- GROWING PRODUCT SALES. In fiscal 2001, sales of our proprietary products represented 27% of our revenues, up from 11% in fiscal 1997. We have grown our product sales per attendance by focusing on a core group of products that complement our program. We currently sell snack bars, books, CD-ROMs, POINTS calculators and other items primarily through classroom operations. We will continue to optimize our classroom product offerings by updating existing products and selectively introducing new products.

- GROWING LICENSING ROYALTIES. We currently license the WEIGHT WATCHERS brand in certain categories of food, books and other products. We derived less than 1% of our fiscal 2001 revenues from licensing and royalties but believe there are opportunities to take advantage of the strength of our brand through additional licensing agreements. In the first quarter of 2002, we began receiving royalties from our affiliate and licensee, WeightWatchers.com, Inc., which launched two Internet-based paid subscription products during 2001.

- ADDRESSING NEW CUSTOMER SEGMENTS. We believe there are significant opportunities to expand our customer base by developing products and services designed to meet the needs of a broader audience. For example, while approximately 95% of our current members are women, we are actively researching and developing new products and services that are intended to have a greater appeal to men.

                                 --------------

    Our principal executive offices are located at 175 Crossways Park West, Woodbury, New York 11797-2055. Our telephone number at that address is
(516) 390-1400.

                                  THE OFFERING

Common stock offered by the selling
  shareholders...............................  17,500,000 shares (or 20,125,000 shares if the underwriters exercise the over-allotment
                                               option in full)

Total common stock outstanding after this
  offering...................................  105,840,918 shares

Use of proceeds..............................  We will not receive any of the proceeds from the sale of shares by the selling
                                               shareholders. The selling shareholders will
                                               receive all net proceeds from the sale of
                                               shares of our common stock offered in this
                                               prospectus.

Dividend policy..............................  We do not expect to pay any dividends on our common stock for the foreseeable future.

New York Stock Exchange symbol...............  WTW

    The number of shares of common stock shown to be outstanding after this offering is based on the number of shares outstanding as of May 15, 2002. This number excludes:

    - 5,277,464 shares of our common stock issuable upon exercise of outstanding stock options and

    - 1,346,800 shares of our common stock reserved for future issuance under our existing stock option plan.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth certain of our summary historical financial information. The summary historical consolidated financial information as of and for the fiscal years ended April 24, 1999 and April 29, 2000, the eight months ended December 30, 2000 and the fiscal year ended December 29, 2001 have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes included elsewhere or incorporated by reference in this prospectus. The summary historical consolidated financial information as of and for the three months ended March 31, 2001 and March 30, 2002 have been derived from, and should be read in conjunction with, our unaudited consolidated financial statements and the related notes included elsewhere or incorporated by reference in this prospectus. Interim results for the three months ended March 30, 2002 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year.

                                                     FISCAL YEAR ENDED      EIGHT MONTHS   FISCAL YEAR      THREE MONTHS ENDED
                                                  -----------------------      ENDED          ENDED       -----------------------
                                                  APRIL 24,    APRIL 29,    DECEMBER 30,   DECEMBER 29,   MARCH 31,    MARCH 30,
                                                     1999         2000          2000           2001          2001         2002
                                                  ----------   ----------   ------------   ------------   ----------   ----------
                                                  (52 WEEKS)   (53 WEEKS)    (35 WEEKS)     (52 WEEKS)    (13 WEEKS)   (13 WEEKS)
                                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS INFORMATION:
Revenues, net...................................    $364.6       $399.5        $273.2        $ 623.9        $171.9       $212.5
Cost of revenues................................     178.9        201.4         139.3          286.4          77.4         96.0
                                                    ------       ------        ------        -------        ------       ------
  Gross profit..................................     185.7        198.1         133.9          337.5          94.5        116.5
Marketing expenses..............................      52.9         51.5          27.0           69.7          27.1         29.3
Selling, general and administrative expenses....      51.5         53.7          34.4           73.0          19.2         16.1
Transaction costs...............................        --          8.3            --             --            --           --
                                                    ------       ------        ------        -------        ------       ------
  Operating income..............................      81.3         84.6          72.5          194.8          48.2         71.1

Interest (income) expense, net..................      (7.1)        31.1          37.1           54.5          14.1         10.8
Other expense (income), net.....................       2.6        (13.4)         14.3           13.3          (1.0)        (0.6)
                                                    ------       ------        ------        -------        ------       ------
  Income before income taxes, minority interest
    and extraordinary item......................      85.8         66.9          21.1          127.0          35.1         60.9
Provision for (benefit from) income taxes.......      36.4         28.3           5.9          (23.2)         11.8         23.6
                                                    ------       ------        ------        -------        ------       ------
  Income before minority interest and
    extraordinary item..........................      49.4         38.6          15.2          150.2          23.3         37.3
Minority interest...............................       1.5          0.8           0.2            0.1            --           --
                                                    ------       ------        ------        -------        ------       ------
  Income before extraordinary item..............      47.9         37.8          15.0          150.1          23.3         37.3
  Extraordinary charge on early extinguishment
    of debt.....................................        --           --            --            2.9            --           --
                                                    ------       ------        ------        -------        ------       ------
  Net income(1).................................    $ 47.9       $ 37.8        $ 15.0        $ 147.2        $ 23.3       $ 37.3
                                                    ======       ======        ======        =======        ======       ======
Preferred stock dividends.......................        --       $  0.9        $  1.0        $   1.5        $  0.4       $  0.3
                                                    ------       ------        ------        -------        ------       ------
  Net income available to common shareholders...    $ 47.9       $ 36.9        $ 14.0        $ 145.7        $ 22.9       $ 37.0
                                                    ======       ======        ======        =======        ======       ======
PER SHARE INFORMATION:
Basic net income per share:
  Income before extraordinary item..............    $ 0.17       $ 0.20        $ 0.13        $  1.37        $ 0.20       $ 0.35
  Extraordinary item, net of taxes..............        --           --            --          (0.03)           --           --
                                                    ------       ------        ------        -------        ------       ------
  Net income....................................    $ 0.17       $ 0.20        $ 0.13        $  1.34        $ 0.20       $ 0.35
                                                    ======       ======        ======        =======        ======       ======
Diluted net income per share:
  Income before extraordinary item..............    $ 0.17       $ 0.20        $ 0.13        $  1.34        $ 0.20       $ 0.34
  Extraordinary item, net of taxes..............        --           --            --          (0.03)           --           --
                                                    ------       ------        ------        -------        ------       ------
  Net income(1).................................    $ 0.17       $ 0.20        $ 0.13        $  1.31        $ 0.20       $ 0.34
                                                    ======       ======        ======        =======        ======       ======
Basic weighted average number of shares(2)......     276.4        182.2         112.0          108.7         112.0        105.6
                                                    ======       ======        ======        =======        ======       ======
Diluted weighted average number of shares(2)....     276.4        182.2         112.0          111.0         113.6        108.1
                                                    ======       ======        ======        =======        ======       ======

                                                     FISCAL YEAR ENDED      EIGHT MONTHS   FISCAL YEAR      THREE MONTHS ENDED
                                                  -----------------------      ENDED          ENDED       -----------------------
                                                  APRIL 24,    APRIL 29,    DECEMBER 30,   DECEMBER 29,   MARCH 31,    MARCH 30,
                                                     1999         2000          2000           2001          2001         2002
                                                  ----------   ----------   ------------   ------------   ----------   ----------
                                                  (52 WEEKS)   (53 WEEKS)    (35 WEEKS)     (52 WEEKS)    (13 WEEKS)   (13 WEEKS)
                                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OTHER FINANCIAL INFORMATION:
Net cash provided by (used in):
  Operating activities..........................    $ 57.9       $ 49.9        $ 28.9        $ 121.6        $ 55.5       $ 73.2
  Investing activities..........................      (3.0)       (19.6)        (21.6)        (120.1)        (92.1)       (47.8)
  Financing activities..........................     (47.7)         8.1          (8.0)         (21.4)         30.8        (14.2)
Depreciation and amortization...................       9.6          9.3           6.6           13.2           3.4          1.2
Capital expenditures............................       2.5          1.9           3.6            3.8           0.7          1.0

BALANCE SHEET INFORMATION (AT END OF PERIOD):
Working capital (deficit).......................    $ 91.2       $ (0.9)       $ 10.2        $ (24.1)       $(28.9)      $(57.9)
Total assets....................................     371.4        334.2         346.2          482.8         413.2        537.5
Total debt......................................      39.6        474.6         470.7          474.0         495.7        485.7
Redeemable securities:
  Preferred stock...............................        --         25.9          26.0           26.0          26.4           --

------------------------------

(1) Effective December 30, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangibles Assets," and as a result, we are no longer amortizing our goodwill. Had we adopted this standard at the beginning of fiscal 1999, our net income and diluted earnings per share would have been $51.3 million and $0.18 for fiscal 1999, $40.6 million and $0.22 for fiscal 2000, $16.7 million and $0.15 for the eight months ended December 30, 2000, $152.0 million and $1.37 for fiscal 2001, and $24.3 million and $0.21 for the three months ended March 31, 2001, respectively. See note 2 to our audited consolidated financial statements.

(2) Prior to our acquisition by Artal Luxembourg on September 29, 1999, there were 4,705 shares of our common stock outstanding. In connection with the transactions related to our acquisition, we declared a stock split that resulted in 276,428,607 outstanding shares of our common stock. We have adjusted our historical statements to reflect the stock split. We then repurchased 164,441,039 shares in connection with the transactions so that upon completion of our acquisition, there were 111,987,568 shares of our common stock outstanding.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE DECIDING TO PURCHASE ANY SHARES OF OUR COMMON STOCK.

RISKS RELATING TO OUR COMPANY

COMPETITION FROM A VARIETY OF OTHER WEIGHT-LOSS METHODS COULD RESULT IN DECREASED DEMAND FOR OUR SERVICES.

    The weight-loss business is highly competitive and we compete against a large number of alternative providers of various sizes, some of which may have greater financial resources than we. We compete against self-administered weight-loss regimens, other commercial weight-loss programs, Internet-based weight-loss programs, nutritionists, dietitians, the pharmaceutical industry, dietary supplements and certain government agencies and non-profit groups that offer weight control help by means of diets, exercise and weight-loss drugs. We also compete against food manufacturers and distributors that are developing and marketing meal replacement and diet products to weight-conscious consumers. In addition, new or different products or methods of weight control are continually being introduced. This competition and any increase in competition, including new pharmaceuticals and other technological and scientific developments in weight control, may result in decreased demand for our services.

OUR OPERATING RESULTS DEPEND ON THE EFFECTIVENESS OF OUR MARKETING AND ADVERTISING PROGRAMS.

    Our business success depends on our ability to attract new members to our classes and retain existing members. The effectiveness of our marketing practices, in particular our advertising campaigns, is important to our financial performance. If our marketing and advertising campaigns for classroom meetings do not generate a sufficient number of members, our results of operations will be adversely affected.

IF WE DO NOT CONTINUE TO DEVELOP NEW PRODUCTS AND SERVICES AND ENHANCE OUR EXISTING PRODUCTS AND SERVICES, OUR BUSINESS MAY SUFFER.

    Our future success depends on our ability to continue to develop and market new products and services and to enhance our existing products and services on a timely basis to respond to new and evolving customer demands, achieve market acceptance and keep pace with new nutritional and weight-loss developments. We may not be successful in developing, introducing on a timely basis or marketing any new or enhanced products and services, and we cannot assure you that any new or enhanced products or services will be accepted by the market. The failure of our products and services to be accepted by the market would have an adverse impact on us.

OUR DEBT SERVICE OBLIGATIONS COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY.

    Our financial performance could be affected by our level of debt. As of March 30, 2002, we had total debt of $485.7 million. We also had additional availability under our revolving credit facility as of that date of $28.5 million. Our net interest expense for fiscal 2001 and for the three months ended March 30, 2002 was $54.5 million and $10.8 million, respectively.

    Our level of debt could have important consequences for you, including the following:

    - we will need to use a large portion of the money we earn to pay principal and interest on outstanding amounts due under our senior credit facilities, senior subordinated notes and other debt, which will reduce the amount of money available to us for financing our operations and other business activities,

    - we may have a much higher level of debt than certain of our competitors, which may put us at a competitive disadvantage,

    - we may have difficulty borrowing money in the future, and

    - our debt level makes us more vulnerable to economic downturns and adverse developments in our business.

    We expect to obtain the money to pay our expenses and to pay the principal and interest on our outstanding debt from our operations. Our ability to meet our expenses and debt service obligations thus depends on our future performance, which will be affected by financial, business, economic, demographic and other factors, such as attitudes toward weight loss and pressure from our competitors. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise equity. In that event, we may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us or at all.

WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS, WHICH MAY RESTRICT OUR OPERATIONAL
  FLEXIBILITY.

    Our senior credit facilities contain covenants that restrict our ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets and enter into consolidations, mergers and transfers of all or substantially all of our assets. Our senior credit facilities also require us to maintain specified financial ratios and satisfy financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants, ratios, tests or restrictions could result in an event of default under the credit facilities. If an event of default exists under the credit facilities, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable. If the lenders under the credit facilities accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness that would become due as a result of any acceleration.

    In addition, we have entered into indentures in connection with the issuance of our senior subordinated notes that contain covenants with respect to us and our subsidiaries. Those covenants restrict our ability to incur additional indebtedness, issue preferred stock, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets and enter into consolidations, mergers and transfers of all or substantially all of our assets.

ACTIONS TAKEN BY OUR FRANCHISEES AND LICENSEES MAY HARM OUR BRAND OR REPUTATION.

    We believe that the WEIGHT WATCHERS brand is one of our most valuable assets and that our reputation provides us with a competitive advantage. Our franchisees operate their businesses under our brand. In addition, we license our brand to third-party manufacturers of a variety of goods, including food products. Further, when we were acquired from Heinz, Heinz retained a perpetual, royalty-free license to continue using the WEIGHT WATCHERS brand in its core food categories, including frozen dinners, frozen breakfasts, frozen desserts and frozen pizza. Because our franchisees and licensees are independent third parties with their own financial objectives, actions taken by them, including breaches of their contractual obligations, such as not following our diets or not maintaining our quality standards, could harm our brand or reputation. Also, the products we license to third parties may be subject to product recalls or other deficiencies. Any negative publicity associated with these actions or recalls may adversely affect our reputation and thereby result in decreased classroom attendance and lower revenues.

DISPUTES WITH OUR FRANCHISE OPERATORS COULD DIVERT OUR MANAGEMENT'S ATTENTION.

    In the past, we have had disputes with our franchisees regarding operations and other contractual issues. We continue to have disputes with a few of our franchisees regarding the interpretation of franchisee rights as they relate to the Internet and mail-order products. These disputes and any future disputes could divert the attention of our management from their ordinary responsibilities.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO ECONOMIC, POLITICAL AND SOCIAL RISKS IN THE COUNTRIES IN WHICH WE OPERATE.

    The international nature of our existing and planned operations involves a number of risks, including changes in U.S. and foreign government regulations, tariffs, taxes and exchange controls, economic downturns, inflation and political and social instability in the countries in which we operate and our dependence on foreign personnel. Foreign government regulations may also restrict our ability to own or operate subsidiaries in those countries, acquire new businesses or repatriate dividends from foreign subsidiaries back to the United States. We cannot be certain that we will be able to enter and successfully compete in additional foreign markets or that we will be able to continue to compete in the foreign markets in which we currently operate.

WE ARE EXPOSED TO FOREIGN CURRENCY RISKS FROM OUR INTERNATIONAL OPERATIONS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

    A significant portion of our revenues and operating costs are, and a portion of our indebtedness is, denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses, including debt service. Our consolidated financial results are denominated in U.S. dollars and therefore, during times of a strengthening U.S. dollar, our reported international revenues and earnings will be reduced because the local currency will translate into fewer U.S. dollars. In addition, the assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. The resulting translation adjustments are recorded in shareholders' equity as accumulated other comprehensive income (loss). Furthermore, we revalue our outstanding senior subordinated Euro notes at the end of each period, and the resulting change in value is reflected in the income statement of the corresponding period. Accordingly, changes in currency exchange rates will cause our net income and shareholders' equity to fluctuate.

OUR RESULTS OF OPERATIONS MAY DECLINE AS A RESULT OF A DOWNTURN IN GENERAL ECONOMIC CONDITIONS.

    Our results of operations are highly dependent on meeting fees and product sales we generate from our classroom operations. A downturn in general economic conditions or consumer confidence and spending in any of our major markets caused by terrorist attacks or other events outside of our control could result in people curtailing their discretionary spending, which, in turn, could reduce attendance at our meetings. Reduced meeting attendance would cause the meeting fees we receive and our product sales to decline, which would adversely affect our results of operations.

THE SEASONAL NATURE OF OUR BUSINESS COULD CAUSE OUR OPERATING RESULTS TO
  FLUCTUATE.

    We have experienced and expect to continue to experience fluctuations in our quarterly results of operations. Our business is seasonal with revenues generally decreasing at year end and during the summer months. This seasonality could cause our share price to fluctuate as the results of an interim financial period may not be indicative of our full year results. In addition, our classroom operations are subject to local conditions beyond our control, including the weather, natural disasters and other extraordinary events, that may prevent current or prospective members from attending or joining classes. The inability of prospective members to join our classes at the beginning of a diet season could adversely affect our results of operations throughout the entire diet season.

OUR ADVERTISING AND FRANCHISE OPERATIONS ARE SUBJECT TO LEGISLATIVE AND
  REGULATORY RESTRICTIONS.

    A number of laws and regulations govern our advertising, franchise operations and relations with consumers. The Federal Trade Commission, or FTC, and certain states regulate advertising, disclosures to consumers and franchisees and other consumer matters. Our customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices and these agencies may take action on their own initiative or on a referral from consumers or others.

    During the mid-1990s, the FTC filed complaints against a number of commercial weight-loss providers alleging violations of the Federal Trade Commission Act by the use and content of advertisements for weight-loss programs that featured testimonials, claims for program success and safety and statements as to program costs to participants. In 1997, we entered into a consent order with the FTC settling all contested issues raised in the complaint filed against us. The consent order requires us to comply with certain procedures and disclosures in connection with our advertisements of products and services but does not contain any admission of guilt nor require us to pay any civil penalties or damages.

    Our foreign operations and franchises are also generally subject to regulations of the applicable country regarding the offer and sale of franchises, the content of advertising and promotion of diet products and programs. Future legislation or regulations, including legislation or regulations affecting our marketing and advertising practices, relations with consumers or franchisees or our food products, could have an adverse impact on us.

RISKS RELATED TO THIS OFFERING

ARTAL LUXEMBOURG CONTROLS US AND MAY HAVE CONFLICTS OF INTEREST WITH OTHER
  SHAREHOLDERS IN THE FUTURE.

    Artal Luxembourg S.A. controls us. After this offering, Artal Luxembourg will beneficially own 60.5% of our common stock or 58.2% if the underwriters exercise their over-allotment option in full. Artal Luxembourg will continue to be able to control the election and removal of our directors and determine our corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales and other significant corporate transactions. We cannot assure you that the interests of Artal Luxembourg will coincide with the interests of other holders of our common stock. In addition, Artal Luxembourg also owns 72.2% of the common stock, or 47.2% on a fully diluted basis, of our licensee, WeightWatchers.com. Artal Luxembourg's interests with respect to WeightWatchers.com may differ from the interests of our other shareholders.

FUTURE SALES OF OUR SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

    The public market for our common stock includes 20,010,000 shares of our common stock that we sold in our initial public offering and, after giving effect to this offering, will include an additional 17,500,000 shares of our common stock (20,125,000 shares if the underwriters exercise their over-allotment option in full).

    As of May 15, 2002, there were 105,840,918 shares of our common stock outstanding. Subject to the lock-up provisions described below and certain management and employee stockholder agreements, all of these shares will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, by persons other than our affiliates within the meaning of Rule 144 under the Securities Act.

    Following this offering, Artal Luxembourg will own 64,030,291 shares of our common stock or 61,557,185 shares if the underwriters exercise their over-allotment option in full. Artal Luxembourg will be able to sell its shares in the public market from time to time, subject to certain limitations on the timing, amount and method of those sales imposed by SEC regulations. Artal Luxembourg and the underwriters have agreed to a "lock-up" period, meaning that Artal Luxembourg may not sell any of its shares without the prior consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for 90 days after the date of this prospectus. Artal Luxembourg has the right to cause us to register the sale of shares of common stock owned by it and to include its shares in future registration statements relating to our securities. If Artal Luxembourg were to sell a large number of its shares, the market price of our stock could decline significantly. In addition, the perception in the public markets that sales by Artal Luxembourg might occur could also adversely affect the market price of our common stock.

    In addition to Artal Luxembourg's lock-up period, sales of our common stock are also restricted by lock-up agreements that our directors and executive officers and the other selling shareholders have entered into with the underwriters. The lock-up agreements restrict our directors and executive officers and the other selling shareholders, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 90 days after the date of this prospectus without the prior consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated may, however, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.

    In the future, we may issue our securities in connection with investments. The amount of our common stock issued in connection with an investment could constitute a material portion of our then outstanding common stock.

OUR ARTICLES OF INCORPORATION AND BYLAWS AND VIRGINIA CORPORATE LAW CONTAIN PROVISIONS THAT MAY DISCOURAGE A TAKEOVER ATTEMPT.

    Provisions contained in our articles of incorporation and bylaws and the laws of Virginia, the state in which we are organized, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Provisions of our articles of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. For example, our articles of incorporation authorize our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our shareholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. In addition, a change of control of our company may be delayed or deterred as a result of our having three classes of directors or as a result of the shareholders' rights plan adopted by our board of directors. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT TO DECLINE.

    Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. You may be unable to resell your shares of our common stock at or above the initial public offering price.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference in this prospectus include "forward-looking statements," within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry" and "Business." We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this prospectus and the documents incorporated by reference in this prospectus to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

    - competition, including price competition and competition with self-help, medical and other weight-loss programs and products;

    - risks associated with the relative success of our marketing and advertising;

    - risks associated with the continued attractiveness of our programs;

    - risks associated with our ability to meet our obligations related to our outstanding indebtedness;

    - risks associated with general economic conditions;

    - adverse results in litigation and regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations or a change in the interpretation of existing legislation or regulations; and

    - the other factors referenced under the heading "Risk Factors."

    You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," could cause our results to differ materially from those expressed or suggested in any forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares by the selling shareholders. The selling shareholders will receive all net proceeds from the sale of the shares of our common stock in this offering.

                                DIVIDEND POLICY

    We did not declare or pay any cash dividends on our common stock in fiscal 2001. We do not intend to pay any dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors, after taking into account our financial results, capital requirements and other factors they may deem relevant. Our debt instruments impose restrictions on our ability to pay dividends.

                        PRICE RANGE OF OUR COMMON STOCK

    Trading in our common stock commenced on the New York Stock Exchange on November 15, 2001 under the symbol "WTW". The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock as reported on the New York Stock Exchange consolidated tape.

                                                                   HIGH               LOW
                                                              ---------------   ---------------
2001
Fourth Quarter..............................................  $         36.10   $         28.25

2002
First Quarter...............................................  $         39.35   $         31.35
Second Quarter (through May 29, 2002).......................  $         44.55   $         35.80

                                 CAPITALIZATION

    The following table sets forth our cash and our capitalization as of March 30, 2002. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and "Selected Historical Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                MARCH 30,
                                                                   2002
                                                              --------------
                                                              (in millions)
Cash........................................................     $  34.5
                                                                 =======
Long-term debt (including current maturities):
  Senior credit facilities(1)...............................     $ 248.5
  Senior subordinated notes due 2009(2).....................       237.2
                                                                 -------
    Total long-term debt....................................       485.7
                                                                 -------
Shareholders' deficit:
  Common stock, no par value (1,000,000,000 authorized,
    111,987,568 issued and 105,747,218 outstanding).........          --
  Treasury stock, at cost, 6,240,350 shares.................       (25.2)
  Accumulated deficit.......................................       (36.5)
  Accumulated other comprehensive loss......................        (8.4)
                                                                 -------
    Total shareholders' deficit.............................       (70.1)
                                                                 -------
      Total capitalization..................................     $ 415.6
                                                                 =======

------------------------------

(1) The senior credit facilities consist of a $60.0 million term loan
    A facility, a $108.0 million term loan B facility, a $64.0 million transferable loan certificate facility and a $45.0 million revolving credit facility. As of March 30, 2002, $28.5 million was available under the revolving credit facility for additional borrowings.

(2) The senior subordinated notes due 2009 consist of two series of notes in aggregate principal amounts of $150.0 million and E100.0 million, respectively.

    The table set forth above is based on the number of shares of our common stock outstanding as of March 30, 2002. This table does not reflect:

    - 5,423,597 shares of our common stock issuable upon exercise of outstanding stock options as of March 30, 2002 and

    - 1,294,348 shares of our common stock available for future issuance under our existing stock option plan as of March 30, 2002.

              SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION

    The following table sets forth our selected historical financial and other information and the related notes. The selected historical financial information as of and for the fiscal years ended April 26, 1997 and April 25, 1998 has been derived from our audited combined financial statements, which are not included in this prospectus. The selected historical financial information as of and for the fiscal years ended April 24, 1999 and April 29, 2000, the eight months ended December 30, 2000 and the fiscal year ended December 29, 2001 has been derived from our audited financial statements and the related notes included elsewhere or incorporated by reference in this prospectus. The selected historical financial information for the twelve months ended December 30, 2000 has been derived from our historical results of operations for the eight months ended December 30, 2000, plus our results of operations for the four months ended April 29, 2000, which are derived from our results of operations for the historical fiscal year ended April 29, 2000. The selected historical financial information as of and for the three months ended March 31, 2001 and March 30, 2002 has been derived from our unaudited consolidated financial statements included elsewhere or incorporated by reference in this prospectus. In our opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in our unaudited financial statements. Interim results for the three months ended March 30, 2002 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year. You should read the following selected historical financial and other information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere or incorporated by reference in this prospectus.

                                                                                 EIGHT
                                          FISCAL YEAR ENDED                      MONTHS
                          -------------------------------------------------      ENDED
                          APRIL 26,    APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                             1997         1998         1999         2000          2000
                          ----------   ----------   ----------   ----------   ------------
                          (52 weeks)   (52 weeks)   (52 weeks)   (53 weeks)    (35 weeks)
                                      (in millions, except per share amounts)
STATEMENT OF OPERATIONS
  INFORMATION:
Revenues, net...........    $292.8       $297.2       $364.6       $399.5        $273.2
Cost of revenues........     230.4(1)     160.0        178.9        201.4         139.3
                            ------       ------       ------       ------        ------
  Gross profit..........      62.4        137.2        185.7        198.1         133.9
Marketing expenses......      48.9         49.2         52.9         51.5          27.0
Selling, general and
  administrative
  expenses..............      45.5(1)      44.1         51.5         53.7          34.4
Transaction costs.......        --           --           --          8.3            --
                            ------       ------       ------       ------        ------
  Operating (loss)
    income..............     (32.0)        43.9         81.3         84.6          72.5
Interest expense
  (income), net.........       1.0         (4.9)        (7.1)        31.1          37.1
Other expense (income),
  net...................       3.3          4.3          2.6        (13.4)         14.3
                            ------       ------       ------       ------        ------
  (Loss) income before
    income taxes,
    minority interests
    and extraordinary
    item................     (36.3)        44.5         85.8         66.9          21.1
(Benefit from) provision
  for income taxes......     (12.9)        19.9         36.4         28.3           5.9
                            ------       ------       ------       ------        ------
  (Loss) income before
    minority interests
    and extraordinary
    item................     (23.4)        24.6         49.4         38.6          15.2
Minority interest.......       0.6          0.8          1.5          0.8           0.2
                            ------       ------       ------       ------        ------
  (Loss) income before
    extraordinary
    item................     (24.0)        23.8         47.9         37.8          15.0
Extraordinary charge on
  early extinguishment
  of debt...............        --           --           --           --            --
                            ------       ------       ------       ------        ------
Net (loss) income(2)....    $(24.0)      $ 23.8       $ 47.9       $ 37.8        $ 15.0
                            ======       ======       ======       ======        ======
Preferred stock
  dividends.............        --           --           --       $  0.9        $  1.0
                            ------       ------       ------       ------        ------
  Net (loss) income
    available to common
    shareholders........    $(24.0)      $ 23.8       $ 47.9       $ 36.9        $ 14.0
                            ======       ======       ======       ======        ======

                             TWELVE
                             MONTHS      FISCAL YEAR      THREE MONTHS ENDED
                             ENDED          ENDED       -----------------------
                          DECEMBER 30,   DECEMBER 29,   MARCH 31,    MARCH 30,
                              2000           2001          2001         2002
                          ------------   ------------   ----------   ----------
                           (54 weeks)     (52 weeks)    (13 weeks)   (13 weeks)
                                 (in millions, except per share amounts)
STATEMENT OF OPERATIONS
  INFORMATION:
Revenues, net...........     $439.4         $623.9        $171.9       $212.5
Cost of revenues........      218.0          286.4          77.4         96.0
                             ------         ------        ------       ------
  Gross profit..........      221.4          337.5          94.5        116.5
Marketing expenses......       54.8           69.7          27.1         29.3
Selling, general and
  administrative
  expenses..............       56.3           73.0          19.2         16.1
Transaction costs.......         --             --            --           --
                             ------         ------        ------       ------
  Operating (loss)
    income..............      110.3          194.8          48.2         71.1
Interest expense
  (income), net.........       57.6           54.5          14.1         10.8
Other expense (income),
  net...................        3.5           13.3          (1.0)        (0.6)
                             ------         ------        ------       ------
  (Loss) income before
    income taxes,
    minority interests
    and extraordinary
    item................       49.2          127.0          35.1         60.9
(Benefit from) provision
  for income taxes......       18.1          (23.2)         11.8         23.6
                             ------         ------        ------       ------
  (Loss) income before
    minority interests
    and extraordinary
    item................       31.1          150.2          23.3         37.3
Minority interest.......        0.3            0.1            --           --
                             ------         ------        ------       ------
  (Loss) income before
    extraordinary
    item................       30.8          150.1          23.3         37.3
Extraordinary charge on
  early extinguishment
  of debt...............         --            2.9            --           --
                             ------         ------        ------       ------
Net (loss) income(2)....     $ 30.8         $147.2        $ 23.3       $ 37.3
                             ======         ======        ======       ======
Preferred stock
  dividends.............     $  1.5         $  1.5        $  0.4       $  0.3
                             ------         ------        ------       ------
  Net (loss) income
    available to common
    shareholders........     $ 29.3         $145.7        $ 22.9       $ 37.0
                             ======         ======        ======       ======


                                                      FISCAL YEAR ENDED
                                      -------------------------------------------------
                                      APRIL 26,    APRIL 25,    APRIL 24,    APRIL 29,
                                         1997         1998         1999         2000
                                      ----------   ----------   ----------   ----------
                                      (52 weeks)   (52 weeks)   (52 weeks)   (53 weeks)
                                           (in millions, except per share amounts)
PER SHARE INFORMATION:
Basic net income per share:
  (Loss) income before extraordinary
    item............................    $(0.09)      $ 0.09       $ 0.17       $ 0.20
  Extraordinary item, net of
    taxes...........................        --           --           --           --
                                        ------       ------       ------       ------
  Net (loss) income.................    $(0.09)      $ 0.09       $ 0.17       $ 0.20
                                        ------       ======       ======       ======
Diluted net income per share:
  (Loss) income before extraordinary
    item............................    $(0.09)      $ 0.09       $ 0.17       $ 0.20
  Extraordinary item, net of
    taxes...........................        --           --           --           --
                                        ======       ======       ======       ======
  Net (loss) income(2)..............    $(0.09)      $ 0.09       $ 0.17       $ 0.20
                                        ======       ======       ======       ======
Basic weighted average number of
  shares(3).........................     276.2        276.2        276.4        182.2
                                        ======       ======       ======       ======
Diluted weighted average number of
  shares(3).........................     276.2        276.2        276.4        182.2
                                        ======       ======       ======       ======
OTHER FINANCIAL INFORMATION:
Net cash provided by (used in):
  Operating activities..............    $  9.7       $ 36.4       $ 57.9       $ 49.9
  Investing activities..............      (1.4)        (4.9)        (3.0)       (19.6)
  Financing activities..............      (4.4)       (30.6)       (47.7)         8.1
Depreciation and
  amortization......................      14.2          8.8          9.6          9.3
Capital expenditures................       2.7          3.4          2.5          1.9

BALANCE SHEET INFORMATION (AT END OF
  PERIOD):
Working capital (deficit)...........    $ 64.9       $ 65.8       $ 91.2       $ (0.9)
Total assets........................     373.0        370.8        371.4        334.2
Total debt..........................      97.0         41.1         39.6        474.6
Redeemable securities:
  Preferred stock...................        --           --           --         25.9

                                         EIGHT
                                         MONTHS      FISCAL YEAR      THREE MONTHS ENDED
                                         ENDED          ENDED       -----------------------
                                      DECEMBER 30,   DECEMBER 29,   MARCH 31,    MARCH 30,
                                          2000           2001          2001         2002
                                      ------------   ------------   ----------   ----------
                                       (35 weeks)     (52 weeks)    (13 weeks)   (13 weeks)
                                             (in millions, except per share amounts)
PER SHARE INFORMATION:
Basic net income per share:
  (Loss) income before extraordinary
    item............................     $ 0.13         $ 1.37        $ 0.20       $ 0.35
  Extraordinary item, net of
    taxes...........................         --          (0.03)           --           --
                                         ------         ------        ------       ------
  Net (loss) income.................     $ 0.13         $ 1.34        $ 0.20       $ 0.35
                                         ======         ======        ======       ======
Diluted net income per share:
  (Loss) income before extraordinary
    item............................     $ 0.13         $ 1.34        $ 0.20       $ 0.34
  Extraordinary item, net of
    taxes...........................         --          (0.03)           --           --
                                         ======         ======        ======       ======
  Net (loss) income(2)..............     $ 0.13         $ 1.31        $ 0.20       $ 0.34
                                         ======         ======        ======       ======
Basic weighted average number of
  shares(3).........................      112.0          108.7         112.0        105.6
                                         ======         ======        ======       ======
Diluted weighted average number of
  shares(3).........................      112.0          111.0         113.6        108.1
                                         ======         ======        ======       ======
OTHER FINANCIAL INFORMATION:
Net cash provided by (used in):
  Operating activities..............     $ 28.9         $121.6        $ 55.5       $ 73.2
  Investing activities..............      (21.6)        (120.1)        (92.1)       (47.8)
  Financing activities..............       (8.0)         (21.4)         30.8        (14.2)
Depreciation and
  amortization......................        6.6           13.2           3.4          1.2
Capital expenditures................        3.6            3.8           0.7          1.0
BALANCE SHEET INFORMATION (AT END OF
  PERIOD):
Working capital (deficit)...........     $ 10.2         $(24.1)       $(28.9)      $(57.9)
Total assets........................      346.2          482.8         413.2        537.5
Total debt..........................      470.7          474.0         495.7        485.7
Redeemable securities:
  Preferred stock...................       26.0           26.0          26.4           --

----------------------------------
(1) In connection with a restructuring and reorganization announced during fiscal 1997, we recorded a restructuring charge of $51.7 million, of which $49.6 million is included in cost of revenues and $2.1 million is included in selling, general and administrative expenses.

(2) Effective December 30, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," and as a result, we are no longer amortizing our goodwill. Had we adopted this standard at the beginning of fiscal 1997, our net (loss) income and diluted earnings per share would have been $(20.7) million and $(0.08) for fiscal 1997, $26.9 million and $0.10 for fiscal 1998, $51.3 million and $0.18 for fiscal 1999, $40.6 million and $0.22 for fiscal 2000, $16.7 million and $0.15 for the eight months ended December 30, 2000, $152.0 million and $1.37 for fiscal 2001, and
    $24.3 million and $0.21 for the three months ended March 31, 2001, respectively. See note 2 to our audited consolidated financial statements.

(3) Prior to our acquisition by Artal Luxembourg on September 29, 1999, there were 4,705 shares of our common stock outstanding. In connection with the transactions related to our acquisition, we declared a stock split that resulted in 276,428,607 outstanding shares of our common stock. We have adjusted our historical statements to reflect the stock split. We then repurchased 164,441,039 shares in connection with the transactions so that upon completion of our acquisition, there were 111,987,568 shares of our common stock outstanding.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED, REFERENCES TO THE 1997, 1998, 1999, 2000 AND 2001 FISCAL YEARS ARE TO OUR FISCAL YEARS ENDED APRIL 26, 1997, APRIL 25, 1998, APRIL 24, 1999, APRIL 29, 2000 AND DECEMBER 29, 2001, RESPECTIVELY. AFTER THE FISCAL YEAR ENDED APRIL 29, 2000, WE CHANGED OUR FISCAL YEAR END TO THE SATURDAY CLOSEST TO DECEMBER 31. ACCORDINGLY, THE FISCAL YEAR ENDED DECEMBER 30, 2000 IS AN EIGHT-MONTH PERIOD.

OVERVIEW

    We are the leading provider of weight-loss services in 27 countries around the world. We conduct our business through a combination of company-owned and franchise operations, with company-owned operations accounting for 68% of total worldwide attendance in the first three months of 2002. For the first three months of 2002, 67% of our revenues were derived from our U.S. operations, and the remaining 33% of our revenues were derived from our international operations. We derive our revenues principally from:

    - MEETING FEES. Our members pay us a weekly fee to attend our classes.

    - PRODUCT SALES. We sell proprietary products that complement our program, such as snack bars, books, CD-ROMs and POINTS calculators, to our members and franchisees.

    - FRANCHISE ROYALTIES. Our franchisees typically pay us a royalty fee of 10% of their meeting fee revenues.

    - OTHER. We license our brand for certain foods, books and other products. We also generate revenues from the publishing of books and magazines and third-party advertising.

    The following graph sets forth our revenues by category for the 1997, 1998, 1999 and 2000 fiscal years, the twelve months ended December 30, 2000 and the 2001 fiscal year.

                                REVENUE SOURCES
                                 (in millions)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       FISCAL YEAR ENDED   FISCAL YEAR ENDED   FISCAL YEAR ENDED   FISCAL YEAR ENDED   TWELVE MONTHS ENDED
                        APRIL 26, 1997      APRIL 25, 1998      APRIL 24, 1999      APRIL 29, 2000      DECEMBER 30, 2000
NACO meeting fees           $ 86.50             $ 93.80             $122.30             $130.80              $150.30
International com-
pany-owned meeting
fees                        $113.60             $129.00             $143.80             $145.30              $141.90
Product sales               $ 30.80             $ 46.70             $ 57.30             $ 91.60              $112.30
Franchise royalties         $ 13.90             $ 17.90             $ 23.20             $ 25.80              $ 28.30
Other                       $ 14.10             $  9.00             $ 18.00             $  6.00              $  6.60
Pre-packaged meals
(Discontinued)              $ 34.00             $  0.80             $  0.00             $  0.00              $  0.00
Total                       $292.80             $297.20             $364.60             $399.50              $439.40

                       FISCAL YEAR ENDED
                       DECEMBER 29, 2001
NACO meeting fees           $262.50
International com-
pany-owned meeting
fees                        $153.20
Product sales               $170.40
Franchise royalties         $ 28.30
Other                       $  9.50
Pre-packaged meals
(Discontinued)              $  0.00
Total                       $623.90

* Revenues for fiscal 2001 include the results of Weighco Enterprises Ltd. ("Weighco") from its acquisition by us on January 16, 2001. For the twelve months ended December 30, 2000, Weighco's revenues were $59.7 million.

    In fiscal 1997, we made the strategic decision to discontinue the sale of pre-packaged meals in our NACO classroom meetings (which were added in 1990 by our former owner, Heinz) and to introduce to our NACO operations some of the best practices developed by our European managers. After our acquisition by Artal Luxembourg in 1999, we reorganized our management and strengthened our strategic focus. Since 1997, our revenues and operating income have increased principally as a result of:

    - INCREASED NACO CLASSROOM ATTENDANCE. As a result of our decision to re-focus our meetings exclusively on our group education approach and the introduction of our POINTS-based diet developed in the United Kingdom and our LIBERTY/LOYALTY meeting fee pricing strategy developed in France, our NACO classroom attendance, excluding the impact of our acquisitions, grew between fiscal 1997 and fiscal 2001 at a compound annual rate of 19.0%. Including the acquisition of Weighco, our attendance over this period grew from 7.8 million to 23.5 million. This increase brought our NACO operations' penetration in our target market to over 9.5%.

    - OUR RETURN TO A VARIABLE COST STRUCTURE IN OUR NACO OPERATIONS. The introduction of pre-packaged meals required us to invest in a fixed cost infrastructure. By abandoning pre-packaged meals, we returned our NACO operations to their historical variable cost structure. As a result, operating income margin in our NACO operations increased from being negative in fiscal 1997 to over 34% in fiscal 2001.

    - ACCELERATED GROWTH IN CONTINENTAL EUROPE. In Continental Europe, we have accelerated growth by adapting our business model to local conditions, implementing more aggressive marketing programs tailored to the local markets and increasing the number of meetings ahead of anticipated demand. Between fiscal 1997 and fiscal 2001, attendance in our Continental European operations grew at a compound annual rate of 18.8%.

    - INCREASED PRODUCT SALES. We have increased our product sales by 454% from fiscal 1997 to fiscal 2001 as a result of our growing attendance, introducing new products and optimizing our product mix. In our meetings, we have increased product sales per attendance from $1.32 to $2.75 over the same period.

    Our worldwide attendance in our company-owned operations has grown by 104%, from 23.0 million in fiscal 1997 to 47.0 million in fiscal 2001, and our operating income margin has grown from 6.7% (before a restructuring charge) in fiscal 1997 to 31.2% in fiscal 2001.

                     ATTENDANCE IN COMPANY-OWNED OPERATIONS
                                 (in millions)

                                                                                  EIGHT          TWELVE
                                         FISCAL YEAR ENDED                        MONTHS         MONTHS       FISCAL YEAR
                       -----------------------------------------------------      ENDED          ENDED           ENDED
                        APRIL 26,     APRIL 25,     APRIL 24,     APRIL 29,    DECEMBER 30,   DECEMBER 30,   DECEMBER 29,
                          1997          1998          1999          2000           2000           2000           2001
                       -----------   -----------   -----------   -----------   ------------   ------------   -------------
                       (52 weeks)    (52 weeks)    (52 weeks)    (53 weeks)     (35 weeks)     (54 weeks)     (52 weeks)
United States*.......      7.8           8.4          10.9          13.3            8.9           14.3           23.5
United Kingdom.......      9.1          10.4           9.8          10.6            7.0           11.2           11.6
Continental Europe...      3.9           4.9           5.7           6.1            4.6            7.0            8.7
Other International..      2.2           2.5           3.4           3.3            1.9            3.2            3.2
                          ----          ----          ----          ----           ----          -----           ----
Total................     23.0          26.2          29.8          33.3           22.4           35.7           47.0
                          ====          ====          ====          ====           ====          =====           ====


                          THREE MONTHS ENDED
                       -------------------------
                        MARCH 31,     MARCH 30,
                          2001          2002
                       -----------   -----------
                       (13 weeks)    (13 weeks)
United States*.......       6.1           8.3
United Kingdom.......       3.5           3.4
Continental Europe...       2.5           2.6
Other International..       1.0           0.8
                          -----         -----
Total................      13.1          15.1
                          =====         =====

----------------------------------

* Attendance in the United States does not include attendance of Weighco and Weight Watchers of North Jersey for any period prior to the completion of these acquisitions on January 16, 2001 and January 18, 2002, respectively. For the twelve months ended December 30, 2000, Weighco's attendance was
    4.4 million.

    On January 16, 2001, we acquired the franchised territories and certain business assets of Weighco, one of our largest franchises, for an aggregate purchase price of $83.8 million. On September 4, 2001, we completed the acquisition of the franchised territories and certain business assets of Weight Watchers of Oregon, Inc. for an aggregate purchase price of $13.5 million. On January 18, 2002, we completed the acquisition of the franchised territories and certain business assets of another one of our franchises, Weight Watchers of North Jersey, for an aggregate purchase price of $46.5 million. These acquisitions have been accounted for as purchases. Accordingly, their results of operations have been included in our consolidated operating results since the dates of their respective acquisitions.

CRITICAL ACCOUNTING POLICIES

    We believe the following accounting policies are most important to the portrayal of our financial condition and results of operations and require our most significant judgments.

REVENUE RECOGNITION

    We earn revenue by conducting meetings, selling products and aids in our meetings and to our franchisees, collecting commissions from franchisees operating under the Weight Watchers name and collecting royalties related to licensing agreements. Revenue is recognized when registration fees are paid, services are rendered, products are shipped to customers and title and risk of loss pass to the customer, and commissions and royalties are earned. Deferred revenue, consisting of prepaid lecture income, is amortized into income over the period earned.

DEPRECIATION AND AMORTIZATION

    We depreciate our property and equipment and amortize our other intangible assets and, historically, our goodwill using the straight-line method. Other intangibles are being amortized over 3 to 5 years. Effective December 30, 2001, we adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." As a result, we no longer amortize goodwill, but are required to review goodwill for impairment at least annually.

HEDGING INSTRUMENTS

    We enter into forward and swap contracts to hedge transactions denominated in foreign currencies to reduce currency risk associated with fluctuating exchange rates. These contracts are used primarily to hedge payments arising from some of our foreign currency denominated obligations. In addition, we enter into interest rate swaps to hedge a substantial portion of our variable rate debt.

    We account for our hedging instruments under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivative financial instruments be recorded on the consolidated balance sheet at fair value as either assets or liabilities. Approximately 50% of our derivative financial instruments are effective as hedges, and accordingly, changes in fair value are recorded as a component of other comprehensive income. Gains and losses on derivative instruments reported in accumulated other comprehensive income will be included in earnings in the periods in which earnings are affected by the hedged item. Fair value adjustments for non-qualifying derivative instruments are recorded in our results of operations.

EQUITY INVESTEE

    We own approximately 19.8% of our affiliate and licensee, WeightWatchers.com. We account for our interest under the equity method of accounting. Under a loan agreement between us and WeightWatchers.com, we have advanced WeightWatchers.com $34.2 million. All of the equity losses from WeightWatchers.com have been recorded against our loan. In addition, we have fully reserved for the remaining loan balance.

RESULTS OF OPERATIONS

    The following table summarizes our historical income from operations as a percentage of revenues for fiscal 1999 and fiscal 2000, the eight months ended December 30, 2000, the twelve months ended December 30, 2000, fiscal 2001 and the three months ended March 31, 2001 and March 30, 2002:

                                   FISCAL YEARS                                                          THREE MONTHS
                                       ENDED           EIGHT MONTHS   TWELVE MONTHS   FISCAL YEAR            ENDED
                               ---------------------      ENDED           ENDED          ENDED       ---------------------
                               APRIL 24,   APRIL 29,   DECEMBER 30,   DECEMBER 30,    DECEMBER 29,   MARCH 31,   MARCH 30,
                                 1999        2000          2000           2000            2001         2001        2002
                               ---------   ---------   ------------   -------------   ------------   ---------   ---------
Total revenues, net..........    100.0%      100.0%       100.0%          100.0%         100.0%        100.0%      100.0%
Cost of revenues.............     49.1        50.4         51.0            49.6           45.9          45.0        45.2
                                 -----       -----        -----           -----          -----         -----       -----
Gross profit.................     50.9        49.6         49.0            50.4           54.1          55.0        54.8
Marketing expenses...........     14.5        12.9          9.9            12.5           11.2          15.8        13.8
Selling, general and
  administrative expenses....     14.1        13.4         12.6            12.8           11.7          11.2         7.6
                                 -----       -----        -----           -----          -----         -----       -----
Operating income.............     22.3%       21.2%        26.5%           25.1%          31.2%         28.0%       33.4%
                                 =====       =====        =====           =====          =====         =====       =====

COMPARISON OF THE THREE MONTHS ENDED MARCH 30, 2002 (13 WEEKS) TO THE THREE MONTHS ENDED MARCH 31, 2001 (13 WEEKS).

    Net revenues were $212.5 million for the three months ended March 30, 2002, an increase of $40.5 million, or 23.5%, from $172.0 million for the three months ended March 31, 2001. Of the $40.5 million increase, $23.0 million was attributable to classroom meeting fees, $15.7 million to total company product sales, $1.3 million to franchise royalties and $0.5 million to licensing, publications and other royalties. Our business is seasonal, with revenues generally highest in the first half of the fiscal year.

    Classroom meeting fees were $134.4 million for the three months ended March 30, 2002 as compared to $111.4 million for the three months ended March 30, 2001. NACO classroom meeting fees were $90.3 million for the three months ended March 30, 2002, an increase of $26.1 million, or 40.7%, from $64.2 million for the three months ended March 31, 2001. The increase in NACO classroom meeting fees was the result of a 35.9% increase in member attendance. International company-owned classroom meeting fees were $44.1 million for the three months ended March 30, 2002, a decrease of $3.1 million, or 6.6%, from $47.2 million for the three months ended March 31, 2001. The decrease in international company-owned classroom meeting fees was the result of negative exchange rate variances and a 2.2% decrease in member attendance.

    Product sales were $65.5 million for the three months ended March 30, 2002, an increase of $15.7 million, or 31.5%, from $49.8 million for the three months ended March 31, 2001. Product sales increased 48.4% to $41.1 million domestically and 10.4% to $24.4 million internationally, reflecting our strategy to focus product sales efforts on core classroom products. Average product sales per attendance have increased in all regions.

    Franchise royalties were $7.9 million domestically and $1.6 million internationally for the three months ended March 30, 2002. In total, franchise royalties increased $1.3 million, or 15.9%, from $8.2 million for the three months ended March 31, 2001, on the strength of increased member attendance.

    Royalties from licensing, publications and other were $3.1 million for the three months ended March 30, 2002, up $0.5 million, or 19.2%, from $2.6 million for the three months ended March 31, 2001. This increase was primarily the result of licensing royalty income from WeightWatchers.com.

    Cost of revenues was $96.0 million for the three months ended March 30, 2002, an increase of $18.6 million, or 24.0%, from $77.4 million for the three months ended March 31, 2001. Gross profit margin was 54.8% for the three months ended March 30, 2002, slightly lower than the 55.0% level of the three months ended March 31, 2001.

    Marketing expenses were $29.3 million for the three months ended March 30, 2002, an increase of $2.2 million, or 8.1%, from $27.1 million for the three months ended March 31, 2001. The increase in marketing expenses was primarily in support of the continued enrollment growth of the business. As a percentage of net revenues, marketing expenses decreased from 15.8% for the three months ended March 31, 2001 to 13.8% for the three months ended March 30, 2002.

    Selling, general and administrative expenses were $16.1 million for the three months ended March 30, 2002, a decrease of $3.1 million, or 16.1%, from $19.2 million for the three months ended March 31, 2001. The decrease in selling, general and administrative expenses was the result of two items that occurred in the three months ended March 31, 2001: a one-time charge of $4.0 million for the write-off of a receivable from a licensing agreement and $2.2 million of goodwill amortization. As a result of the adoption of SFAS Nos. 141 and 142, we no longer amortize goodwill, but rather review goodwill annually for impairment.

    As a result of the above, operating income was $71.1 million for the three months ended March 30, 2002, an increase of $22.8 million, or 47.2%, from $48.3 million for the three months ended March 31, 2001.

    Other income, net was $0.6 million for the three months ended March 30, 2002 as compared to $1.0 million for the three months ended March 31, 2001. In the three months ended March 31, 2001, the write-off of the loan to WeightWatchers.com was more than offset by an unrealized currency gain. In the three months ended March 30, 2002, we experienced a lesser unrealized currency gain and did not make any advances to WeightWatchers.com.

COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 29, 2001 (52 WEEKS) TO THE TWELVE MONTHS ENDED DECEMBER 30, 2000 (54 WEEKS).

    When we refer to pro forma for the acquisition of Weighco, we give effect to the acquisition as if it had occurred at January 1, 2000. Accordingly, pro forma results for the twelve months ended December 30, 2000 include Weighco's results for that same period.

    Net revenues were $623.9 million for the fiscal year ended December 29, 2001, an increase of $184.5 million, or 42.0%, from $439.4 million for the twelve months ended December 30, 2000. Of the $184.5 million increase, $112.2 million was attributable to NACO classroom meeting fees, $11.3 million from international company-owned classroom meeting fees, $58.1 million from product sales and $2.9 million from licensing, publications and other royalties. Pro forma for the acquisition of Weighco, net revenues for the twelve months ended December 30, 2000 were $488.2 million.

    NACO classroom meeting fees were $262.5 million for the fiscal year ended December 29, 2001, an increase of $112.2 million, or 74.7%, from $150.3 million for the twelve months ended December 30, 2000. International company-owned classroom meeting fees were $153.2 million for the fiscal year ended
December 29, 2001, an increase of $11.3 million, or 8.0%, from $141.9 million for the twelve months ended December 29, 2000. NACO meeting fees benefited from the inclusion of Weighco in the current fiscal year. Additionally, the increases in NACO and international company-owned meeting fees were the result of increased member attendance and the roll-out of new program innovations and price increases in select markets, offset in part by negative exchange rate variances.

    Product sales were $170.4 million for the fiscal year ended December 29, 2001, an increase of $58.1 million, or 51.7%, from $112.3 million for the twelve months ended December 30, 2000. NACO and international company-owned product sales were $99.7 million and $70.7 million, respectively. The increases in product sales were primarily the result of increased member attendance and our strategy to focus sales efforts on core classroom products, which has increased average product sales per attendance.

    Franchise royalties were $28.3 million for both the fiscal year ended December 29, 2001 and for the twelve months ended December 30, 2000. For the fiscal year ended December 29, 2001, domestic and international franchise royalties were $23.3 million and $5.0 million, respectively. We collected franchise royalties from Weighco prior to our acquisition of Weighco on January 16, 2001. Excluding royalties collected from Weighco prior to its acquisition by us, our franchise revenue increased by 24.4% for fiscal 2001. This increase was primarily the result of increased member attendance, offset in part by negative exchange rate variances.

    Royalties from licensing, publications and other were $9.5 million for the fiscal year ended December 29, 2001, an increase of $2.9 million, or 43.9%, from $6.6 million for the twelve months ended December 30, 2000. This increase was driven by an increase in advertising revenue from WEIGHT WATCHERS MAGAZINE and an increase in licensing royalties.

    Cost of revenues was $286.4 million for the fiscal year ended December 29, 2001, an increase of $68.4 million, or 31.4%, from $218.0 million for the twelve months ended December 30, 2000. Gross profit margin was 54.1% for the fiscal year ended December 29, 2001, compared to 50.4% for the twelve months ended December 30, 2000. Typically, the gross profit margin for meeting fee revenue is slightly higher than the gross profit margin for product sales. The increase in gross profit margin was partly due to a $3.8 million non-recurring expense related to the elimination of a profit sharing agreement with certain franchisees in the twelve months ended December 30, 2000. Excluding this charge, the gross profit margin for the twelve months ended December 30, 2000 was 51.3%. The remaining increase in gross profit margin reflected increased attendance, price increases and cost control initiatives.

    Marketing expenses were $69.7 million for the fiscal year ended
December 29, 2001, an increase of $14.9 million, or 27.2%, from $54.8 million for the twelve months ended December 30, 2000. The increase in marketing expenses was primarily the result of additional advertising to promote the new program innovations as well as a result of the acquisition of Weighco. As a percentage of net revenues, marketing expenses decreased from 12.5% for the twelve months ended December 30, 2000 to 11.2% for the fiscal year ended December 29, 2001.

    Selling, general and administrative expenses were $73.0 million for the fiscal year ended December 29, 2001, an increase of $16.7 million, or 29.7%, from $56.3 million for the twelve months ended December 30, 2000. As a percentage of net revenues, these costs decreased from 12.8% for the twelve months ended December 30, 2000 to 11.7% for the fiscal year ended December 29, 2001. The increase in selling, general and administrative expenses was the result of a one-time charge of $6.2 million for the write-off of a receivable from a licensing agreement, increases in salary and incentive compensation and goodwill amortization due to the Weighco acquisition. Selling, general and administrative expenses, excluding goodwill amortization of $9.8 million and $6.2 million for the fiscal year ended December 29, 2001 and the twelve months ended December 30, 2000, were $63.2 million and $50.1 million, respectively.

    As a result of the above, operating income was $194.8 million for the fiscal year ended December 29, 2001, an increase of $84.5 million, or 76.6%, from $110.3 million for the twelve months ended December 30, 2000. Pro forma for the acquisition of Weighco, operating income for the twelve months ended
December 30, 2000 was $125.6 million. Pro forma for the acquisition of Weighco, operating income increased by 55.1% for the fiscal year ended December 29, 2001. Operating income, excluding goodwill amortization of $9.8 million and $6.2 million for the fiscal year ended December 29, 2001 and the twelve months ended December 30, 2000, was $204.6 million and $116.5 million, respectively.

    Other expenses, net were $13.2 million for the fiscal year ended
December 29, 2001, an increase of $9.7 million, or 277.1%, from $3.5 million for the twelve months ended December 30, 2000. This increase was primarily due to changes in unrealized currency gains and losses and advances to WeightWatchers.com.

    Provision for (benefit from) income taxes was ($23.2) million for the fiscal year ended December 29, 2001, a decrease of $41.3 million, or 228.2%, from $18.1 million for the twelve months ended December 30, 2000. The decrease was due to a one-time benefit of $71.9 million for the reversal of the remaining valuation allowance set up in conjunction with our acquisition by Artal Luxembourg. At the time of this transaction, we determined that it was more likely than not that a portion of the deferred tax asset would not be utilized. Therefore, a valuation allowance of approximately $72.1 million was established against the corresponding deferred tax asset. Based on our performance since this transaction, we determined that the valuation allowance is no longer required.

    An extraordinary charge on the early extinguishment of debt, net of taxes, was $2.9 million for the fiscal year ended December 29, 2001. The one-time charge of $2.9 million related to the refinancing of our term loan B facility, term loan D facility and the transferable loan certificate. The term loan B facility, term loan D facility and the transferable loan certificate were repaid in the amount of $71.0 million, $19.0 million and $82.0 million, respectively, and replaced with a new term loan B facility of $108.0 million and a new transferable loan certificate of $64.0 million.

COMPARISON OF THE EIGHT MONTHS ENDED DECEMBER 30, 2000 (35 WEEKS) TO THE EIGHT MONTHS ENDED DECEMBER 18, 1999 (34 WEEKS).

    Net revenues were $273.2 million for the eight months ended December 30, 2000, an increase of $36.2 million, or 15.3%, from $237.0 million for the eight months ended December 18, 1999. Of the $36.2 million increase, $19.5 million was attributable to NACO classroom meeting fees, $2.3 million from foreign company-owned classroom meeting fees, $2.5 million from franchise royalties, $11.7 million from product sales and $0.2 million from licensing, publications and other royalties.

    NACO classroom meeting fee revenues were $96.8 million for the eight months ended December 30, 2000, an increase of 25.3% from $77.3 million for the eight months ended December 18, 1999. This increase in NACO classroom meeting fee revenues was the result of a 14.2% increase in member attendance as well as a price increase in meetings fees in the majority of our markets for our NACO operations. Our foreign company-owned classroom meeting fee revenues were $87.3 million for the eight months ended December 30, 2000, an increase of 2.7% from $85.0 million for the eight months ended December 18, 1999. This performance was the result of a 7.9% increase in attendance offset by negative exchange rate variances.

    Franchise royalties were $17.7 million for the eight months ended
December 30, 2000, an increase of 17.2% from $15.1 million for the eight months ended December 18, 1999. This increase was primarily the result of an increase in member attendance offset by negative exchange rate variances.

    Product sales were $66.4 million for the eight months ended December 30, 2000, an increase of 21.4% from $54.7 million for the eight months ended December 18, 1999. This increase in product sales was primarily the result of increased member attendance and our strategy to focus sales efforts on core classroom products.

    Royalties from licensing, publications and other were $5.1 million for the eight months ended December 30, 2000, an increase of 4% from $4.9 million for the eight months ended December 18, 1999.

    Cost of revenues was $139.3 million for the eight months ended December 30, 2000, an increase of 13.8% from $122.4 million for the eight months ended December 18, 1999. This increase was primarily the result of an increased number of meetings to accommodate attendance growth and increased product sales. Gross profit margin was 49.0% for the eight months ended December 30, 2000, compared to 48.4% for the eight months ended December 18, 1999. The increase in gross profit margin was primarily due to an increase in attendance per meeting and a change in product mix with a greater focus on higher margin core products.

    Marketing expenses were $27.0 million for the eight months ended
December 30, 2000, a decrease of 3.1% from $27.8 million for the eight months ended December 18, 1999. As a percentage of revenues, marketing expenses decreased from 11.7% for the eight months ended December 18, 1999 to 9.9% for the eight months ended December 30, 2000 as a result of our efforts to improve the effectiveness of our marketing program.

    Selling, general and administrative expenses were $34.4 million for the eight months ended December 30, 2000, an increase of 10.6% from $31.1 million for the eight months ended December 18, 1999. This increase was partly the result of an increase in incentive compensation as well as other professional fees incurred. As a percentage of net revenues, these costs decreased from 13.1% for the eight months ended December 18, 1999 to 12.6% for the eight months ended December 30, 2000.

    As a result of the above, our operating income was $72.5 million for the eight months ended December 30, 2000, an increase of 34.8% from operating income of $53.8 million, excluding a one-time charge of $8.3 million for transaction costs and $1.8 million of discontinued food royalties for the eight months ended December 18, 1999.

COMPARISON OF THE FISCAL YEAR ENDED APRIL 29, 2000 (53 WEEKS) TO THE FISCAL YEAR ENDED APRIL 24, 1999 (52 WEEKS).

    Net revenues were $399.6 million for the fiscal year ended April 29, 2000, an increase of $35.0 million, or 9.6%, from $364.6 million for the fiscal year ended April 24, 1999. Of the $35.0 million increase, $8.5 million was attributable to our NACO classroom meeting fees, $8.8 million from our foreign company-owned classroom meeting fees, $2.6 million from franchise royalties and $26.9 million from product sales. These increases were offset by an $11.8 million decrease in royalties from licensing, publications and other. The $11.8 million decrease was primarily attributable to the discontinuation of food royalties from Heinz, offset in part by the recognition in the fiscal year ended April 24, 1999 of the present value of the guaranteed future payments from a licensing agreement. Adjusting for the discontinued food royalties of $1.8 million, net revenues were $397.8 million for the fiscal year ended
April 29, 2000, an increase of 13.5% from $350.6 million (excluding
$8.7 million from non-recurring revenues from the licensing agreement and $5.3 million from discontinued food royalties) for the fiscal year ended
April 24, 1999.

    NACO classroom meeting fee revenues were $130.8 million for the fiscal year ended April 29, 2000, an increase of 6.9% from $122.3 million for the fiscal year ended April 24, 1999, net of promotional allowances of $5.7 million and $23.0 million, respectively. This increase in our NACO classroom meeting fee revenues was the result of a 22% increase in member attendance, partially offset by lower average meeting fee revenues per attendance as a result of the roll-out of the LIBERTY/LOYALTY pricing strategy. LIBERTY/LOYALTY provides members the option of committing to consecutive weekly attendance and paying a lower weekly fee with penalties for missed classes, or paying a higher weekly fee without the missed meeting penalties. Our revenues from foreign company-owned classroom meeting fees were $152.7 million for the fiscal year ended April 29, 2000, an increase of 6.1% from $143.9 million for the fiscal year ended April 24, 1999, net of promotional allowances of $17.4 million and $17.2 million, respectively. This increase in our foreign company-owned classroom meeting fee revenues was the result of a 6.1% increase in international attendance in the United Kingdom, Continental Europe and Australia.

    Domestic franchise royalties were $21.3 million for the fiscal year ended April 29, 2000, an increase of 11.5% from $19.1 million for the fiscal year ended April 24, 1999. This increase in domestic franchise royalties was primarily the result of an increase in member attendance due to improved training and support and increased marketing effectiveness. International franchise royalties were $4.5 million for the fiscal year ended April 29, 2000, an increase of 9.8% from $4.1 million for the fiscal year ended April 24, 1999. This increase was primarily the result of our strong performance in Canada and Ireland.

    Product sales were $84.2 million for the fiscal year ended April 29, 2000, an increase of 47.0% from $57.3 million for the fiscal year ended April 24, 1999. This increase in product sales was primarily the result of increased member attendance and our strategy to focus sales efforts on core classroom products, including our newly introduced snack bars.

    Royalties from licensing, publications and other were $6.1 million for the fiscal year ended April 29, 2000, a decrease of 66% from $17.9 million for the fiscal year ended April 24, 1999, which was primarily due to discontinued food royalties from Heinz, offset in part by an increase in royalties from licensing agreements.

    Cost of revenues was $201.4 million for the fiscal year ended April 29, 2000, an increase of 12.6% from $178.9 million for the fiscal year ended
April 24, 1999. This increase was primarily the result of an increased number of meetings to accommodate attendance growth and growing product sales. Our gross profit margin was 49.4% for the fiscal year ended April 29, 2000, excluding
$1.8 million from discontinued food royalties, compared to 49.0% for the fiscal year ended April 24, 1999, excluding $8.7 million from non-recurring revenues from a licensing agreement and $5.3 million from discontinued food royalties.

    Marketing expenses were $51.5 million for the fiscal year ended April 29, 2000, a decrease of 2.6% from $52.9 million for the fiscal year ended April 24, 1999, net of promotional allowances of $23.0 million and $40.2 million, respectively. Our marketing program remained unchanged. The decrease of $1.4 million was related to amounts expended under Heinz's marketing programs in the fiscal year ended April 24, 1999 and the discontinuation of food royalties-related marketing rebate expenses.

    Selling, general and administrative expenses were $53.8 million for the fiscal year ended April 29, 2000, an increase of 4.5% from $51.5 million for the fiscal year ended April 24, 1999. As a percentage of net revenues, excluding $1.8 million from discontinued food royalties in the fiscal year ended
April 29, 2000 and excluding $8.7 million from non-recurring revenues from a licensing agreement and $5.3 million from discontinued food royalties in the fiscal year ended April 24, 1999, these costs were 13.5% for the fiscal year ended April 29, 2000, compared to 14.7% for the fiscal year ended April 24, 1999. This percentage decrease was due to the continued benefit of our restructuring and reorganization program.

    As a result of the above, our operating income was $91.1 million, excluding a one-time charge of $8.3 million of transaction costs and $1.8 million in revenues from discontinued food royalties, for the year ended April 29, 2000, an increase of 35.4% from operating income of $67.3 million, excluding
$8.7 million of non-recurring revenues from a licensing agreement and $5.3 million from discontinued food royalties, for the fiscal year ended
April 24, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    For the fiscal year ended December 29, 2001 and for the three months ended March 30, 2002, our primary source of funds to meet working capital needs was cash from operations. For the fiscal year ended December 29, 2001, cash and cash equivalents decreased $21.2 million to $23.3 million. Cash flows provided by operating activities of $121.6 million were used primarily for investing activities. Cash flows used for investing activities of $120.1 million were primarily attributable to $84.4 million (including acquisition costs) paid in connection with the Weighco acquisition and $13.5 million paid in connection with the acquisition of our Oregon franchise, loans totaling $17.3 million made to WeightWatchers.com and capital expenditures of $3.8 million. Net cash flows used for financing activities of $21.4 million consisted primarily of proceeds from borrowings under our senior credit facilities of $60.0 million, offset by the payment of dividends on our preferred stock of $1.5 million, payments associated with the cost of the public equity offering by certain of our stockholders of $1.0 million, repayments of principal on our outstanding senior credit facilities of $50.8 million and the repurchase of 6,719,254 shares of our common stock held by Heinz for $27.1 million.

    For the three months ended March 30, 2002, cash and cash equivalents increased $11.2 million to $34.5 million. Cash flows of $73.2 million provided by operating activities and $58.5 million of proceeds from borrowings under our senior credit facilities were used primarily for investing and financing activities. Investing activities totaled $47.8 million in the three months ended March 30, 2002 and were primarily attributable to $46.5 million paid in connection with the acquisition of our North Jersey franchise and $1.0 million invested in capital expenditures. Cash used for financing activities included repayments of $45.6 million in principal on our senior credit facilities, the repurchase of all of our outstanding preferred stock for $25.0 million and the cumulative final payment of $1.2 million of dividends on our preferred stock. In total, after proceeds from borrowings of $58.5 million, net cash used for financing activities totaled $14.2 million.

    Capital spending has averaged approximately $3 million annually over the last four years and has consisted primarily of leasehold improvements, computer equipment and information system upgrades.

    Our total debt was $474.0 million and $485.7 million at December 29, 2001 and March 30, 2002, respectively. As of December 29, 2001 and March 30, 2002, we had approximately $45.0 million and $28.5 million of additional borrowing capacity available under our revolving credit facility. On January 16, 2001, we acquired the franchise territories and certain business assets of Weighco for $83.8 million. We financed the acquisition with available cash of $23.8 million and additional borrowings of $60.0 million under our senior credit facilities.

    Our total debt of $485.7 million at March 30, 2002 is due to be repaid as follows (in millions):

Remainder of year 2002......................................   $ 28.6
2003........................................................     20.2
2004........................................................     17.6
2005........................................................     17.0
2006........................................................      1.7
2007 and thereafter.........................................    400.6
                                                               ------
                                                               $485.7
                                                               ======

Debt obligations due to be repaid in the next twelve months are expected to be satisfied with operating cash flows.

    Our credit ratings by Moody's at March 30, 2002 for the credit facilities and senior subordinated notes were "Ba1" and "Ba3", respectively. Our credit ratings by Standard & Poor's at March 30, 2002 for the senior credit facilities and senior subordinated notes were "BB-" and "B", respectively.

    Our debt consists of both fixed and variable-rate instruments. At
December 29, 2001 and March 30, 2002, fixed-rate debt constituted approximately 50.3% and 48.9% of our total debt, respectively. The average interest rate on our debt was approximately 8.6% at December 29, 2001 and March 30, 2002.

    We believe that cash flows from operating activities will be sufficient for the next twelve months to fund currently anticipated capital expenditure requirements, debt service requirements and working capital requirements. Any future acquisitions, joint ventures or other similar transactions could require additional capital and we cannot be certain that any additional capital will be available on acceptable terms or at all.

    The balances under our senior credit facilities as of March 30, 2002 were $248.5 million, consisting of $60.0 million of borrowings under our term loan A facility, $108.0 million of borrowings under our term loan B facility, $64.0 million of borrowings under our transferable loan certificate facility and $16.5 million of borrowings under our revolving credit facility. As of March 30, 2002, $28.5 million was available under the revolving credit facility for additional borrowings. The term loan A facility matures on September 30, 2005, the term loan B facility matures on December 31, 2007, the transferable loan certificate facility matures on December 31, 2007 and the revolving credit facility matures on September 30, 2005.

    The term loan A facility, the term loan B facility, the transferable loan certificate facility and the revolving credit facility bear interest at a rate equal to (a) in the case of the term loan A facility and the revolving credit facility, LIBOR plus 1.75% or, at our option, the alternate base rate (as defined in the senior credit facilities) plus 0.75%, (b) in the case of the term loan B facility and the transferable loan certificate facility, LIBOR plus 2.50% or, at our option, the alternate base rate plus 1.50%. In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility with respect to the unused commitments at a rate equal to 0.50% per year.

    Our senior credit facilities contain covenants that restrict our ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets and enter into consolidations, mergers and transfers of all or substantially all of our assets. Our senior credit facilities also require us to maintain specified financial ratios and satisfy financial condition tests.

    We issued $150.0 million in aggregate principal amount of senior subordinated notes and E100.0 million in aggregate principal amount of senior subordinated notes in connection with our acquisition by Artal Luxembourg. Our senior subordinated notes mature in 2009 and bear interest at a rate of 13% per annum. Our obligations under the notes are subordinate and junior in right of payment to all of our existing and future senior indebtedness, including all indebtedness under the senior credit facilities. The indentures, pursuant to which the notes were issued, restrict our ability to incur additional indebtedness, issue shares of disqualified stock and preferred stock, pay dividends, make other restricted payments, including investments, create limitations on the ability of our subsidiaries to pay dividends or make certain payments to us, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

    As of December 29, 2001, we had one million shares of Series A Preferred Stock issued and outstanding with a preference value of $25.0 million. Holders of the Series A Preferred Stock were entitled to receive dividends at an annual rate of 6% payable annually in arrears. On March 1, 2002, we redeemed all of our Series A Preferred Stock held by Heinz for a redemption price of $25.0 million plus accrued and unpaid dividends. The redemption was financed through additional borrowings of $12.0 million under the revolving credit facility and cash from operations.

    We are obligated under non-cancelable operating leases primarily for office and rent facilities. We have also guaranteed the performance of WeightWatchers.com's lease of its office space at 888 Seventh Avenue, New York, New York. The annual rent rate for this WeightWatchers.com lease is $0.5 million plus increases for operating expenses and real estate taxes. This lease expires in September 2003. Rent expense charged to operations under all our leases for the fiscal year ended December 29, 2001 was approximately $14.8 million. Future minimum lease payments under these agreements are as follows (in millions):

2002........................................................   $13.0
2003........................................................     9.1
2004........................................................     5.9
2005........................................................     3.9
2006........................................................     2.4
2007 and thereafter.........................................    15.9
                                                               -----
                                                               $50.2
                                                               =====

    Our ability to fund our capital expenditure requirements, interest, principal and dividend payment obligations and working capital requirements and to comply with all of the financial covenants under our debt agreements depends on our future operations, performance and cash flow. These are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

SEASONALITY

    Our business is seasonal, with revenues generally decreasing at year end and during the summer months. Our advertising schedule supports the three key enrollment-generating seasons of the year: winter, spring and fall. Due to the timing of our marketing expenditures, particularly the higher level of expenditures in the first quarter, our operating income for the second quarter is generally the strongest, with the fourth quarter being the weakest.

ACCOUNTING STANDARDS

    In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or "SFAS" No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of AICPA Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We adopted SFAS 144 on December 30, 2001 and we will adopt SFAS 143 on December 29, 2002. The adoption of SFAS No. 144 did not have, and we do not expect that the adoption of SFAS No. 143 will have, a material impact on our consolidated financial position or results of operations.

    In June 2001, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives," which is effective no later than periods beginning after December 15, 2001. EITF Issue No. 00-14 addresses the recognition, measurement and statement of earnings classification for certain sales incentives. EITF Issue No. 00-14 was effective for us beginning December 30, 2001. The adoption of EITF Issue No. 00-14 did not have a material effect on our consolidated results of operations.

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses the mandatory use of the purchase method of accounting for business combinations, elimination of indefinite life goodwill amortization, a revised framework for testing goodwill, impairment at a "reporting unit" level and new criteria for the identification and potential amortization of other intangible assets. We adopted SFAS No. 142 on December 30, 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to foreign currency fluctuations and interest rate changes. Our exposure to market risk for changes in interest rates relates to the fair value of long-term fixed rate debt and interest expense of variable rate debt. We have historically managed interest rates through the use of, and our long-term debt is currently composed of, a combination of fixed and variable rate borrowings. Generally, the fair market value of fixed rate debt will increase as interest rates fall and decrease as interest rates rise.

    Based on the overall interest rate exposure on our fixed rate borrowings at March 30, 2002, a 10% change in market interest rates would have less than a 5% impact on the fair value of our long-term debt. Based on variable rate debt levels at March 30, 2002, a 10% change in market interest rates would have less than a 5% impact on our net interest expense.

    Other than intercompany transactions between our domestic and foreign entities and the portion of our senior subordinated notes that are denominated in Euros, we generally do not have significant transactions that are denominated in a currency other than the functional currency applicable to each entity.

    We enter into forward and swap contracts to hedge transactions denominated in foreign currencies to reduce the currency risk associated with fluctuating exchange rates. These contracts are used primarily to hedge payments arising from some of our foreign currency denominated obligations. Realized and unrealized gains and losses from these transactions are included in net income for the period. In addition, we enter into interest rate swaps to hedge a substantial portion of our variable rate debt. Changes in the fair value of these derivatives will be recorded each period in earnings for non-qualifying derivatives or accumulated other comprehensive income (loss) for qualifying derivatives.

    Fluctuations in currency exchange rates may also impact our shareholders' equity. The assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. The resulting translation adjustments are recorded in shareholders' equity as accumulated other comprehensive income (loss). In addition, fluctuations in the value of the Euro will cause the U.S. dollar translated amounts to change in comparison to prior periods. Furthermore, we revalue our outstanding senior subordinated Euro notes at the end of each period and the resulting change in value will be reflected in the income statement of the corresponding period.

    Each of our subsidiaries derives revenues and incurs expenses primarily within a single country and, consequently, does not generally incur currency risks in connection with the conduct of normal business operations.

    We use foreign currency forward contracts to more properly align the underlying sources of cash flow with our debt servicing requirements. At
March 30, 2002, we had long-term foreign currency forward contracts receivables with notional amounts of $44.0 million and Euro 76.0 million, offset by foreign currency forward contracts payables with notional amounts of British Pound
59.2 million and $21.9 million.

                                    INDUSTRY

OVERVIEW

    The number of overweight and obese people worldwide has been increasing due to improving living standards and changing eating patterns, as well as increasingly sedentary lifestyles. The World Health Organization has reported that the world's population is becoming overweight at a rapid pace. According to the organization, in 2001, over one billion people worldwide were overweight and there exists an urgent need to deal with this problem. In the United States, the proportion of U.S. adults who are overweight has increased from 47% to 61% over the last 20 years, and approximately 52 million Americans are currently dieting. The following table sets forth the percentage of overweight adults in the countries indicated:

                        PERCENTAGE OF OVERWEIGHT ADULTS

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

United States            61%
Germany                  60%
Australia                60%
United Kingdom           59%
Spain                    54%
Brazil                   36%

    SOURCES: NATIONAL HEALTH AND EXAMINATION SURVEY, 1999; ADIPOSITAS LEITLINIE FUR DEN BEHANDELNDEN ARZT, 1997; AIHW, 2000; ANGLIA TELEVISION, FACT PACKS, 1998; DOSSIER DE LA PRENSA, 2000; AND THE WORLD HEALTH ORGANIZATION, 1997, RESPECTIVELY.

    This growing population of overweight people, motivated by both their desire to improve their appearance and their increasing awareness of the health risks associated with being overweight, is fueling the growth in demand for weight-loss programs. According to the U.S. Surgeon General, the economic cost of overweight and obesity in the United States was $117 billion in 2000. In fact, a recent study by the Rand Corporation determined that obesity's economic cost to the U.S. healthcare system is greater than smoking or alcohol abuse. Demand for weight-loss programs is also growing as a result of:

    - greater awareness that achieving and maintaining a healthy weight will reduce the risk of serious medical problems and significantly improve the quality of life;

    - the recognition that weight-loss drugs are not an effective stand-alone remedy and may have undesirable side effects; and

    - an increasing willingness of employers to promote and contribute towards the cost of weight-loss programs.

    Weight control problems are affecting more children as well. The number of overweight youths has more than doubled during the past 20 years. Currently, over 13% of American children and teens are classified as overweight.

WEIGHT AND HEALTH CORRELATION

    Being overweight is the second leading cause of preventable death in the United States. In addition, numerous diseases, including heart disease, high blood pressure and type II diabetes, are associated with being overweight or obese. According to The World Health Organization, there is

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
strong evidence that weight loss reduces the risk of developing many of these diseases and benefits those patients already diagnosed with the conditions. The prevalence of disease, particularly cardiovascular disease, among overweight people increases with age.

    The U.S. federal government is increasing its efforts to raise the awareness of the health risks associated with overweight and obesity. In December 2001, the U.S. Surgeon General issued a CALL TO ACTION TO PREVENT AND DECREASE OVERWEIGHT AND OBESITY which demonstrated that overweight and obesity are among the nation's most pressing health challenges. Furthermore, in April 2002, the IRS ruled that, subject to certain conditions, expenses to treat obesity (including the cost of weight-loss classes) are deductible medical expenses.

COMPETITION

    The weight-loss market includes commercial weight-loss programs, self-help weight-loss products, Internet-based weight-loss products, dietary supplements, weight-loss services administered by doctors, nutritionists and dieticians and weight-loss drugs. Competition among commercial weight-loss programs is largely based on program recognition and reputation and the effectiveness, safety and price of the program.

    The following chart sets forth the diet attempts by method used by U.S. adults in 2000:

                                 U.S. DIET ATTEMPTS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     MEAL REPLACEMENTS        7%
Commercial Programs*           7%
Doctors/Health Professionals  11%
Other                          4%
Self-help                     71%

    SOURCE: 2000 GALLUP STUDY
------------------------
    * Includes group education-based and pre-packaged meal-based commercial weight-loss programs.

    In the United States, we compete with several other companies in the commercial weight-loss industry, although we believe that our businesses are not comparable. For example, many of our competitors' businesses are based on the sale of pre-packaged meals and meal replacements, while our classes use group support, education and behavior modification to help members change their eating habits, in conjunction with a flexible diet that allows our members the freedom to choose what they eat. Companies that sell pre-packaged meal programs, such as Jenny Craig, have for the most part experienced declining revenues. In addition to the lack of variety and the inflexible nature of pre-packaged meals, these weight-loss programs are expensive because of the premiums charged for the meals.

    There are no significant group education-based competitors in any of our major markets, except in the United Kingdom. Even there, we have approximately a 50% market share and approximately twice the revenues of our largest competitor, Slimming World, our competitor since the 1960s.

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
                                    BUSINESS

OVERVIEW

    We are a leading global branded consumer company and the leading provider of weight-loss services in 27 countries around the world. Our programs help people lose weight and maintain their weight loss and, as a result, improve their health, enhance their lifestyles and build self-confidence. At the core of our business are weekly meetings, which promote weight loss through education and group support in conjunction with a flexible, healthy diet. Each week, more than one million members attend approximately 39,000 Weight Watchers meetings, which are run by over 14,000 classroom leaders. Our classroom leaders teach, inspire, motivate and act as role models for our members.

    We conduct our business through a combination of company-owned and franchise operations, with company-owned operations accounting for approximately 68% of total worldwide attendance in the first three months of 2002. In the 1960's, we pursued an aggressive franchising strategy with respect to our classroom operations to rapidly grow our geographic presence and build market share. We believe that our early franchising strategy was very effective in establishing our brand as the world's leading weight-loss program.

    We have experienced strong growth in sales and profits over the last five years since we made the strategic decision to re-focus our meetings exclusively on our group education approach. We discontinued the in-meeting sale of pre-packaged meals added in 1990 in NACO by our previous owner, Heinz. We also modernized our diet to adapt it to contemporary lifestyles. Through these initiatives, combined with our strengthened management and strategic focus since our acquisition by Artal Luxembourg, we have grown our attendance.

    The following table sets forth our NACO operations and international attendance for the 1997, 1998, 1999 and 2000 fiscal years, the twelve months ended December 30, 2000 and the 2001 fiscal year.

                     ATTENDANCE IN COMPANY-OWNED OPERATIONS
                                 (in millions)

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CLASSROOM ATTENDANCE IN MILLIONS                NACO OPERATIONS   INTERNATIONAL    TOTAL
Fiscal Year ended April 26, 1997                                   15.2              7.8         23.0
Fiscal Year ended April 25, 1998                                   17.8              8.4         26.2
Fiscal Year ended April 24, 1999                                   18.9             10.9         29.8
Fiscal Year ended April 29, 2000                                   20.0             13.3         33.3
Twelve Months ended December 30, 2000                              21.4             14.3         35.7
Fiscal Year ended December 29, 2001*                               23.5             23.5         47.0

* Attendance for fiscal 2001 includes attendance of Weighco from January 16, 2001. For the twelve months ended December 30, 2000, Weighco's attendance was 4.4 million.

    Our members typically enroll to attend consecutive weekly meetings and have historically demonstrated a consistent re-enrollment pattern across many years. Historically, in our NACO operations:

    - our members attend an average of 8 to 10 weekly sessions in an enrollment cycle;

    - approximately 75% of returning members re-enroll at least one more time in the future; and

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
    - since 1991, our members have enrolled in an average of four separate enrollment cycles.

    We believe that our members' repeat enrollment and attendance patterns and our large existing member base together with our growth in first-time members represent strong potential for future growth.

MARKET OPPORTUNITY

    The large and growing global weight-loss market provides us with significant growth potential. In addition, we also believe that we can increase our penetration rate of our target demographic market of overweight women, ages 25 to 64, in our existing major markets as well as in our less developed markets.

    The following chart illustrates our estimated level of penetration in 2001 of our target market, women ages 25 to 64, with a body mass index greater than 25:

              OUR TARGET MARKET PENETRATION IN SELECTED COUNTRIES

Weight Watchers Percent
Penetration in 2001
-----------------------
                                            Less Than
Spain                                            0.1%
Denmark                                          0.5%
Germany                                          1.3%
Netherlands                                      1.8%
Switzerland                                      2.6%
France                                           3.3%
Belgium                                          5.3%
Australia                                        8.5%
New Zealand                                      8.6%
United States                                    9.0%
Finland                                          9.4%
United Kingdom                                  11.3%
Sweden                                          14.7%

Relative Size of Target Market

    In the United Kingdom, the penetration rate of our target demographic group by all education-based commercial weight-loss programs now exceeds 20%. We believe that this demonstrates potential for significant increases in penetration in our other markets. Since we do not face significant group education-based competitors outside the United Kingdom, we believe that we are best positioned to capture this growth.

    We also believe that we have significant long-term growth opportunities in countries where we have established a meeting infrastructure but our market penetration rates are relatively low. For example, in Germany, where our penetration is less than 2% of our target market, we grew our attendance by over 50% in fiscal 2001.

    We have demonstrated the ability to enter new markets as our program has proven adaptable in 30 countries. We customize our program for each geographic setting by tailoring the program for the local language, culture and food preferences. We believe that our international success proves that our core weight-loss program is effective worldwide and have recently begun operations in Spain and Denmark.

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
    We also believe that we can expand our customer base by developing new products and services designed to meet the needs of a broader audience. For example, while approximately 95% of our current members are women, we are actively researching and developing new products and services that are intended to have a greater appeal to men.

OUR BILLION DOLLAR BRAND

    WEIGHT WATCHERS is the leading global weight-loss brand with retail sales of over $1.5 billion in 2001, including sales by licensees and franchisees. Currently, over 97% of U.S. women recognize the WEIGHT WATCHERS brand. In addition, our program is the most widely recommended weight-loss program by U.S. doctors. Our credibility is further enhanced by the endorsement of the U.S. Department of Agriculture.

    We have built our business and brand on the following core principles:

    - Effective                   CLINICALLY PROVEN

    - Healthy                     MEDICALLY RECOMMENDED

    - Supportive                  HELPING MEMBERS HELP EACH OTHER

    - Flexible                    COMPATIBLE WITH MODERN LIFESTYLES

    - Balanced                    NOT JUST A DIET, AN APPROACH TO LIFE

WEIGHT WATCHERS MEETINGS

    We present our program in a series of weekly classes of approximately one hour in duration. Classes are conveniently scheduled throughout the day. Typically, we hold classes in either meeting rooms rented from civic or religious organizations or in leased locations.

    In our classes, our leaders present our program, which combines group support and education about healthy eating patterns, behavior modification and physical activity with our scientifically developed diet. Our more than 14,000 classroom leaders run our meetings and educate members on the process of successful and sustained weight loss. Our leaders also provide inspiration and motivation for our members and are examples of our program's effectiveness because they have lost weight and maintained their weight loss on our program.

    Classes typically begin with registration and a confidential weigh-in to track each member's progress. Leaders are trained to engage the members at the weigh-in to talk about their weight control efforts during the previous week and to provide encouragement and advice. Part of the class is educational, where the leader uses personal anecdotes, games or open questions to demonstrate some of our core weight-loss strategies, such as self-belief and discipline. For the remainder of the class, the leader focuses on a variety of topics pre-selected by us, such as seasonal weight-loss topics, achievements people have made in the prior week and celebrating and applauding successes. Members who have reached their weight goal are singled out for their accomplishment. Discussions can range from dealing with a holiday office party to making time to exercise. The leader encourages substantial class participation and discusses supporting products and materials as appropriate. At the end of the class, new members are given special instruction in our current diet.

    Our leaders help set a member's weight goal within a healthy range by using a body mass index. When members reach their weight goal and maintain it for six weeks, they achieve lifetime member status. This gives them the privilege to attend our meetings free of charge as long as they maintain their weight within a certain range. Successful members also become eligible to apply for positions as classroom leaders. Field management and current leaders constantly identify new leaders from members with strong interpersonal skills, personality and communication skills. Leaders are usually paid on a commission basis.

    Our AT WORK program addresses the weight-loss needs of working people by holding classes at their place of employment. AT WORK is particularly popular in the United States as employees, and increasingly employers, are receptive to our classes in the work place. In many cases, employers subsidize employee participation and typically provide meeting space without charge. In fiscal 2001, approximately 8% of attendance in our NACO operations was through our AT WORK meetings.

OUR APPROACH

    Our approach has always been based on four core elements:

    - Group support

    - Behavior modification

    - Diet

    - Exercise

GROUP SUPPORT

    The group support system remains the cornerstone of our classes. Members provide each other support by sharing their experiences and their encouragement and empathy with other people enduring similar weight-loss challenges. This group support provides the reassurance that no one must overcome their weight-loss challenges alone. Group support assists members in dealing with issues such as depression-eating and habitual-eating behaviors. We facilitate this support through interactive meetings that encourage learning through group activities and discussions.

BEHAVIOR MODIFICATION

    Behavior modification and education on eating habits have also always been key elements of our program. We use motivation, education and support to help members manage their weight and to change their habits. Discussions on topics such as staying motivated, how to avoid overeating and managing stress offer members valuable insight on how to stay on our program while dealing with the realities of everyday life. Our U.S. members also currently learn "Tools for Living," a program of ten fundamental goal-setting and motivational principles. In addition, our U.S. members currently receive a booklet titled "Managing Your Weight From the Inside Out" that teaches members how to develop a positive mind-set about weight control, new approaches to problem solving and specific ideas for handling some of the most common weight-loss issues. Our international members learn similar principles and receive similar publications.

DIET

    Our diets allow our members to eat regular meals instead of pre-packaged meals. By giving members the freedom to choose what they eat, our diets are flexible and adjusted to modern lifestyles. In order to keep our diets at the forefront of weight-loss science, each is designed in consultation with doctors and other scientific advisors. We continually strive to improve our diets by periodically testing, then introducing, new features.

    Our current diets feature the POINTS system, which assigns each food a POINTS value based on its nutritional content. Members are given a daily POINTS goal to use on whatever combination of food they prefer so long as the total does not exceed the goal. While no food is forbidden, our POINTS-based diets encourage members to eat a wide variety of foods in amounts that promote healthy weight loss. Our diets help members choose foods that are low in fat, high in complex carbohydrates and moderate in protein. We customize our diets from country to country in order to suit local tastes and nutritional concerns, as well as package labeling differences between countries. Our diet allows members to carry-back or carry-forward unused POINTS and thus gives members the flexibility to participate in special occasions and special meals. Our current U.S. diet is branded WINNING POINTS, our current U.K. diet is branded PURE POINTS, and our current diet in Continental Europe is branded THE POINTS PLAN.

EXERCISE

    Exercise is an important component of weight loss and our overall program to lose weight. Our classroom leaders emphasize the importance of exercise to weight loss and in leading a healthy, balanced lifestyle. In addition, our diet promotes exercise by granting members additional POINTS for their diet based on the type and amount of exercise in which they engage. Our U.S. members currently receive "The Weight Watchers Activity Guide," which is designed to promote exercise and activity outside of the classroom. This exercise guide is consistent with the recommendations for physical activity outlined by both the Center for Disease Control and Prevention and the American College of Sports Medicine. International members receive similar information.

ADDITIONAL DELIVERY METHODS

    We have developed additional delivery methods for people who, either through circumstance or personal preference, do not attend our classes. For example, we have developed program cookbooks and an AT HOME self-help product that provide information on our diet and guidance on weight loss, as well as CD-ROM versions of our diet for the United Kingdom, Continental Europe and Australia.

    During 2001, our affiliate and licensee, WeightWatchers.com, launched WEIGHT WATCHERS ONLINE, an online paid subscription product, in the United States. This product offers information on WINNING POINTS, POINTS values, content on various weight-loss subjects, professionally-developed low-POINTS recipes and weekly meal plans for different POINTS ranges. In addition, WEIGHT WATCHERS ONLINE provides an online journal, an online POINTS calculator, a recipe POINTS calculator, a weight tracker and progress charts and pre-programmed messages to help subscribers achieve their weight-loss goals. This product targets self-help dieters.

PRODUCT SALES

    We sell a range of proprietary products, including snack bars, books, CD-ROMS and POINTS calculators, that is consistent with our brand image. We sell our products primarily through our classroom operations and to our franchisees. In fiscal 2001, sales of our proprietary products represented 27% of our revenues, up from 11% in fiscal 1997. We have grown our product sales per attendance by focusing on a core group of products that complement the Weight Watchers program. We intend to continue to optimize our product offerings by updating existing products and selectively introducing new products.

             [picture]                             [picture]                              [picture]

             Snack Bars                            Cookbooks                          POINTS Calculators

FRANCHISE OPERATIONS

    We have enjoyed a mutually beneficial relationship with our franchisees over many years. In our early years, we used an aggressive franchising strategy to quickly establish a meeting infrastructure throughout the world to pre-empt competition. Our franchised operations represented approximately 35% of our total worldwide attendance for fiscal 2001. We estimate that, in fiscal 2001, these franchised operations attracted attendance of over 25 million. Franchisees typically pay us a fee equal to 10% of their meeting fee revenues.

    Our franchisees are responsible for operating classes in their territory using the program we have developed. We provide a central support system for the program and our brand. Our franchisees use the program and marketing materials that we develop. Franchisees purchase products from us at wholesale prices for resale directly to members. Franchisees are obligated to adhere strictly to our program content guidelines, with the freedom to control pricing, meeting locations, operational structure and local promotions. Franchisees provide local operational expertise, advertising and public relations. Franchisees are required to keep accurate records that we audit on a periodic basis. Most franchise agreements are perpetual and can be terminated only upon a material breach or bankruptcy of the franchisee.

    We do not intend to award new franchise territories. From time to time we repurchase franchise territories.

LICENSING

    As a highly recognized global brand, WEIGHT WATCHERS is a powerful marketing tool for us and for third parties. We currently license the WEIGHT WATCHERS brand in certain categories of food, books and other products. We believe there are opportunities to further capitalize on the strength of our brand and the loyalty of our members by more aggressively licensing our brand while maintaining its integrity.

    During the period that Heinz owned our company, it developed a number of food product lines under the WEIGHT WATCHERS brand, with hundreds of millions of dollars of retail sales, mostly in the United States and in the United Kingdom. Heinz, however, did not actively license the WEIGHT WATCHERS brand to other food companies. Heinz has retained a perpetual royalty-free license to continue using our brand in its core food categories. In addition, Heinz still continues to receive royalty payments of over $4 million per year from an existing portfolio of third-party licenses for various food products outside of Heinz's core categories. After 2004, these royalty payments will be payable to us, although we have the right to acquire them sooner.

    We have begun focusing on proactively developing new licensing opportunities with a number of food companies and have hired a general manager to focus exclusively on this area. We recently began receiving royalties from our affiliate and licensee, WeightWatchers.com, which launched two Internet-based paid subscription products during 2001.

MARKETING AND PROMOTION

MEMBER REFERRALS

    An important source of new members is through word-of-mouth generated by our current and former members. Over our 40-year operating history, we have created a powerful referral network of loyal members. These referrals, combined with our strong brand and the effectiveness of our program, enable us to efficiently attract new and returning members.

MEDIA ADVERTISING

    Our advertising enhances our brand image and awareness and motivates both former members and potential new members to join our program. Our advertising schedule supports the three key enrollment-generating diet seasons of the year: winter, spring and fall. We allocate our media advertising on a market-by-market basis, as well as by media vehicle (television, radio, magazines and newspapers), taking into account the target market and the effectiveness of the medium.

DIRECT MAIL

    Direct mail is a critical element of our marketing because it targets potential returning members. We maintain databases of current and former members in each country in which we operate, which we use to focus our direct mailings. During fiscal 2001 our NACO operations sent over 13 million pieces of direct mail. Most of these mailings are timed to coincide with the start of the diet seasons. Direct mail generally consists of special offers encouraging former members to re-enroll and related advertisements.

PRICING STRUCTURE AND PROMOTIONS

    Our most popular payment structure is a "pay-as-you-go" arrangement. Typically, a new member pays an initial registration fee and then a weekly fee for each class attended, although free registration is often offered as a promotion. Our LIBERTY/LOYALTY payment plan provides members with the option of committing to consecutive weekly attendance with a lower weekly fee with penalties for missed classes or paying a higher weekly fee without the missed meeting penalties. We also offer discounted prepayment options.

PUBLIC RELATIONS AND CELEBRITY ENDORSEMENTS

    The focus of our public relations efforts is through our current and former members who have successfully lost weight on our program. Classroom leaders and successful members engage in local promotions, information presentations and charity events to promote Weight Watchers and demonstrate the program's efficacy.

    For many years we have also used celebrities to promote and endorse the program. Since 1997, we have retained Sarah Ferguson, the Duchess of York, to promote and endorse our program in North America. Prior to the Duchess, we used Kathleen Sullivan and Lynn Redgrave as our North American celebrity spokespersons. We also use local celebrities to promote our program in other countries.

WEIGHT WATCHERS MAGAZINE

    WEIGHT WATCHERS MAGAZINE is an important branded marketing channel that is experiencing strong growth. We re-acquired the rights to publish the magazine in February 2000. Since its U.S. re-launch in March 2000, circulation has grown from zero to over 700,000 in March 2002, and the magazine has a readership of over two million. In addition to generating revenues from subscription sales and advertising, WEIGHT WATCHERS MAGAZINE reinforces the value of our brand and serves as an important marketing tool to non-members.

                                     [LOGO]

WEIGHTWATCHERS.COM

    Our affiliate and licensee, WeightWatchers.com, operates the WEIGHT WATCHERS website, which is an important global promotional channel for our brand and businesses. The website contributes value to our classroom business by promoting our brand, advertising Weight Watchers classes and keeping members involved with the program outside the classroom through useful offerings, such as a meeting locator, low calorie recipes, weight-loss news articles, success stories and on-line forums. Over 200,000 searches per week are conducted on the meeting locator, which helps consumers find the times and locations of Weight Watchers meetings near them. WeightWatchers.com now generates 125 million page views and attracts approximately six million visits per month.

    In the United States, WeightWatchers.com launched during 2001 two online paid subscription products, WEIGHT WATCHERS ETOOLS and WEIGHT WATCHERS ONLINE. WEIGHT WATCHERS ETOOLS is designed to supplement and strengthen the Weight Watchers classroom business. WEIGHT WATCHERS ETOOLS is a suite of electronic tools available only to Weight Watchers members, designed to help them achieve greater success by making it even easier to follow WINNING POINTS and by reinforcing our weight-loss approach between meetings. WEIGHT WATCHERS ONLINE is a self-help product based on our current diet designed to attract consumers who cannot or choose not to attend Weight Watchers meetings. We believe that WEIGHT WATCHERS ONLINE will increase the popularity of our brand among dieters and strengthen our brand in the entire weight-loss market.

    Under our agreement with WeightWatchers.com, we granted it an exclusive license to use our trademarks, copyrights and domain names on the Internet in connection with its online weight-loss business. The license agreement provides us with control of how our intellectual property is used. In particular, we have the right to approve WeightWatchers.com's e-commerce activities, strategies and operational plans, marketing programs, privacy policy and materials publicly displayed on the Internet.

    We own 19.8% of WeightWatchers.com, or 37.4% on a fully diluted basis (including the exercise of all options and all warrants), and in January 2002, we began receiving royalties of 10% of WeightWatchers.com's net revenues.

ENTREPRENEURIAL MANAGEMENT

    We run our company in a decentralized and entrepreneurial manner that allows us to develop and test new ideas on a local basis and then implement the most successful ideas across our network. We believe local country and regional managers are best able to develop new strategies and programs to meet the needs of their markets. For example, local managers in the United Kingdom were responsible for developing our POINTS-based diet. Local managers have also developed many of our customized pricing strategies such as the LIBERTY/LOYALTY plan, which started in France. In addition, many of our classroom products have been developed locally and then been introduced successfully in other countries. Local managers have strong incentives to adopt and implement the best practices of other regions and to continue to develop innovative new programs.

HISTORY

EARLY DEVELOPMENT

    In 1961, Jean Nidetch, the founder of our company, attended a New York City obesity clinic and took what she learned from her personal experience at the obesity clinic and began weight-loss meetings with a group of her overweight friends in the basement of a New York apartment building. Under Ms. Nidetch's leadership, the group members supported each other in their weight-loss efforts, and word of the group's success quickly spread. Ms. Nidetch and Al and Felice Lippert, who all successfully lost weight through these efforts, formally launched Weight Watchers.

HEINZ OWNERSHIP

    Recognizing the power of the WEIGHT WATCHERS brand, Heinz acquired us in 1978 in large part to acquire the rights to our name for its food business. Through the 1980s, we operated autonomously under Heinz, maintaining our group education focus, and our business continued to grow.

    In 1990, Heinz altered our successful model by introducing the sale of pre-packaged meals through our NACO operations in response to the initial success then experienced by some of our competitors who focused on meal replacements. These changes forced our classroom leaders to become food sales people and retail managers for food products, detracting from their function as role models and motivators for our members. This caused a significant drop in customer satisfaction and employee morale, and attendance in our NACO operations declined. Prior to the introduction of pre-packaged meals in fiscal 1990, annual attendance in our NACO operations was 12.9 million, but by fiscal 1997, attendance had dropped to 7.8 million. The introduction of pre-packaged meals also forced us to lease large fixed centers that could accommodate freezer cases, and the reduction in attendance combined with our increased fixed costs caused operating income margin in our NACO operations to decline from over 30% in fiscal 1989 to an operating loss in fiscal 1997. In contrast, in our international operations, where the pre-packaged meals sales strategy was not implemented, our attendance remained stable until fiscal 1997 and our international business remained profitable. As we focused our NACO operations on promoting and selling our pre-packaged meals, our centrally-developed diets became outdated as they still focused on helping members prepare home-cooked meals. At the same time, more women entered the workplace and preferred to buy ready-to-eat groceries, including low-fat or low-calorie foods that became widely available in supermarkets in the 1990s.

    In 1995, we shifted to a more decentralized management approach, allowing the management of our international operations to develop local business strategies and diet innovations. This approach was successful and by 1996 our international growth began to accelerate. Beginning in 1997, we restructured our NACO operations by eliminating the pre-packaged meals program from our classroom operations, improving customer service, restoring employee morale and introducing a POINTS-based diet. Following this return to our core program approach in the United States, we moved from a fixed cost structure back to a variable cost structure and have grown attendance in our NACO operations, excluding the impact of our acquisitions, at a compound annual rate of 19.0% from fiscal 1997 to fiscal 2001.

ARTAL OWNERSHIP

    In September 1999, Artal Luxembourg acquired us from Heinz. Following the acquisition, our senior management team was reorganized, key employees invested approximately $4 million in our company and a new performance-based stock option plan was put in place. The Invus Group, Ltd. is the exclusive investment advisor of Artal Luxembourg and has extensive experience with branded consumer businesses, including the turnaround of the Keebler Foods Company.

REGULATION AND LITIGATION

    A number of laws and regulations govern our advertising, franchise operations and relations with consumers. The FTC and certain states regulate advertising, disclosures to consumers and franchisees and other consumer matters. Our customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices and these agencies may take action on their own initiative or on a referral from consumers or others.

    During the mid-1990s, the FTC filed complaints against a number of commercial weight-loss providers alleging violations of the Federal Trade Commission Act by the use and content of advertisements for weight-loss programs that featured testimonials, claims for program success and safety and statements as to program costs to participants. In 1997, we entered into a consent order with the FTC settling all contested issues raised in the complaint filed against us. The consent order requires us to comply with certain procedures and disclosures in connection with our advertisements of products and services but does not contain any admission of guilt nor require us to pay any civil penalties or damages.

    Our foreign operations and franchises are also generally subject to regulations of the applicable country regarding the offer and sale of franchises, the content of advertising and the promotion of diet products and programs. Future legislation or regulations, including legislation or regulations affecting our marketing and advertising practices, relations with consumers or franchisees, or our food products, could have an adverse impact on us.

    We are not a party to any material pending legal proceedings. We have had and continue to have disputes with certain of our franchisees regarding, among other things, operations and other contractual issues, including the interpretation of franchise territories as they relate to new media. In the opinion of management, based in part upon advice of legal counsel, the disposition of all such matters is not expected to have a material effect on our results of operations or financial condition.

EMPLOYEES AND SERVICE PROVIDERS

    As of December 29, 2001, we had over 35,000 employees and service providers located in the United States, the United Kingdom, Continental Europe, Australia and New Zealand. None of our service providers or employees is represented by a labor union. We consider our employee relations to be satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below are the names, ages as of March 30, 2002 and current positions with us and our subsidiaries of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the directors.

NAME                                                   AGE                                    POSITION
----                                        --------------------------   ---------------------------------------------------
Linda Huett...............................  57                           President and Chief Executive Officer, Director

Richard McSorley..........................  58                           Chief Operating Officer, NACO

Clive Brothers............................  48                           Chief Operating Officer, Europe

Scott R. Penn.............................  30                           Vice President, Australasia

Ann M. Sardini............................  52                           Vice President, Chief Financial Officer

Robert W. Hollweg.........................  59                           Vice President, General Counsel and Secretary

Raymond Debbane(1)........................  47                           Chairman of the Board

Marsha Johnson Evans(2)...................  54                           Director

Jonas M. Fajgenbaum.......................  29                           Director

Sacha Lainovic(1).........................  45                           Director

Sam K. Reed(2)............................  55                           Director

Christopher J. Sobecki....................  43                           Director

------------------------

(1) Member of our compensation and benefits committee.

(2) Member of our audit committee.

    LINDA HUETT. Ms. Huett has been the President and a director of our company since September 1999. She became our Chief Executive Officer in December 2000. Ms. Huett joined our company in 1984 as a classroom leader. Ms. Huett was promoted to U.K. Training Manager in 1986. In 1990, Ms. Huett was appointed Director of the United Kingdom operation and in 1993 was appointed Vice President of Weight Watchers U.K. Ms. Huett graduated from Gustavas Adolphus College and received her Masters in Theater from Yale University. Ms. Huett is also a director of WeightWatchers.com, Inc.

    RICHARD MCSORLEY. Mr. McSorley has served as our Chief Operating Officer for North America since January 2001. From 1992 until our purchase of the franchise territories and certain business assets of Weighco, Mr. McSorley served in various capacities with Weighco Enterprises, Inc., including as President since 1995 and Chief Executive Officer since 1996. Mr. McSorley received his B.A. degree from Villanova University and an M.B.A. from the University of Pittsburgh.

    CLIVE BROTHERS. Mr. Brothers has served as our Chief Operating Officer for Europe since February 2001. Mr. Brothers joined our company in 1985 as a marketing manager in the United Kingdom. In 1990, Mr. Brothers was appointed General Manager, France and was appointed Vice President, Continental Europe in 1993. Mr. Brothers received a B.A. (Hons) in Business Studies from Leeds Polytechnic in England and a diploma in Marketing from the Chartered Institute of Marketing.

    SCOTT R. PENN. Mr. Penn has been a Vice President of our Australasia operations since September 1999. Mr. Penn joined our company in 1994 as a Marketing Services Manager in Australia. In 1996, he was promoted to Group Marketing Manager in Australia and in 1997 he was promoted to General Manager--Marketing and Finance.

    ANN M. SARDINI. Ms. Sardini has served as our Vice President and Chief Financial Officer since April 2002 when she joined our company. Ms. Sardini has over 20 years of experience in senior financial management positions in branded media and consumer products companies. Prior to joining us, she served as Chief Financial Officer of VitaminShoppe.com, Inc. from 1999 to 2001, and from 1995 to 1999 she served as Executive Vice President and Chief Financial Officer for the Children's Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Chris Craft Industries and the National Broadcasting Company. Ms. Sardini received a B.A. from Boston College and an M.B.A. from Simmons College Graduate School of Management.

    ROBERT W. HOLLWEG. Mr. Hollweg has served as our Vice President, General Counsel and Secretary since January 1998. He joined our company in 1969 as an Assistant Counsel in the law department. He transferred to the Heinz law department subsequent to Heinz's acquisition of our company in 1978 and served there in various capacities. He rejoined us after Artal Luxembourg acquired our company in September 1999. Mr. Hollweg graduated from Fordham University and received his Juris Doctor degree from Fordham University School of Law. He is a member of the American and New York State Bar Associations and a former President of the International Trademark Association.

    RAYMOND DEBBANE. Mr. Debbane has been our Chairman of the Board of Directors since our acquisition by Artal Luxembourg on September 29, 1999.
Mr. Debbane is a co-founder and President of The Invus Group, Ltd. Prior to forming The Invus Group, Ltd. in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is a director of Artal Group S.A., Ceres, Inc., Financial Technologies
International Inc. and Nellson Nutraceutical, Inc. Mr. Debbane is also the Chairman of the Board of Directors of WeightWatchers.com, Inc. and served as a director of Keebler Foods Company from 1996 to 1999.

    MARSHA JOHNSON EVANS. Ms. Evans has been a director of our company since February 2002. Ms. Evans is currently the National Executive Director of Girl Scouts of the U.S.A., the world's preeminent organization dedicated solely to girls. A retired Rear Admiral in the United States Navy, Ms. Evans has served as superintendent of the Naval Postgraduate School in Monterey, California and headed the Navy's worldwide recruiting organization from 1993 to 1995. She is currently a director of the May Department Stores Company and numerous nonprofit boards. Ms. Evans received a B.A. from Occidental College and a Master's Degree from the Fletcher School of Law and Diplomacy at Tufts University.

    JONAS M. FAJGENBAUM. Mr. Fajgenbaum has been a director of our company since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Fajgenbaum is a Managing Director at The Invus Group, Ltd., which he joined in 1996. Prior to joining The Invus Group, Ltd., Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. from the Wharton School of Business and a B.A. in Economics from the University of Pennsylvania in 1994.

    SACHA LAINOVIC. Mr. Lainovic has been a director of our company since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Lainovic is a co-founder and Executive Vice President of The Invus Group, Ltd. Prior to forming The Invus Group, Ltd. in 1985, Mr. Lainovic was a manager and consultant for the Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in engineering from Insa de Lyon in Lyon, France. Mr. Lainovic is a director of WeightWatchers.com, Inc., Financial Technologies International Inc.,

Nellson Nutraceutical, Inc. and Unwired Australia Pty Limited, and also served as a director of Keebler Foods Company from 1996 to 1999.

    SAM K. REED. Mr. Reed has been a director of our company since February 2002. Mr. Reed has 27 years of experience in the food industry. He was formerly Vice Chairman and a director of Kellogg Company, the world's leading producer of cereal and a leading producer of convenience foods. From 1996 to 2001, Mr. Reed was Chief Executive Officer, President and a director of Keebler Foods Company. Previously, he was Chief Executive Officer, of Specialty Foods Corporation's Western Bakery Group division. He is a director of the Tractor Supply Company. Mr. Reed received a B.A. from Rice University and an M.B.A. from Stanford University.

    CHRISTOPHER J. SOBECKI. Mr. Sobecki has been a director of our company since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Sobecki, a Managing Director of The Invus Group, Ltd., joined the firm in 1989. He received an M.B.A. from Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of WeightWatchers.com, Inc., Nellson Nutraceutical, Inc., Financial Technologies International Inc. and iLife, Inc. He also served as a director of Keebler Foods Company from 1996 to 1998.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock by (1) all persons known by us to own beneficially more than 5% of our common stock, (2) our chief executive officer and each of the named executive officers, (3) each director, (4) all directors and executive officers as a group and (5) each selling shareholder.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.

    Our capital stock consists of our common stock and our preferred stock. As of May 15, 2002, there were 105,840,918 shares of our common stock outstanding.

                                                                                      IMMEDIATELY AFTER
                                          AS OF MAY 15, 2002       SHARES TO            THIS OFFERING
                                      --------------------------   BE SOLD IN   ------------------------------
NAME OF BENEFICIAL OWNER                SHARES          PERCENT     OFFERING      SHARES            PERCENT
------------------------              -----------       --------   ----------   ----------       -------------
Artal Luxembourg S.A.(1)............   80,517,663         76.1%    16,487,372   64,030,291                60.5%
Linda Huett(2)(3)...................      301,244         *            --          301,244             *
Richard McSorley(2)(3)..............      129,984         *            --          129,984             *
Clive Brothers(2)(3)................      210,564         *            --          210,564             *
Scott R. Penn(2)(4).................      310,671         *            --          310,671             *
Ann M. Sardini(2)...................      --              --           --           --                --
Robert W. Hollweg(2)(3).............      244,090         *            --          244,090             *
Raymond Debbane(2)(5)...............      --              --           --           --                --
Marsha Johnson Evans(2).............      --              --           --           --                --
Jonas M. Fajgenbaum(2)..............      --              --           --           --                --
Sacha Lainovic(2)...................      --              --           --           --                --
Sam K. Reed(2)......................       10,000         *            --           10,000             *
Christopher J. Sobecki(2)...........      --              --           --           --                --
All directors and executive officers
  as a group (12 people)(3).........    1,206,553         *            --        1,206,553             *
Richard and Heather Penn(6).........      305,849         *            62,628      243,221             *
Merchant Capital, Inc.(7)...........      764,534         *           350,000      414,534             *
Scotiabanc, Inc.(8).................      764,534         *           350,000      414,534             *
Longisland International
  Limited(9)........................      535,175         *           250,000      285,175             *

------------------------------

*   Less than 1.0%

(1) Artal Luxembourg may be contacted at 105, Grand-Rue, L-1661 Luxembourg, Luxembourg. The parent entity of Artal Luxembourg S.A. is Artal Group S.A. The address of Artal Group is the same as the address of Artal Luxembourg.

(2) Our executive officers and directors may be contacted c/o Weight Watchers International, Inc., 175 Crossways Park West, Woodbury, New York, 11797.

(3) Includes shares subject to purchase upon exercise of options exercisable within 60 days after May 15, 2002, as follows: Ms. Huett 207,036 shares; Mr. Brothers 116,456 shares; Mr. Hollweg 136,456 shares; and Mr. McSorley 53,526 shares.

(4) With respect to Scott Penn, includes 85,054 shares of our common stock held by Mr. Scott Penn's spouse.

(5) Mr. Debbane is also a director of Artal Group. Artal Group is the parent entity of Artal Luxembourg. Mr. Debbane disclaims beneficial ownership of all shares owned by Artal Luxembourg.

(6) From September 1999 to September 2001, Mr. Penn was a director of our company. Richard and Heather Penn may be contacted c/o Logo Incorporated Pty. Ltd., 502/1 Kirribilli Avenue, Kirribilli, N.S.W. 2061, Australia.

(7) Merchant Capital, Inc. may be contacted c/o Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010-3629.

(8) Scotiabanc, Inc. may be contacted at 600 Peachtree Street, NE, Atlanta, Georgia 30308.

(9) Longisland International Limited may be contacted c/o Altus Management, Le Regina, 13 Boulevard des Moulins, MC 98000 Monaco.

    In addition, the selling shareholders have granted the underwriters the right to purchase up to an additional 2,625,000 shares of common stock to cover over-allotments. If the underwriters exercise this over-allotment option in full, Artal Luxembourg will beneficially own 58.2% of our common stock after this offering.

                          DESCRIPTION OF INDEBTEDNESS

    The following are summaries of the material terms and conditions of our principal indebtedness.

SENIOR CREDIT FACILITIES

    Our senior credit facilities are provided by a syndicate of banks and other financial institutions led by The Bank of Nova Scotia, as administrative agent, letter of credit issuer, co-lead arranger and co-book manager, and Credit Suisse First Boston, New York branch, as syndication agent, co-lead arranger and co-book manager. We and one of our subsidiaries are the borrowers under the senior credit facilities.

    Our senior credit facilities provide senior secured financing of up to $277.0 million, with outstanding borrowings, as of March 30, 2002, of $248.5 million, consisting of borrowings of $60.0 million under our term loan A facility, borrowings of $108.0 million under our term loan B facility, borrowings of $64.0 million under our transferable loan certificate facility and borrowings of $16.5 million under our revolving credit facility. As of March 30, 2002, $28.5 million was available under the revolving credit facility for additional borrowings. The term loan A facility matures on September 30, 2005, the term loan B facility matures on December 31, 2007, the transferable loan certificate facility matures on December 31, 2007 and the revolving credit facility matures on September 30, 2005.

    In addition to paying interest on outstanding principal under the senior credit facilities, we pay a commitment fee to the lenders under the revolving credit facility in respect of unused commitments at a rate equal to 0.50% per year.

    The credit facilities are subject to mandatory prepayment with, in general 100% of the proceeds of asset sales.

    We may voluntarily repay outstanding loans under the senior credit facilities without penalty.

    The obligations under the senior credit facilities and the related documents are secured by a first priority lien upon substantially all of our domestic subsidiaries' real and personal property, and a pledge of substantially all of our domestic subsidiaries' common stock, as well as the common stock of certain of our significant foreign subsidiaries. Our obligations under the senior credit facilities are guaranteed by substantially all of our domestic subsidiaries, as well as certain of our significant foreign subsidiaries to the extent guarantees would not result in material increases in our taxes or liabilities.

    The senior credit facilities contain a number of covenants that, among other things, restrict our ability to:

    - dispose of assets,

    - incur additional indebtedness and issue preferred stock,

    - incur guarantee obligations,

    - repay other indebtedness,

    - make specified restricted payments and dividends,

    - create liens on assets,

    - make investments, loans or advances,

    - make specified acquisitions,

    - engage in mergers or consolidations,

    - make capital expenditures, or

    - enter into sale and leaseback transactions.

    In addition, under the senior credit facilities, we are required to comply with specified financial ratios and tests, including minimum fixed charge coverage and interest coverage ratios and maximum leverage ratios. The senior credit facilities also contain customary events of default.

SENIOR SUBORDINATED NOTES

    On September 29, 1999, we sold $150,000,000 aggregate principal amount of 13% senior subordinated notes due 2009 and E100,000,000 aggregate principal amount of 13% senior subordinated notes due 2009 to initial purchasers, Credit Suisse First Boston Corporation and Scotia Capital Markets (USA) Inc. Interest on the notes is due on April 1 and October 1 of each year, and the maturity date of the notes is October 1, 2009.

    Each of our subsidiaries that is a guarantor under our senior credit facilities jointly and severally guarantees the notes on a full and unconditional basis.

    The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, including all of our borrowings under our senior credit facilities. The note guarantees are unsecured and subordinated in right of payment to all existing and future senior indebtedness of our subsidiary guarantors, including all guarantees of our subsidiary guarantors under our senior credit facilities.

    We cannot redeem the notes until October 1, 2004, except as described below. After October 1, 2004, we can redeem some or all of the notes at specified redemption prices, plus accrued interest to the redemption date. In addition, at any time and from time to time before October 1, 2002, we can redeem up to 35% of the original principal amount of each series of notes with money that we raise in equity offerings, as long as we pay holders a redemption price of 113% of the principal amount of the notes we redeem, plus accrued interest and at least 65% of the original principal amount of each series of notes issued remains outstanding after each redemption.

    If there is a change of control (as defined in the indentures), we must give holders of the notes the opportunity to sell us their notes at a purchase price of 101% of their principal amount, plus accrued interest, unless (a) we have previously provided to the trustee under the indentures governing the notes an irrevocable notice of redemption to redeem all outstanding notes at a time when redemption is permitted under the indentures or (b) we have exercised our option, upon a change of control, to call the notes at a redemption price equal to 100% of the principal amount thereof, plus a premium, plus accrued interest.

    The indentures governing the notes contain covenants that limit our ability and that of our subsidiary guarantors, subject to important exceptions and qualifications, to, among other things:

    - incur additional indebtedness and issue preferred stock,

    - pay dividends or distributions on, or redeem or repurchase, our capital stock,

    - make investments,

    - transfer or sell assets, and

    - consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of (1) 1.0 billion shares of common stock, no par value, of which 105,840,918 shares were issued and outstanding as of May 15, 2002, and (2) 250,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. The following description of our capital stock and related matters is qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    VOTING RIGHTS. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock can, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares will not be able to elect any directors.

    DIVIDEND RIGHTS. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our common stock.

    LIQUIDATION RIGHTS. Upon liquidation or dissolution of our company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to shareholders after payment of all of our prior obligations, including our preferred stock.

    OTHER MATTERS. The holders of our common stock have no preemptive or conversion rights and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

PREFERRED STOCK

    Our board of directors has the authority, without any further vote or action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any series of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control without further action by the shareholders.

OPTIONS

    As of May 15, 2002, there were outstanding 5,277,464 shares of our common stock issuable upon exercise of outstanding stock options and 1,346,800 shares of our common stock reserved for future issuance under our existing stock option plan.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

    The listing requirements of the New York Stock Exchange, which will apply so long as our common stock remains listed on the New York Stock Exchange, require shareholder approval of certain issuances equal to or exceeding 20% of then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

    One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

CERTAIN PROVISIONS OF VIRGINIA LAW AND OUR CHARTER AND BYLAWS

    Some provisions of Virginia law and our articles of incorporation and bylaws could make the following more difficult:

    - acquisition of us by means of a tender offer;

    - acquisition of us by means of a proxy contest or otherwise; or

    - removal of our incumbent officers and directors.

    These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

ELECTION AND REMOVAL OF DIRECTORS

    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our shareholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of our directors.

    Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

    At any time that Artal Luxembourg or certain of its transferees beneficially owns a majority of our then outstanding common stock, directors may be removed with or without cause. At all other times, directors may be removed only with cause.

BOARD MEETINGS

    Our bylaws provide that the chairman of the board or any two of our directors may call special meetings of the board of directors.

SHAREHOLDER MEETINGS

    Our articles of incorporation provide that special meetings of shareholders may be called by the chairman of our board of directors or our president or by a resolution adopted by our board of directors. In addition, our articles of incorporation provide that Artal Luxembourg and certain of its transferees have the right to call special meetings of shareholders prior to the date it ceases to beneficially own 20% of our then outstanding common stock.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS

    Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors or by Artal Luxembourg and certain of its transferees when nominating its director designees. In addition, our bylaws provide that so long as Artal Luxembourg or certain of its transferees beneficially owns a majority of our then outstanding common stock, the foregoing advance notice procedures for shareholder proposals will not apply to it.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Virginia law generally requires shareholder action to be taken only at a meeting of shareholders and permits shareholders to act only by written consent with the unanimous written consent of all shareholders.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

    Amendment of the provisions described above in our articles of incorporation generally will require an affirmative vote of our directors, as well as the affirmative vote of at least 80% of our then outstanding voting stock, except that at any time that Artal Luxembourg or certain of its transferees beneficially owns a majority of our then outstanding common stock, the anti-takeover provisions of our articles of incorporation may be amended by the affirmative vote of a majority of our then outstanding voting stock. Amendments to any other provisions of our articles of incorporation generally require the affirmative vote of a majority of our then outstanding voting stock. Our bylaws may be amended by the affirmative vote of our directors or by the affirmative vote of at least 80% of our then outstanding voting stock.

RIGHTS AGREEMENT

    We adopted a rights agreement on November 15, 2001. Under the rights agreement one right was issued and attached to each share of our common stock including all shares that were outstanding. Each right entitles the holder, in the circumstances described below, to purchase from us a unit consisting of one one-hundredth of a share of Series B junior participating preferred stock, no par value per share, at an exercise price of $102.00 per right, subject to adjustment in certain events.

    The rights are attached to all certificates representing outstanding shares of common stock and are transferred with and only with these certificates. The rights are exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

    - ten days following a public announcement that a person or group other than certain exempt persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the shares of common stock then outstanding; and

    - ten business days, or later, if determined by our board, prior to any person acquiring 10% or more of the shares of common stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group acquiring 10% or more of the shares of common stock then outstanding.

    As soon as practicable after the distribution date, certificates will be mailed to holders of record of common stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of common stock issued will be issued with rights. Shares of common stock issued after the distribution date will not be issued with rights, except that rights may be issued with shares of common stock issued pursuant to any of:

    - the exercise of stock options that were granted or awarded prior to the distribution date;

    - employee plans or arrangements we adopted prior to the distribution date;

    - the exercise, conversion or exchange of securities issued prior to the distribution date; or

    - our contractual obligations.

    The final expiration date of the rights will be the close of business on November 19, 2011, unless earlier redeemed or exchanged by us as described below.

    In the event that a person acquires 10% or more of the shares of common stock then outstanding, except pursuant to a tender offer or exchange offer for all the outstanding shares of our common stock approved by our board before the person acquires 10% or more of the shares of common stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in certain circumstances, cash, property or other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

    If, at any time on or after a person acquires 10% or more of the shares of common stock then outstanding, our company effects a merger or other business combination in which it is not the surviving entity, or any shares of our common stock are changed into or exchanged for other securities, or 50% or more of its assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 10% or more of the shares of common stock then outstanding or certain related parties, which will have become void as set forth above, will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

    The exercise price payable, and the number of shares of Series B junior participating preferred stock, shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on the Series B junior participating preferred stock payable in shares of Series B junior participating preferred stock, a subdivision or combination of the Series B junior participating preferred stock, a grant or distribution to holders of the Series B junior participating preferred stock of certain subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events. In addition, the number of rights associated with each share of our common stock is subject to adjustment in the event of a declaration of a dividend on our common stock payable in common stock or a subdivision or combination of our common stock.

    No fractional rights or shares of Series B junior participating preferred stock will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the common stock, right or Series B junior participating preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require that, prior to the occurrence of one of the events that triggers the ability to exercise the rights, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series B junior participating preferred stock will be issued.

    We will also have the option, at any time after a person acquires 10% and before a person acquires a majority of the shares of our common stock then outstanding to exchange some or all of the rights, other than rights owned by the acquiring person or certain related parties, which will have become void, at an exchange ratio of one share of common stock and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

    At any time prior to the time the rights become exercisable, our company, by vote of a majority of our board, may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of common stock or other consideration as our board may determine. Upon redemption, the rights will terminate and holders of rights will receive only the redemption price.

    For as long as the rights are redeemable, our company may amend the rights agreement in any manner, including extending the time period in which the rights may be redeemed. After the time the rights cease to be redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Until a right is exercised, the holder, as such, will have no rights as a shareholder of our company, including the right to vote or to receive dividends.

    Our articles of incorporation provide that each share of Series B junior participating preferred stock, that may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to the greater of:

    - a dividend multiple of 100 times the aggregate per share amount of all cash and non-cash dividends declared or paid on the common stock, subject to adjustments for stock splits or dividends payable in common stock or reclassifications of common stock; or

    - preferential quarterly cash dividends of $0.01 per share.

    Holders of Series B junior participating preferred stock will have a vote multiple of 100 votes per share, subject to adjustments for dividends payable in common stock or subdivisions or combinations of common stock and, except as otherwise provided by the articles of incorporation, or applicable law, will vote together with holders of common stock as a single class. In the event that the preferential quarterly cash dividends are in arrears for six or more quarterly dividend payment periods, holders of Series B junior participating preferred stock will have the right to elect two additional members of our board.

    In the event of the liquidation, dissolution or winding up of our company, after provision for liabilities and any preferential amounts payable with respect to any preferred stock ranking senior to the Series B junior participating preferred stock, the holders of any Series B junior participating preferred stock will be entitled to receive liquidation payments per share in an amount equal to the following:

    - $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of payment; and

    - a proportionate share, on equal terms with the holders of common stock, of the assets remaining after payment described above and a nominal payment to the holders of common stock.

    The rights of the Series B junior participating preferred stock as to dividends, voting and liquidation are protected by antidilution provisions.

    In the event of a consolidation, merger or other transaction in which the shares of capital stock are exchanged, holders of shares of Series B junior participating preferred stock will be entitled to receive an amount per share, equal to 100 times the amount of stock, securities, cash or other property for which each share of common stock is exchanged. The shares of Series B junior participating preferred stock are not redeemable at the option of our company or any holder thereof.

    The rights have certain anti-takeover effects. The rights cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if that acquisition may be in the best interests of our shareholders. Because our board can redeem the rights or approve a permitted offer, the rights do not interfere with a merger or other business combination approved by our board.

    The rights agreement excludes Artal Luxembourg, as well as transferees of at least 10% of our then outstanding common stock from Artal Luxembourg, from being considered an acquiring person.

LIABILITY OF OFFICERS AND DIRECTORS

    Our articles of incorporation require us to indemnify any director, officer or employee who was or is a party to any claim, action or proceeding by reason of his being or having been a director, officer or employee of our company or any other corporation, entity or plan while serving at our request, unless he or she engaged in willful misconduct or a knowing violation of criminal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

ANTI-TAKEOVER STATUTES

    We have opted out of the Virginia anti-takeover law regulating "control share acquisitions." Under Virginia law, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation's voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person's request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation's articles of incorporation or bylaws permit, the acquiring person's shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person's cost. Virginia law grants dissenters' rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation's voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

    We have opted out, effective May 8, 2003, of the Virginia anti-takeover law regulating "affiliated transactions." Under this law, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the common stock is EquiServe Trust Company, N.A.

LISTING

    Our common stock is listed on the New York Stock Exchange under the symbol "WTW".

                        SHARES ELIGIBLE FOR FUTURE SALE

    We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that these sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

    As of May 15, 2002, we had outstanding an aggregate of 105,840,918 shares of common stock, and this offering will not affect the number of our outstanding shares. All the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below.

    Subject to the lock-up agreements described below and the employee shareholders agreements, additional shares of our common stock will be available for sale in the public market under exemptions from registration requirements as follows:

NUMBER OF SHARES        DATE
     66,594,308         After 90 days from the date of this prospectus

    Artal Luxembourg, which will own 60.5% of our shares (or 58.2% if the underwriters exercise their over-allotment option in full) upon the closing of this offering, has the ability to cause us to register the resale of its shares.

RULE 144

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

       - 1% of then-outstanding shares of common stock, or 1,058,409 shares; and

       - the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

LOCK-UP AGREEMENTS

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our existing employee benefit plans referred to in this prospectus or the documents incorporated by reference in this prospectus. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of the issuance provide that the common stock may not be resold prior to the expiration of the 90-day period described above.

    Our executive officers and directors and the selling shareholders have agreed, subject to limited exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the material U.S. federal income tax consequences as of the date hereof of the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) who holds our common stock as a capital asset. This discussion does not purport to be a comprehensive description of all aspects of U.S. federal income taxes and does not address foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, and U.S. expatriates that are subject to special treatment under U.S. federal income tax laws. Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. This summary also only addresses purchasers of the common stock pursuant to this offering who hold their shares as capital assets.

    If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

    This discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date of this offering. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign tax laws. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE PARTICULAR U.S. INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF THE COMMON STOCK, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

NON-U.S. HOLDERS

    As used in this offering circular, the term Non-U.S. Holder means a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

    - a U.S. citizen or resident;

    - a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

TAXATION OF THE COMMON STOCK

    DIVIDENDS. Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, distributions paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below under "Information Reporting and Backup Withholding"), you will be required to satisfy applicable certification and other requirements. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

    GAIN ON DISPOSITION OF COMMON STOCK. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with your trade or business in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment, (ii) you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or
(iii) you hold (or held at any time within the shorter of the five-year period preceding the sale or other disposition or the period you held our common stock) more than 5% of our common stock and we are or have been at any such time a U.S. real property holding corporation for U.S. federal income tax purposes.

    If you are described in clause (i) above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are described in clause (ii) above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even if you are not considered a resident of the United States). If you are a foreign corporation that falls under clause (i) above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

    We believe we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

U.S. FEDERAL ESTATE TAX

    Common stock held by you at the time of death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

    You will be subject to backup withholding on dividends paid to you unless applicable certification requirements are met.

    Payment of the proceeds of a sale of the common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge that you are a U.S. person) or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 2002, the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective numbers of shares of common stock:

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
UBS Warburg LLC.............................................
Goldman, Sachs & Co.........................................
J.P. Morgan Securities Inc..................................
Morgan Stanley & Co. Incorporated...........................
Salomon Smith Barney Inc....................................
                                                              ----------
      Total.................................................  17,500,000
                                                              ==========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

    The selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 2,625,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $     per share. The
underwriters and selling group members may allow a discount of $    per share on
sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

    The following table summarizes the compensation the selling shareholders will pay and the estimated expenses we will pay:

                                                          PER SHARE                           TOTAL
                                               -------------------------------   -------------------------------
                                                  WITHOUT            WITH           WITHOUT            WITH
                                               OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                               --------------   --------------   --------------   --------------
Underwriting discounts and commissions paid
  by selling shareholders....................     $                $              $                $
Expenses payable by us.......................     $                $              $                $

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus.

    Our executive officers and directors and the selling shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus.

    We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

    Our common stock is listed on the New York Stock Exchange under the symbol "WTW".

    In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    Each underwriter has represented and agreed that:

    - it has not offered or sold and prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

    - it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

    The securities will not be offered, transferred or sold, directly or indirectly, to any individual or legal entity in The Netherlands, other than to individuals or legal entities who or which trade or invest in securities in their conduct of a profession or trade (which includes banks, brokers, dealers, insurance companies, pension funds, other institutional investors and commercial enterprises which regularly, as an ancillary activity, invest in securities).

    Merchant Capital, Inc., an affiliate of Credit Suisse First Boston Corporation, beneficially owns 764,534 shares of our common stock, and will be selling 350,000 shares of our common stock in this offering. Upon completion of this offering, Merchant Capital, Inc. will beneficially own 414,534 shares of our common stock, 362,034 shares if the underwriters exercise their over-allotment option in full.

    Some of the underwriters and their affiliates have provided, and may provide in the future, investment banking and other financial services for us in the ordinary course of business for which they have received and would receive customary compensation. Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, is an agent and a lender under our senior credit facilities, and Credit Suisse First Boston Corporation was one of the joint book-running managers for, and an initial purchaser of, our 13% senior subordinated notes due 2009. Credit Suisse First Boston, New York branch, was a joint lead arranger and joint book manager for our $50 million increase to our senior credit facilities which was completed in December 2000. Credit Suisse First Boston, New York branch, was also a syndication agent, joint lead arranger and joint book manager in connection with the re-financing of certain of our term loans which we completed in December 2001.

    Credit Suisse First Boston Corporation served as our sole book runner and together with Goldman, Sachs & Co. served as our joint lead manager in connection with the initial public offering of our common stock in November 2001. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and UBS Warburg LLC served as co-managers in connection with the initial public offering of our common stock. Credit Suisse First Boston Corporation also served as financial advisor to Artal Luxembourg in its acquisition of us.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received, that

    - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

    All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock to be sold in the offering will be passed upon for us by our special Virginia counsel, Hunton & Williams, Richmond, Virginia. Certain legal matters in connection with the issuance of the common stock to be sold in the offering will be passed upon for us by Simpson Thacher & Bartlett, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The financial statements as of December 29, 2001, December 30, 2000 and April 29, 2000 and for each of the fiscal years ended December 29, 2001, April 29, 2000 and April 24, 1999 and the eight months ended December 30, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's Internet site at www.sec.gov. This site contains reports and other information that we file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

    We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits and schedules. Our descriptions contained or incorporated by reference in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the terms of those documents that we consider material. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

    You may request copies of any of our filings, at no cost, by telephone at
(516) 390-1400 or by mail at: 175 Crossways Park West, Woodbury, New York 11797-2055, Attention: Secretary.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

    This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us and our financial condition.

    - Annual Report on Form 10-K for the fiscal year ended December 29, 2001 filed on March 27, 2002;

    - Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 filed on May 14, 2002; and

    - the description of our common stock under the heading "Description of Capital Stock" included in our Registration Statement on Form S-1 incorporated by reference in our Registration Statement on Form 8-A filed with the SEC on November 9, 2001 under Section 12(b) of the Securities Exchange Act of 1934.

    We incorporate by reference any future filings we make with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date all of the securities offered hereby are sold (other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9 of Form 8-K and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Report on Form 8-K).

    You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us as described above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................     F-2

Consolidated Balance Sheets at April 29, 2000, December 30,
  2000 and December 29, 2001................................     F-3

Consolidated Statements of Operations for the Fiscal Years
  Ended April 24, 1999 and April 29, 2000, the Eight Months
  Ended December 30, 2000 and the Fiscal Year Ended
  December 29, 2001.........................................     F-4

Consolidated Statements of Changes in Shareholders' Deficit,
  Parent Company Investment and Comprehensive Income for the
  Fiscal Years Ended April 24, 1999 and April 29, 2000, the
  Eight Months Ended December 30, 2000 and the Fiscal Year
  Ended December 29, 2001...................................     F-5

Consolidated Statements of Cash Flows for the Fiscal Years
  Ended April 24, 1999 and April 29, 2000, the Eight Months
  Ended December 30, 2000 and the Fiscal Year Ended
  December 29, 2001.........................................     F-6

Notes to Consolidated Financial Statements..................     F-7

Unaudited Condensed Consolidated Balance Sheets at
  December 29, 2001 and March 30, 2002......................    F-46

Unaudited Condensed Consolidated Statements of Operations
  for the Three Months Ended March 31, 2001 and March 30,
  2002......................................................    F-47

Unaudited Condensed Consolidated Statements of Changes in
  Shareholders' Deficit and Comprehensive Income For the
  Eight Months Ended December 30, 2000, the Fiscal Year
  Ended December 29, 2001 and the Three Months Ended
  March 30, 2002............................................    F-48

Unaudited Condensed Consolidated Statements of Cash Flows
  For the Three Months Ended March 31, 2001 and March 30,
  2002......................................................    F-49

Notes to Unaudited Condensed Consolidated Financial
  Statements................................................    F-50

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Weight Watchers
International, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in shareholders' deficit, parent company investment and comprehensive income present fairly, in all material respects, the consolidated financial position of Weight Watchers International, Inc. and its subsidiaries at December 29, 2001, December 30, 2000 and April 29, 2000, and the results of their operations and their cash flows for the year ended December 29, 2001, the eight months ended December 30, 2000 and for each of the two years in the period ended April 29, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York

February 19, 2002,
except as to the last
paragraph of Note 19,
which is as of March 1, 2002

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

         AS OF APRIL 29, 2000, DECEMBER 30, 2000 AND DECEMBER 29, 2001
                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                              APRIL 29,   DECEMBER 30,   DECEMBER 29,
                                                                2000          2000           2001
                                                              ---------   ------------   ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 44,043      $ 44,501       $ 23,338
  Receivables (net of allowances:
    April 29, 2000 -- $609; December 30, 2000 -- $797;
    December 29, 2001 -- $726)..............................    12,877        14,678         13,619
  Notes receivable, current.................................     2,791         2,106             --
  Foreign currency contract receivable......................        --         5,364             --
  Inventories, net..........................................     9,328        15,044         26,205
  Prepaid expenses..........................................     8,360        11,099         15,944
  Deferred income taxes.....................................        94           648          4,773
                                                              --------      --------       --------
    TOTAL CURRENT ASSETS....................................    77,493        93,440         83,879
Property and equipment, net.................................     7,001         8,145         10,725
Notes and other receivables, noncurrent.....................     7,045         5,601            325
Goodwill (net of accumulated amortization:
  April 29, 2000 -- $55,430; December 30, 2000 -- $59,216;
  December 29, 2001 -- $68,783).............................   152,565       150,901        234,302
Trademarks and other intangible assets (net of accumulated
  amortization:
  April 29, 2000 -- $19,423; December 30, 2000 -- $19,871;
  December 29, 2001 -- $20,608).............................     7,163         6,648          6,863
Deferred income taxes.......................................    67,574        67,207        136,281
Deferred financing costs, net...............................    14,666        13,513          9,164
Other noncurrent assets.....................................       700           762          1,309
                                                              --------      --------       --------
    TOTAL ASSETS............................................  $334,207      $346,217       $482,848
                                                              ========      ========       ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
  Short-term borrowings due to related party................  $  1,489      $  1,730       $  2,888
  Portion of long-term debt due within one year.............    14,120        14,120         15,699
  Accounts payable..........................................    12,362        11,989         17,698
  Salaries and wages........................................    10,125        10,544         15,133
  Accrued interest..........................................     4,082         9,662          7,810
  Accrued restructuring costs...............................     4,786         2,485            283
  Foreign currency contract payable.........................       486            --          2,811
  Other accrued liabilities.................................    19,583        23,215         23,529
  Income taxes..............................................     6,786         3,660          9,139
  Deferred revenue..........................................     4,632         5,836         13,020
                                                              --------      --------       --------
    TOTAL CURRENT LIABILITIES...............................    78,451        83,241        108,010
                                                              --------      --------       --------
Long-term debt..............................................   460,510       456,530        458,320
Deferred income taxes.......................................     2,941         3,107          3,169
Other.......................................................       546           121            870
                                                              --------      --------       --------
    TOTAL LONG-TERM DEBT AND OTHER LIABILITIES..............   463,997       459,758        462,359
                                                              ========      ========       ========
Commitments and contingencies
Redeemable preferred stock..................................    25,875        25,996         25,996
SHAREHOLDERS' DEFICIT
Common stock, $0 par; 1,000,000 shares authorized; 111,988
  shares issued; outstanding 111,988 shares at April 29,
  2000 and December 30, 2000 and 105,500 at December 29,
  2001......................................................        --            --             --
Treasury stock, at cost, 6,488 shares at December 29,
  2001......................................................        --            --        (26,196)
Accumulated deficit.........................................  (231,663)     (216,507)       (73,998)
Accumulated other comprehensive loss........................    (2,453)       (6,271)       (13,323)
                                                              --------      --------       --------
    TOTAL SHAREHOLDERS' DEFICIT.............................  (234,116)     (222,778)      (113,517)
                                                              --------      --------       --------
    TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND
      SHAREHOLDERS' DEFICIT.................................  $334,207      $346,217       $482,848
                                                              ========      ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

         FOR THE FISCAL YEARS ENDED APRIL 24, 1999 AND APRIL 29, 2000,
                THE EIGHT MONTHS ENDED DECEMBER 30, 2000 AND THE
                      FISCAL YEAR ENDED DECEMBER 29, 2001

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   APRIL 24,     APRIL 29,    DECEMBER 30,    DECEMBER 29,
                                                     1999          2000           2000            2001
                                                  -----------   -----------   -------------   -------------
                                                  (53 WEEKS)    (52 WEEKS)     (35 WEEKS)      (52 WEEKS)
Meeting fees, net...............................   $266,140      $276,103       $184,102        $415,680
Product sales and other, net....................     98,468       123,471         89,073         208,190
                                                   --------      --------       --------        --------
  Revenues, net.................................    364,608       399,574        273,175         623,870
Cost of revenues................................    178,925       201,389        139,283         286,436
                                                   --------      --------       --------        --------
  Gross profit..................................    185,683       198,185        133,892         337,434
Marketing expenses..............................     52,856        51,453         26,986          69,716
Selling, general and administrative expenses....     51,501        53,759         34,424          73,029
Transaction costs...............................         --         8,345             --              --
                                                   --------      --------       --------        --------
  Operating income..............................     81,326        84,628         72,482         194,689
Interest (income) expense.......................     (7,168)       31,079         37,125          54,537
Other expense (income), net.....................      2,659       (13,367)        14,334          13,181
                                                   --------      --------       --------        --------
  Income before income taxes, minority interest
    and extraordinary item......................     85,835        66,916         21,023         126,971
Provision for (benefit from) income taxes.......     36,360        28,323          5,857         (23,198)
                                                   --------      --------       --------        --------
  Income before minority interest and
    extraordinary item..........................     49,475        38,593         15,166         150,169
Minority interest...............................      1,493           834            147             107
                                                   --------      --------       --------        --------
  Income before extraordinary item..............     47,982        37,759         15,019         150,062
Extraordinary charge on early extinguishment of
  debt, net of taxes of $1,784..................         --            --             --           2,875
                                                   --------      --------       --------        --------
  Net income....................................   $ 47,982      $ 37,759       $ 15,019        $147,187
                                                   ========      ========       ========        ========
Preferred stock dividends.......................         --           875          1,000           1,500
                                                   --------      --------       --------        --------
  Net income available to common shareholders...   $ 47,982      $ 36,884       $ 14,019        $145,687
                                                   ========      ========       ========        ========
Basic net income per share:
  Income before extraordinary item..............   $   0.17      $   0.20       $   0.13        $   1.37
  Extraordinary item, net of taxes..............         --            --             --           (0.03)
                                                   --------      --------       --------        --------
  Net income....................................   $   0.17      $   0.20       $   0.13        $   1.34
                                                   ========      ========       ========        ========
Diluted net income per share:
  Income before extraordinary item..............   $   0.17      $   0.20       $   0.13        $   1.34
  Extraordinary item, net of taxes..............         --            --             --           (0.03)
                                                   --------      --------       --------        --------
  Net income....................................   $   0.17      $   0.20       $   0.13        $   1.31
                                                   ========      ========       ========        ========
Weighted average common shares outstanding:
  Basic.........................................    276,430       182,206        111,988         108,676
                                                   ========      ========       ========        ========
  Diluted.......................................    276,430       182,206        112,171         110,975
                                                   ========      ========       ========        ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT, PARENT
                  COMPANY INVESTMENT AND COMPREHENSIVE INCOME

         FOR THE FISCAL YEARS ENDED APRIL 24, 1999 AND APRIL 29, 2000,
                 THE EIGHT MONTHS ENDED DECEMBER 30, 2000, AND
                    THE FISCAL YEAR ENDED DECEMBER 29, 2001
                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                 ACCUMULATED
                               COMMON STOCK       TREASURY STOCK    ADDITIONAL      OTHER                     PARENT
                            ------------------  ------------------   PAID IN    COMPREHENSIVE  ACCUMULATED  COMPANY'S
                             SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL        LOSS         DEFICIT    INVESTMENT    TOTAL
                            --------  --------  --------  --------  ----------  -------------  -----------  ----------  ---------
Balance at April 25,
  1998....................   276,430                                                                         $229,089   $ 229,089
Comprehensive Income:
  Net income..............                                                                                     47,982      47,982
  Translation
  adjustment..............                                                                                     19,660      19,660
                                                                                                                        ---------
Total Comprehensive
  Income..................                                                                                                 67,642
                                                                                                                        ---------
Net Parent settlements....                                                                                    (42,851)    (42,851)
Dividend..................                                                                                     (4,932)     (4,932)
---------------------------------------------------------------------------------------------------------------------------------
Balance at April 24, 1999.   276,430                                                                           248,948    248,948
Net Parent settlements....                                                                                   (252,883)   (252,883)
Recapitalization and
  settlement of Parent
  company investment......  (164,442)       --        --        --   $(72,100)    $(12,764)     $(268,547)      3,935    (349,476)
Deferred tax asset........                                             72,100                                              72,100
Comprehensive Income:
  Net income..............                                                                         37,759                  37,759
  Translation
  adjustment..............                                                          10,311                                 10,311
                                                                                                                        ---------
Total Comprehensive
  Income..................                                                                                                 48,070
                                                                                                                        ---------
Preferred stock
  dividend................                                                                           (875)                   (875)
---------------------------------------------------------------------------------------------------------------------------------
Balance at April 29,
  2000....................   111,988        --        --        --         --       (2,453)      (231,663)         --    (234,116)
Elimination of foreign
  subsidiaries one month
  reporting lag effective
  April 30, 2000..........                                                                          1,137                   1,137
Comprehensive Income:
  Net income..............                                                                         15,019                  15,019
  Translation
  adjustment..............                                                          (3,818)                                (3,818)
                                                                                                                        ---------
Total Comprehensive
  Income..................                                                                                                 11,201
                                                                                                                        ---------
Preferred stock
  dividend................                                                                         (1,000)                 (1,000)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 30,
  2000....................   111,988        --        --        --         --       (6,271)      (216,507)         --    (222,778)
Comprehensive Income:
  Net income..............                                                                        147,187                 147,187
  Translation
  adjustment..............                                                          (3,132)                                (3,132)
  Changes in fair value of
    derivatives accounted
    for as hedges.........                                                          (3,920)                                (3,920)
                                                                                                                        ---------
Total Comprehensive
  Income..................                                                                                                140,135
                                                                                                                        ---------
Preferred stock
  dividend................                                                                         (1,500)                 (1,500)
Purchase of treasury
  stock...................                         6,719  $(27,132)                                                       (27,132)
Stock options exercised...                           (93)      375                                   (177)                    198
Sale of common stock......                          (138)      561                                    (36)                    525
Cost of public equity
  offering................                                                                         (2,965)                 (2,965)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 29,
  2001....................   111,988        --     6,488  $(26,196)  $     --     $(13,323)     $ (73,998)   $     --   $(113,517)
                            =====================================================================================================

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR THE FISCAL YEARS ENDED APRIL 24, 1999 AND APRIL 29, 2000,
                 THE EIGHT MONTHS ENDED DECEMBER 30, 2000, AND
                    THE FISCAL YEAR ENDED DECEMBER 29, 2001
                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                              APRIL 24,    APRIL 29,    DECEMBER 30,   DECEMBER 29,
                                                                 1999         2000          2000           2001
                                                              ----------   ----------   ------------   ------------
                                                              (52 WEEKS)   (53 WEEKS)    (35 WEEKS)     (52 WEEKS)
Operating activities:
  Net income................................................   $ 47,982     $ 37,759      $ 15,019       $147,187
  Adjustments to reconcile net income to cash provided by
    operating activities:
  Depreciation and amortization.............................      9,586        9,286         6,607         13,243
  Amortization of deferred financing costs..................         --        1,112         1,282          2,097
  Deferred tax provision (benefit)..........................      9,279        8,541           104        (71,069)
  Unrealized loss (gain) on derivative instruments..........         --          499        (5,815)         1,125
  Accounting for equity investment..........................         --           --        17,604         17,344
  Elimination of foreign subsidiaries one month reporting
  lag.......................................................         --           --         1,206             --
  Allowance for doubtful accounts...........................        118         (385)          198          6,330
  Reserve for inventory obsolescence, other.................      1,923        3,360         3,993          2,718
  Foreign currency exchange rate gain.......................         --           --            --         (6,496)
  Extraordinary charges from early extinguishment of debt...         --           --            --          2,875
  Other items, net..........................................         38       (2,492)         (954)           191
  Changes in cash due to:
    Receivables.............................................     (7,277)      13,424        (2,746)           231
    Inventories.............................................     (1,849)      (5,177)       (8,902)       (11,895)
    Prepaid expenses........................................     (1,454)        (801)       (3,592)        (5,605)
    Due from related parties................................      3,693      (14,765)          241          1,158
    Accounts payable........................................      3,083       (1,512)         (303)         5,201
    Accrued liabilities.....................................    (10,076)       5,281         6,862          1,985
    Deferred revenue........................................       (716)      (1,753)        1,043          7,290
    Income taxes............................................      3,571       (2,492)       (2,975)         7,654
                                                               --------     --------      --------       --------
    Cash provided by operating activities...................     57,901       49,885        28,872        121,564
                                                               --------     --------      --------       --------
Investing activities:
  Capital expenditures......................................     (2,474)      (1,874)       (3,626)        (3,834)
  Advances and interest in equity investment................         --           --       (15,604)       (17,344)
  Acquisitions..............................................         --           --            --        (97,877)
  Acquisitions of minority interest.........................         --      (15,900)       (2,400)            --
  Other items, net..........................................       (565)      (1,867)            3         (1,063)
                                                               --------     --------      --------       --------
    Cash used for investing activities......................     (3,039)     (19,641)      (21,627)      (120,118)
                                                               --------     --------      --------       --------
Financing activities:
  Net increase (decrease) in short-term borrowings..........        856       (5,455)          (34)           748
  Proceeds from borrowings..................................         --      491,260            --         60,042
  Repurchase of common stock................................         --     (324,476)           --             --
  Payment of dividends......................................    (10,368)      (2,796)         (879)        (1,500)
  Payments on long-term debt................................     (1,081)      (3,530)       (7,060)       (50,813)
  Deferred financing cost...................................         --      (15,861)           --         (2,406)
  Net Parent settlements....................................    (37,076)    (131,030)           --             --
  Purchase of treasury stock................................         --           --            --        (27,132)
  Cost of public equity offering............................         --           --            --         (1,017)
  Proceeds from sale of common stock........................                                                  525
  Proceeds from stock options exercised.....................         --           --            --            198
                                                               --------     --------      --------       --------
    Cash (used for) provided by financing activities........    (47,669)       8,112        (7,973)       (21,355)
                                                               --------     --------      --------       --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        493      (13,828)        1,186         (1,254)
Net increase (decrease) in cash and cash equivalents........      7,686       24,528           458        (21,163)
Cash and cash equivalents, beginning of fiscal
  year/period...............................................     11,829       19,515        44,043         44,501
                                                               --------     --------      --------       --------
Cash and cash equivalents, end of fiscal year/period........   $ 19,515     $ 44,043      $ 44,501       $ 23,338
                                                               ========     ========      ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

    Weight Watchers International, Inc. (the "Company") operates and franchises territories offering weight loss and control programs through the operation of classroom type meetings to the general public in the United States, Canada, Mexico, the United Kingdom, Continental Europe, Australia, New Zealand, South Africa, and Brazil.

RECAPITALIZATION:

    On September 29, 1999, the Company entered into a recapitalization and stock purchase agreement (the "Transaction") with its former parent, H.J. Heinz Company ("Heinz"). In connection with the Transaction, the Company effectuated a stock split of 58,747.6 shares for each share outstanding. The Company then redeemed 164,442 shares of common stock from Heinz for $349,500. The number of shares of the Company's common stock that was authorized and outstanding prior to the Transaction has been adjusted to reflect the stock split. The $349,500 consisted of $324,500 of cash and $25,000 of the Company's redeemable Series A Preferred Stock. After the redemption, Artal Luxembourg S.A. ("Artal") purchased 94% of the Company's remaining common stock from Heinz for $223,700. The recapitalization and stock purchase was financed through borrowings under credit facilities amounting to approximately $237,000 and the issuance of Senior Subordinated Notes amounting to $255,000, due 2009. The balance of the borrowings was utilized to refinance debt incurred prior to the Transaction relating to the transfer of ownership and acquisition of the minority interest in the Weight Watchers businesses that operate in Australia and New Zealand. The acquisition of the minority interest resulted in approximately $15,900 of goodwill. In connection with the Transaction, the Company incurred approximately $8,300 in transaction costs and $15,900 in deferred financing costs. For U.S. Federal and State tax purposes, the Transaction was treated as a taxable sale under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. As a result, for tax purposes, the Company recorded a step-up in the tax basis of net assets. For financial reporting purposes, a valuation allowance of approximately $72,100 was established against the corresponding deferred tax asset of $144,200.

WEIGHCO ACQUISITION:

    On January 16, 2001, the Company acquired certain business assets of Weighco Enterprises, Inc., Weighco of Northwest, Inc. and Weighco of Southwest, Inc. ("Weighco"), for an aggregate purchase price of $83,800. See Note 3.

STOCK SPLIT:

    On October 29, 2001, the Company's board of directors declared a 4.70536-for-one stock split, which became effective concurrent with the effective date, November 15, 2001, of the registration statement filed by the Company in connection with its initial public offering ("IPO"). All common shares and per share amounts have been retroactively restated for the stock split. In addition, stock options and the respective exercise prices have been amended to reflect this split.

COMMON STOCK OFFERING:

    On November 15, 2001, 20,010 shares of the Company's common stock were sold on the New York Stock Exchange at an initial price to the public of $24.00 per share. The Company did not receive any

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION (CONTINUED)
of the proceeds from the sale of shares of the Company's common stock pursuant to this initial public offering.

    Simultaneous with the Transaction, the Company entered into a Registration Rights Agreement with Artal, under which the Company is obligated at the request of Artal, to register its common stock with the Securities and Exchange Commission and pay all costs associated with such registration. As a result, all costs incurred in connection with the Company's common stock offering have been recorded in shareholders' deficit.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN FISCAL YEAR:

    The Company changed its fiscal year from the last Saturday of April to the Saturday closest to December 31st effective with the eight months commencing April 30, 2000.

    The following table presents certain financial information for the eight months ended December 18, 1999 and December 30, 2000.

                                                          EIGHT MONTHS ENDED
                                                      ---------------------------
                                                      DECEMBER 18,   DECEMBER 30,
                                                          1999           2000
                                                       (34 WEEKS)     (35 WEEKS)
                                                      ------------   ------------
                                                              (UNAUDITED)
Revenues, net.......................................    $236,974       $273,175
Gross profit........................................    $114,592       $133,892
Income before income taxes and minority interest....    $ 39,020       $ 21,023
Provision for income taxes..........................    $ 15,150       $  5,857
Income before minority interest.....................    $ 23,870       $ 15,166
Minority interest...................................    $    694       $    147
Net Income..........................................    $ 23,176       $ 15,019

CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. In order to facilitate timely reporting in prior periods, certain foreign subsidiaries ended their fiscal years one month prior to the Company's fiscal year end with no material impact on the consolidated financial statements. The one-month lag was eliminated effective April 30, 2000. The effect on net income of these subsidiaries for the period March 31, 2000 through April 29, 2000 was $1,137 and was adjusted to opening accumulated deficit at April 30, 2000.

USE OF ESTIMATES:

    The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

TRANSLATION OF FOREIGN CURRENCIES:

    For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss).

CASH EQUIVALENTS:

    Cash and cash equivalents are defined as highly liquid investments with original maturities of three months or less.

INVENTORIES:

    Inventories, which consist of finished goods, are stated at the lower of cost or market on a first-in, first-out basis, net of reserves for obsolescence and shrinkage.

PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. For financial reporting purposes, equipment is depreciated on the straight-line method over the estimated useful lives of the assets (5 to 10 years). Leasehold improvements are amortized on the straight-line method over the shorter of the term of the lease or the useful life of the related assets (5 to 10 years). Expenditures for new facilities and improvements that substantially extend the useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income.

IMPAIRMENT OF LONG LIVED ASSETS:

    The Company follows the provisions of Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." This statement requires that certain assets be reviewed for impairment and, if impaired, remeasured at fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

    In October 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121. SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets. SFAS No. 144 is effective for the Company beginning
December 30, 2001. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's fiscal 2002 financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLES:

    Goodwill, trademarks and other intangibles arising from acquisitions, including the acquisition of previously franchised areas, have been amortized on a straight-line basis over periods ranging from 3 to 40 years. Amortization of goodwill, trademarks and other intangibles for the fiscal years ended April 24, 1999 and April 29, 2000, the eight months ended December 30, 2000 and the fiscal year ended December 29, 2001 was $4,228, $6,304, $4,515, and $10,511,
respectively.

    During 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." Effective December 30, 2001, the Company will no longer be required to amortize indefinite life goodwill as a charge to earnings for acquisitions completed prior to June 30, 2001. For acquisitions completed after June 30, 2001, the provisions of SFAS No. 141 and 142 were effective immediately.

    The following table presents a comparison of net income and earnings per share as if SFAS No. 142 had been adopted at the beginning of the earliest period presented below:

                                                                                  EIGHT
                                                  FISCAL YEAR   FISCAL YEAR      MONTHS        FISCAL YEAR
                                                     ENDED         ENDED          ENDED           ENDED
                                                   APRIL 24,     APRIL 29,    DECEMBER 28,    DECEMBER 29,
                                                     1999          2000           2000            2001
                                                  -----------   -----------   -------------   -------------
Reported net income available to common
  shareholders..................................    $47,982       $36,884        $14,019         $145,687
Addback: goodwill amortization, net of taxes....      3,318         3,765          2,640            6,357
                                                    -------       -------        -------         --------
  Adjusted net income available to common
    shareholders................................    $51,300       $40,649        $16,659         $152,044
                                                    =======       =======        =======         ========

Basic earnings per share:
  Reported net income available to common
    shareholders................................    $  0.17       $  0.20        $  0.13         $   1.34
  Addback: goodwill amortization................       0.01          0.02           0.02             0.06
                                                    -------       -------        -------         --------
    Adjusted net income available to common
      shareholders..............................    $  0.18       $  0.22        $  0.15         $   1.40
                                                    =======       =======        =======         ========

Diluted earnings per share:
  Reported net income available to common
    shareholders................................    $  0.17       $  0.20        $  0.13         $   1.31
  Addback: goodwill amortization................       0.01          0.02           0.02             0.06
                                                    -------       -------        -------         --------
    Adjusted net income available to common
      shareholders..............................    $  0.18       $  0.22        $  0.15         $   1.37
                                                    =======       =======        =======         ========

    In addition, the Company is required to conduct an annual review of goodwill and other intangible assets for potential impairment. The Company estimates that the adoption of these standards will reduce amortization expense for fiscal 2002 by approximately $6,400, net of taxes.

    The Company accounts for software costs under the AICPA Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SOP No. 98-1 requires capitalization of certain costs incurred in connection with developing or obtaining internally used software. Software costs are amortized over 3 to 5 years.

REVENUE RECOGNITION:

    The Company earns revenue by conducting meetings, by selling products and aids at its meetings and to its franchisees, by collecting commissions from franchisees operating under the Weight Watchers name and by collecting royalties related to licensing agreements. Revenue is recognized when registration fees are paid, services are rendered, products are sold and commissions and royalties are earned. Deferred revenue, consisting of prepaid lecture income, is amortized into income over the period earned.

ADVERTISING COSTS:

    Advertising costs consist primarily of national and local direct mail, television, and spokesperson's fees. All costs related to advertising are expensed in the period incurred. Total advertising expenses for the fiscal years ended April 24, 1999 and April 29, 2000, the eight months ended December 30, 2000 and the fiscal year ended December 29, 2001 were $48,800, $48,027, $25,792 and $66,749, respectively.

INCOME TAXES:

    The Company provides for taxes based on current taxable income and the future tax consequences of temporary differences between the financial reporting and income tax carrying values of its assets and liabilities. Under SFAS
No. 109, "Accounting for Income Taxes", assets and liabilities acquired in purchase business combinations are assigned their fair values and deferred taxes are provided for lower or higher tax bases.

DERIVATIVE INSTRUMENTS AND HEDGING:

    The Company enters into forward and swap contracts to hedge transactions denominated in foreign currencies to reduce the currency risk associated with fluctuating exchange rates. These contracts are used primarily to hedge certain intercompany cash flows and for payments arising from some of the Company's foreign currency denominated obligations. In addition, the Company enters into interest rate swaps to hedge a substantial portion of its variable rate debt.

    Effective December 31, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives will be recorded each period in earnings or accumulated other comprehensive income (loss), depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive income (loss) will be included in earnings in the periods in which earnings are affected by the hedged item. As of December 31, 2000, the adoption of these new standards resulted in an adjustment of $5,086 ($3,204 net of taxes) to accumulated other comprehensive loss.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENTS:

    The Company uses the cost method to account for investments in which the Company holds 20% or less of the investee's voting stock and the Company does not have significant influence. Where the Company holds 50% or less of the investee's voting stock or where the Company has the ability to exercise significant influence over operating and financial policies of the investee, the investment is accounted for under the equity method.

DEFERRED FINANCING COSTS:

    Deferred financing costs consist of costs associated with the establishment of the Company's credit facilities resulting from the Transaction. During the fiscal year ended December 29, 2001, the Company incurred additional deferred financing costs of $2,406 associated with the Weighco acquisition and refinancing of its credit facilities. Such costs are being amortized using the interest rate method over the term of the related debt. Amortization expense for the fiscal year ended April 29, 2000, the eight months ended December 30, 2000 and the fiscal year ended December 29, 2001 was $1,112, $1,282 and $2,097, respectively. In connection with the refinancing, the Company recognized an extraordinary charge on the early extinguishment of debt of $2,875, net of taxes. See Note 5.

COMPREHENSIVE INCOME:

    Other comprehensive income represents the change in shareholders' deficit resulting from transactions other than shareholder investments and distributions. The Company's comprehensive income includes net income, changes in the fair value of derivative instruments and the effects of foreign currency translations.

RECENTLY ISSUED ACCOUNTING STANDARDS:

    In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for the Company beginning December 29, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material impact on its consolidated financial position or results of operations.

    In June 2001, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives," which is effective no later than periods beginning after December 15, 2001. EITF Issue No. 00-14 addresses the recognition, measurement and statement of earnings classification for certain sales incentive. EITF Issue No. 00-14 is effective for the Company beginning December 30, 2001. The Company has determined that the impact of adoption or subsequent application of EITF Issue No. 00-14 will not have a material effect on its consolidated results of operations.

RECLASSIFICATION:

    Certain prior year amounts have been reclassified to conform to the current year presentation.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. ACQUISITIONS

    On September 4, 2001, the Company completed the acquisition of Weight Watchers of Oregon, Inc., for an aggregate purchase price of $13,500. Substantially all of the purchase price in excess of the net assets acquired was recorded as goodwill. The acquisition has been accounted for under the provisions of SFAS No. 141, "Business Combinations". SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for by the purchase method of accounting, thereby eliminating the pooling-of-interests methods of accounting.

    On January 16, 2001, the Company completed the acquisition of Weighco, for an aggregate purchase price of $83,800 plus acquisition costs of $577. Assets acquired include inventory ($1,884) and property and equipment ($1,801). The excess of investment over the net book value of assets acquired at the date of acquisition resulted in goodwill of $80,692. The acquisition was financed through additional borrowings of $60,000 obtained pursuant to the Company's Amended and Restated Credit Agreement, dated January 16, 2001, and cash from operations.

    These acquisitions have been accounted for under the purchase method of accounting and accordingly, earnings have been included in the consolidated operating results of the Company since the date of acquisition.

    The following table presents unaudited pro forma financial information that reflects the consolidated results of operations of the Company, including Weighco, as if the acquisition had occurred as of the beginning of the period. This pro forma information does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the consolidated companies.

                                                                 PRO FORMA
                                                             EIGHT MONTHS ENDED
                                                                DECEMBER 30,
                                                                    2000
                                                             ------------------
Revenue....................................................       $306,509
Net income.................................................       $ 17,257
Per share information:
Basic and diluted earnings per share.......................       $   0.15

4. PROPERTY AND EQUIPMENT

    The components of property and equipment were:

                                                             APRIL 29,    DECEMBER 30,    DECEMBER 29,
                                                                2000          2000            2001
                                                             ----------   -------------   -------------
Leasehold improvements.....................................    $17,954       $19,218         $18,059
Equipment..................................................     30,900        31,921          36,071
                                                               -------       -------         -------
                                                                48,854        51,139          54,130
Less: Accumulated depreciation and amortization............     41,911        43,006          43,494
                                                               -------       -------         -------
                                                                 6,943         8,133          10,636
Construction in progress...................................         58            12              89
                                                               -------       -------         -------
                                                               $ 7,001       $ 8,145         $10,725
                                                               =======       =======         =======

    Depreciation and amortization expense of property and equipment for the fiscal years ended April 24, 1999 and April 29, 2000, the eight months ended December 30, 2000, and the fiscal year ended December 29, 2001 was $3,487, $2,982, $2,162 and $2,732, respectively.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. LONG-TERM DEBT

                                                 APRIL 29, 2000       DECEMBER 30, 2000      DECEMBER 29, 2001
                                              --------------------   --------------------   --------------------
                                                         EFFECTIVE              EFFECTIVE              EFFECTIVE
                                              BALANCE      RATE      BALANCE      RATE      BALANCE      RATE
                                              --------   ---------   --------   ---------   --------   ---------
EURO 100.0 million 13% Senior Subordinated
  Notes due 2009............................  $ 91,160     13.00%    $ 94,240     13.00%    $ 88,380     13.00%
US $150.0 million 13% Senior Subordinated
  Notes due 2009............................   150,000     13.00%     150,000     13.00%     150,000     13.00%
Term A Loan due 2005........................    71,875      9.22%      65,625      9.81%      63,639      6.95%
Term B Loan due 2007........................    74,813     10.04%      74,438     10.95%     108,000      8.25%
Transferable Loan Certificate due 2007......    86,782     10.04%      86,347     10.95%      64,000      8.25%
                                              --------               --------               --------
                                               474,630                470,650                474,019
Less Current Portion........................    14,120                 14,120                 15,699
                                              --------               --------               --------
                                              $460,510               $456,530               $458,320
                                              ========               ========               ========

    In connection with the Transaction, the Company entered into a credit facility ("Credit Facility") with The Bank of Nova Scotia, Credit Suisse First Boston and certain other lenders providing (i) a $75,000 term loan A facility ("Term Loan A"), (ii) a $75,000 term loan B facility ("Term Loan B"), (iii) an $87,000 transferable loan certificate ("TLC") and (iv) a revolving credit facility with borrowings up to $30,000 ("Revolving Credit Facility"). The Credit Facility was amended and restated on January 16, 2001 to provide for an additional $50,000 in borrowings in connection with the acquisition of Weighco (see Note 3) as follows: (i) Term Loan A was increased by $15,000, (ii) the Revolving Credit Facility was increased by $15,000 to $45,000 and (iii) a new $20,000 term loan D facility ("Term Loan D"). On December 21, 2001, the Amended and Restated Credit Facility dated January 16, 2001 was refinanced as follows:
(i) Term Loan B, Term Loan D and the TLC in the amount of $71,000, $19,000 and $82,000, respectively were repaid and replaced with a new Term Loan B of $108,000 and a new TLC of $64,000. No additional borrowings were incurred. Borrowings under the Credit Facility are paid quarterly and bear interest at a rate equal to LIBOR plus (a) in the case of Term Loan A and the Revolving Credit Facility, 1.75% or, at the Company's option, the alternate base rate, as defined, plus 0.75% and, (b) in the case of Term Loan B and the TLC, 2.50% or, at the Company's option, the alternate base rate plus 1.50%. At December 29, 2001, the interest rates were 3.73% for Term Loan A, 4.40% for Term Loan B, and 4.43% for the TLC. All assets of the Company collateralize the Credit Facility.

    In addition, as part of the Transaction, the Company issued $150,000 USD denominated and E100,000 EUR denominated principal amount of 13% Senior Subordinated Notes due 2009 (the "Notes") to qualified institutional buyers. At December 29, 2001, the E100,000 EUR notes translated into $88,380 USD denominated equivalent. The impact of the change in foreign exchange rates related to euro denominated debt is reflected in the income statement. Interest is payable on the Notes semi-annually on April 1 and October 1 of each year. The Company uses interest rate swaps and foreign currency forward contracts in association with its debt. The Notes are uncollateralized senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including the Credit Facility. The notes are guaranteed by certain subsidiaries of the Company.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. LONG-TERM DEBT (CONTINUED)
    The Credit Facility contains a number of covenants that, among other things, restrict the Company's ability to dispose of assets, incur additional indebtedness, or engage in certain transactions with affiliates and otherwise restrict the Company's corporate activities. In addition, under the Credit Facility, the Company is required to comply with specified financial ratios and tests, including minimum fixed charge coverage and interest coverage ratios and maximum leverage ratios.

    The aggregate amounts of existing long-term debt maturing in each of the next five years and thereafter are as follows:

2002........................................................  $ 15,699
2003........................................................    20,161
2004........................................................    17,630
2005........................................................    17,029
2006........................................................     1,720
2007 and thereafter.........................................   401,780
                                                              --------
                                                              $474,019
                                                              ========

6. REDEEMABLE PREFERRED STOCK

    The Company issued one million shares of Series A Preferred Stock in conjunction with the Transaction. Holders of the Series A Preferred Stock are entitled to receive dividends at an annual rate of 6% payable annually in arrears. The liquidation preference of the Series A Preferred Stock is $25 per share. If there is a liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock are entitled to be paid out of the Company assets available for distribution to shareholders an amount in cash equal to the $25 liquidation preference per share plus all accrued and unpaid dividends prior to the distribution of any assets to holders of shares of common stock.

    Except as required by law, the holders of the preferred stock have no voting rights with respect to their shares of preferred stock, except that (1) the approval of holders of a majority of the outstanding shares of preferred stock, voting as a class, is required to amend, repeal or change any of the provisions of the Company's certificate of incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of preferred stock in a way that would affect them adversely and (2) the consent of each holder of Series A Preferred Stock is required for any amendment that reduces the dividend payable on or the liquidation value of the Series A Preferred Stock.

7. TREASURY STOCK

    On April 18, 2001, the Company entered into a Put/Call Agreement with Heinz, pursuant to which Heinz acquired the right and option to sell during the period ending on or before May 15, 2002, and the Company acquired the right and option to purchase after that date and on or before August 15, 2002, 6,719 shares of the common stock of the Company owned by Heinz. Under this agreement, during the fiscal year ended December 29, 2001, Heinz sold all of its shares to the Company at fair value for an aggregate purchase price of $27,132, which was funded with cash from operations. Heinz no longer holds any common stock of the Company.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. EARNINGS PER SHARE

    Basic earnings per share ("EPS") computations are calculated utilizing the weighed average number of common shares outstanding during the periods presented. Diluted EPS includes the weighted average number of common shares outstanding and the effect of common stock equivalents. The following table sets forth the computation of basic and diluted EPS.

                                                                          EIGHT MONTHS
                                                                             ENDED
                                                  APRIL 24,   APRIL 29,   DECEMBER 30,   DECEMBER 29,
                                                    1999        2000          2000           2001
                                                  ---------   ---------   ------------   ------------
Numerator:
  Net income....................................  $ 47,982    $ 37,759      $ 15,019       $147,187
  Preferred stock dividends.....................        --         875         1,000          1,500
                                                  --------    --------      --------       --------
    Numerator for basic and diluted EPS-income
      available to common shareholders..........  $ 47,982    $ 36,884      $ 14,019       $145,687
                                                  ========    ========      ========       ========
    Numerator for basic and diluted EPS-
      extraordinary item, net of taxes..........  $     --    $     --      $     --       $  2,875
                                                  ========    ========      ========       ========
    Numerator for basic and diluted EPS-income
      before extraordinary item.................  $ 47,982    $ 36,884      $ 14,019       $148,562
                                                  ========    ========      ========       ========
Denominator:
    Denominator for basic EPS-weighted-average
      shares....................................   276,430     182,206       111,988        108,676
    Effect of dilutive securities:
      Stock options.............................        --          --           183          2,299
                                                  --------    --------      --------       --------
    Denominator for diluted EPS-weighted-average
      shares....................................   276,430     182,206       112,171        110,975
                                                  ========    ========      ========       ========
EPS:
    Basic EPS:
    Income before extraordinary item............  $   0.17    $   0.20      $   0.13       $   1.37
    Extraordinary item, net of taxes............        --          --            --          (0.03)
                                                  --------    --------      --------       --------
        Net income..............................  $   0.17    $   0.20      $   0.13       $   1.34
                                                  ========    ========      ========       ========
    Diluted EPS:
      Income before extraordinary item..........  $   0.17    $   0.20      $   0.13       $   1.34
      Extraordinary item, net of taxes..........        --          --            --          (0.03)
                                                  --------    --------      --------       --------
        Net income..............................  $   0.17    $   0.20      $   0.13       $   1.31
                                                  ========    ========      ========       ========

9. STOCK PLANS

WEIGHT WATCHERS INCENTIVE COMPENSATION PLANS:

    On December 16, 1999, the board of directors adopted the 1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries (the "Plan"). The Plan is designed to promote the long-term financial interests and growth of the Company and its subsidiaries by attracting and

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. STOCK PLANS (CONTINUED)
retaining management with the ability to contribute to the success of the business. The Plan is to be administered by the board of directors or a committee thereof.

    Under the stock purchase component of the plan discussed above, 1,639 shares of common stock were sold to 45 members of the Company's management group at a price of $2.13 to $4.04 per share.

    Under the option component of the Plan, grants may take the following forms in the committee's sole discretion: Incentive Stock Options, Other Stock Options (other than incentive options), Stock Appreciation Rights, Restricted Stock, Purchase Stock, Dividend Equivalent Rights, Performance Units, Performance Shares and Other Stock--Based Grants. The maximum number of shares available for grant under this plan was 5,647 shares of authorized common stock as of the effective date of the Plan. In 2001, the number of shares available for grant was increased to 7,058 shares.

    Pursuant to the option component of the Plan, the board of directors authorized the Company to enter into agreements under which certain members of management received Non-Qualified Time and Performance Stock Options providing them the opportunity to purchase shares of the Company's common stock at an exercise price of $2.13 to $4.04. The options are exercisable based on the terms outlined in the agreement. The exercise price was equivalent to the fair market value at the date of grant.

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                       EIGHT MONTHS
                                                                           ENDED
                                                          APRIL 29,    DECEMBER 30,    DECEMBER 29,
                                                             2000          2000            2001
                                                          ----------   -------------   -------------
Dividend yield..........................................      0%            0%              0%
Volatility..............................................      0%            0%            34.6%
Risk-free interest rate.................................  6.5%-6.7%      5.9%-6.3%      5.1%-5.4%
Expected term (years)...................................      10            10             7.5

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. STOCK PLANS (CONTINUED)
    A summary of the Company's stock option activity is as follows:

                                        FISCAL YEAR ENDED            EIGHT MONTHS ENDED           FISCAL YEAR ENDED
                                          APRIL 29, 2000             DECEMBER 30, 2000            DECEMBER 29, 2001
                                    --------------------------   --------------------------   --------------------------
                                                   WEIGHTED                     WEIGHTED                     WEIGHTED
                                    NUMBER OF      AVERAGE       NUMBER OF      AVERAGE       NUMBER OF      AVERAGE
                                     SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                    ---------   --------------   ---------   --------------   ---------   --------------
Options outstanding,
  Beginning of year...............       --          $  --         4,934          $2.13         5,301          $2.13
  Granted.........................    4,934          $2.13           494          $2.13           731          $3.89
  Exercised.......................       --          $  --            --          $  --           (93)         $2.13
  Cancelled.......................       --          $  --          (127)         $2.13          (268)         $2.13
                                     ------                        -----                        -----
Options outstanding, end of
  year............................    4,934          $2.13         5,301          $2.13         5,671          $2.35
Options exercisable, end of
  year............................      164          $2.13         1,325          $2.13         2,479          $2.19
Options available for grant, end
  of year.........................      713                          346                        1,387
Weighted-average fair value of
  options granted during the
  year............................                   $1.03                        $0.98                        $1.89

    The weighted average remaining contractual life of options outstanding at April 29, 2000, December 30, 2000 and December 29, 2001 was 9.5, 8.9 and
8.3 years, respectively.

WEIGHTWATCHERS.COM STOCK INCENTIVE PLAN OF WEIGHT WATCHERS INTERNATIONAL, INC.
  AND SUBSIDIARIES:

    In April 2000, the board of directors adopted the WeightWatchers.com Stock Incentive Plan of Weight Watchers International, Inc. and Subsidiaries, pursuant to which selected employees were granted options to purchase shares of common stock of WeightWatchers.com, Inc. that are owned by the Company. The number of shares available for grant under this plan is 400 shares of authorized common stock of WeightWatchers.com, Inc. All options vest over a period of time, however, vesting of certain options may be accelerated if the Company achieves specified performance levels.

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                      FISCAL
                                                       YEAR      EIGHT MONTHS   FISCAL YEAR
                                                       ENDED        ENDED          ENDED
                                                     APRIL 29,   DECEMBER 30,   DECEMBER 29,
                                                       2000          2000           2001
                                                     ---------   ------------   ------------
Dividend yield.....................................     0%            0%            0%
Volatility.........................................     0%            0%            0%
Risk-free interest rate............................    6.5%       5.9%-6.3%      5.1%-5.4%
Expected term (years)..............................     10            10            10

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. STOCK PLANS (CONTINUED)
    A summary of the Company's stock option activity is as follows:

                                        FISCAL YEAR ENDED            EIGHT MONTHS ENDED           FISCAL YEAR ENDED
                                          APRIL 29, 2000             DECEMBER 30, 2000            DECEMBER 29, 2001
                                    --------------------------   --------------------------   --------------------------
                                                   WEIGHTED                     WEIGHTED                     WEIGHTED
                                    NUMBER OF      AVERAGE       NUMBER OF      AVERAGE       NUMBER OF      AVERAGE
                                     SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                    ---------   --------------   ---------   --------------   ---------   --------------
Options outstanding,
  Beginning of year...............      --           $  --           159          $0.50          173           $0.50
    Granted.......................     159           $0.50            14          $0.50           --           $  --
    Exercised.....................      --           $  --            --          $  --           --           $  --
    Cancelled.....................      --           $  --            --          $  --           (9)          $0.50
                                       ---                         -----                         ---
Options outstanding, end of
  year............................     159           $0.50           173          $0.50          164           $0.50
Options exercisable, end of
  year............................      --           $0.50            43          $0.50           84           $0.50
Options available for grant, end
  of year.........................     241                           227                         236
Weighted-average fair value of
  options granted during the
  year............................                   $0.16                        $0.23                        $  --

    The weighted average remaining contractual life of options outstanding at April 29, 2000, December 30, 2000 and December 29, 2001 was 10, 9.3 and
8.3 years, respectively.

    The pro forma effect of SFAS No. 123 on the Company's financial statements would have been as follows under the 1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries and the WeightWatchers.com Stock Incentive Plan of Weight Watchers International, Inc. and Subsidiaries:

                                                                           EIGHT
                                                          FISCAL YEAR      MONTHS      FISCAL YEAR
                                                             ENDED         ENDED          ENDED
                                                           APRIL 29,    DECEMBER 30,   DECEMBER 29,
                                                             2000           2000           2001
                                                          -----------   ------------   ------------
Net Income:
  As reported...........................................    $37,759        $15,019       $147,187
  Pro forma.............................................    $37,170        $14,984       $146,629
EPS:
  As reported...........................................    $  0.20        $  0.13       $   1.34
  Pro forma.............................................    $  0.20        $  0.12       $   1.34

HEINZ INCENTIVE COMPENSATION PLANS--PRIOR TO THE TRANSACTION:

    Certain qualifying employees of the Company were granted options to purchase Heinz common stock under Heinz's stock option plans. These options under the Plan have been granted at not less than market prices on the date of grant. Stock options granted have a maximum term of ten years. Vesting occurs from one to three years after the date of grant. Beginning in fiscal 1998, in order to place greater emphasis on creation of shareholder value, performance-accelerated stock options were granted to certain key executives. These options vest eight years after the grant date, subject to acceleration if predetermined share price goals are achieved.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. STOCK PLANS (CONTINUED)
    The pro forma effect of SFAS No. 123 on the Company's financial statements would have been as follows:

                                                              APRIL 24,
                                                                1999
                                                              ---------
Net Income:
  As reported...............................................   $47,982
  Pro forma.................................................    47,621
EPS:
  As reported...............................................   $  0.17
  Pro forma.................................................   $  0.17

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                              APRIL 24,
                                                                1999
                                                              ---------
Dividend yield..............................................     2.5%
Volatility..................................................    22.0%
Risk-free interest rate.....................................     5.1%
Expected term (years).......................................       5

10. INCOME TAXES

    The following tables summarizes the provision (benefit) for U.S. federal, state and foreign taxes on income:

                                                                            EIGHT MONTHS
                                    FISCAL YEAR ENDED   FISCAL YEAR ENDED      ENDED       FISCAL YEAR ENDED
                                        APRIL 24,           APRIL 29,       DECEMBER 30,     DECEMBER 29,
                                          1999                2000              2000             2001
                                    -----------------   -----------------   ------------   -----------------
Current:
  U.S federal.....................       $11,997             $ 5,727           $  234           $ 27,550
  State...........................         3,247               2,464              200              7,203
  Foreign.........................        11,837              11,591            5,319             11,394
                                         -------             -------           ------           --------
                                         $27,081             $19,782           $5,753           $ 46,147
                                         -------             -------           ------           --------
Deferred:
  U.S federal.....................       $ 6,368             $ 7,800           $   --           $(59,665)
  State...........................           312                 368               --             (5,494)
  Foreign.........................         2,599                 373              104             (4,186)
                                         -------             -------           ------           --------
                                         $ 9,279             $ 8,541           $  104           $(69,345)
                                         -------             -------           ------           --------
Total tax provision (benefit).....       $36,360             $28,323           $5,857           $(23,198)
                                         =======             =======           ======           ========

    The components of income before income taxes, minority interest and extraordinary item consist of the following:

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. INCOME TAXES (CONTINUED)

                                                                         EIGHT MONTHS
                                 FISCAL YEAR ENDED   FISCAL YEAR ENDED       ENDED       FISCAL YEAR ENDED
                                     APRIL 24,           APRIL 29,       DECEMBER 30,      DECEMBER 29,
                                       1999                2000              2000              2001
                                 -----------------   -----------------   -------------   -----------------
Domestic.......................       $48,199             $33,538           $ 9,399           $ 92,903
Foreign........................        37,636              33,378            11,624             34,068
                                      -------             -------           -------           --------
                                      $85,835             $66,916           $21,023           $126,971
                                      =======             =======           =======           ========

    The difference between the U.S. federal statutory tax rate and the Company's consolidated effective tax rate are as follows:

                                                                         EIGHT MONTHS
                                 FISCAL YEAR ENDED   FISCAL YEAR ENDED       ENDED       FISCAL YEAR ENDED
                                     APRIL 24,           APRIL 29,       DECEMBER 30,      DECEMBER 29,
                                       1999                2000              2000              2001
                                 -----------------   -----------------   -------------   -----------------
U.S. federal statutory rate....         35.0%               35.0%             35.0%             35.0%
Foreign income taxes...........          3.5                 1.7               4.0               0.8
States' income taxes (net of
  federal benefit).............          2.7                 2.6               0.6               0.9
Goodwill amortization..........          0.8                 0.4               1.0               0.2
Other..........................          0.4                 2.6               1.3              (1.6)
Valuation allowance............           --                  --             (14.0)            (53.6)
                                        ----                ----             -----             -----
Effective tax rate.............         42.4%               42.3%             27.9%            (18.3%)
                                        ====                ====             =====             =====

    The deferred tax assets and deferred tax (liabilities) recorded on the balance sheet are as follows:

                                                             APRIL 29,   DECEMBER 30,   DECEMBER 29,
                                                               2000          2000           2001
                                                             ---------   ------------   ------------
Depreciation/amortization..................................   $   304      $    333       $    509
Provision for estimated expenses...........................     1,771         2,702          1,756
Operating loss carryforwards...............................     4,369           953          4,186
Transaction expenses.......................................     2,933            --             --
WW.com advance.............................................        --         6,513         12,765
Other......................................................       216           143            411
Amortization...............................................   135,329       139,642        129,837
Less: Valuation allowance..................................   (71,979)      (71,903)            --
                                                              -------      --------       --------
Total deferred tax assets..................................   $72,943      $ 78,383       $149,464
                                                              =======      ========       ========
Transaction expenses.......................................   $    --      $ (4,374)      $ (2,266)
Deferred income............................................    (4,985)       (5,764)        (5,799)
Other......................................................    (3,231)       (3,497)        (3,514)
                                                              -------      --------       --------
Total deferred tax liabilities.............................   $(8,216)     $(13,635)      $(11,579)
                                                              =======      ========       ========
Net deferred tax assets....................................   $64,727      $ 64,748       $137,885
                                                              =======      ========       ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. INCOME TAXES (CONTINUED)
    On September 29, 1999, the Company effected a recapitalization and stock purchase agreement (the "Transaction") with its former parent, Heinz. For U.S. tax purposes, the Transaction was treated as a taxable sale under IRC section 338(h)(10), resulting in a step-up in the tax basis of net assets and recognition of a deferred tax asset in the amount of $144,200. At the time of the Transaction, the Company determined that it was more likely than not that a portion of the deferred tax asset would not be utilized. Therefore, a valuation allowance of $72,100 was established against the corresponding deferred tax asset. Based on the Company's performance since the Transaction, the Company determined that the valuation allowance is no longer required. Accordingly, the provision for taxes for the fiscal year ended December 29, 2001 includes a one-time reversal (credit) of the remaining balance of the valuation allowance of $71,903 related to the Transaction.

    As of December 29, 2001, various foreign subsidiaries of the Company had net operating loss carry forwards of approximately $13,953, which can be carried forward indefinitely.

    As of December 29, 2001, the Company's undistributed earnings of foreign subsidiaries are no longer considered to be reinvested permanently. The Company will record a deferred tax liability or asset, if any, based on the expected type of taxable or deductible amounts in future years, taking into account any related foreign tax credits and withholding taxes. No deferred tax liability or asset was required to be recorded for undistributed earnings of foreign subsidiaries as of December 29, 2001.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. RELATED PARTY TRANSACTIONS

WEIGHTWATCHERS.COM:

    On September 29, 1999, the Company entered into a subscription agreement with WeightWatchers.com, Artal and Heinz under which Artal, Heinz and the Company purchased common stock of WeightWatchers.com for a nominal amount. The Company owns approximately 19.8% of WeightWatchers.com's common stock while Artal owns approximately 72.2% of WeightWatchers.com's common stock. The Company accounts for its investment in Weighwatchers.com under the equity method of accounting.

    Under warrant agreements dated November 24, 1999, October 1, 2000, May 3, 2001, and September 10, 2001, the Company has received warrants to purchase an additional 6,395 shares of WeightWatchers.com's common stock in connection with the advances that the Company has made to WeightWatchers.com under the note described below. These warrants will expire from November 24, 2009 to September 10, 2011 and may be exercised at a price of $7.14 per share of WeightWatchers.com's common stock until their expiration. The exercise price and the number of shares of WeightWatchers.com's common stock available for purchase upon exercise of the warrants may be adjusted from time to time upon the occurrence of certain events.

    On October 1, 2000, the Company amended its loan agreement with WeightWatchers.com, increasing the aggregate principal amount from $10,000 to $23,500. On that date, the unpaid principal and accumulated interest was rolled over into the new loan. The Company further amended the agreement on May 3, 2001 and again on September 10, 2001, increasing the aggregate amount to $28,500 and $34,500, respectively. The principal amount may be advanced at any time or from time to time prior to July 31, 2003. The note bears interest at 13% per year, beginning on January 1, 2002, which interest shall be paid semi-annually starting on March 31, 2002. All principal outstanding under this note will be payable in six semi-annual installments, starting on March 31, 2004. The note may be prepaid at any time in whole or in part, without penalty. During the fiscal year ended April 29, 2000, the eight months ended December 30, 2000, and the fiscal year ended December 29, 2001, the Company advanced WeightWatchers.com $2,000, $14,800 and $17,400, respectively. As WeightWatchers.com is an equity investee, and the Company has been the only entity providing funding through fiscal year 2001, the Company reduced its loan receivable balances by all of WeightWatchers.com's losses. The remaining loan balances have been reviewed for impairment. As a result of such review, the Company has recorded a full valuation allowance against the remaining loan balances.

    The Company has guaranteed the performance of WeightWatchers.com's lease of its office space at 888 Seventh Avenue, New York, New York. The annual rent is $459 plus increases for operating expenses and real estate taxes. The lease expires in September 2003.

NELLSON AGREEMENT:

    On November 30, 1999, the Company entered into an agreement with Nellson Neutraceutical, Inc. ("Nellson"), a wholly-owned subsidiary of Artal, to purchase nutrition bar products manufactured by Nellson for sale at the Company's meetings. Under the agreement, Nellson agrees to produce sufficient nutrition bar products to fill the Company's purchase orders within 30 days of receipt. The Company is not bound to purchase a minimum quantity of nutrition bar products. The term of the agreement runs

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. RELATED PARTY TRANSACTIONS (CONTINUED) through December 31, 2004, and the Company has the option to renew the agreement for successive one-year periods by providing written notice to Nellson. Management believes the provisions of the agreement are comparable to those the Company would receive from a third party. Total purchases from Nellson for the fiscal year ended April 29, 2000, the eight months ended December 30, 2000, and the fiscal year ended December 29, 2001 were $4,301, $4,936 and $18,706, respectively.

MANAGEMENT AGREEMENT:

    Simultaneously with the closing of the Company's acquisition by Artal, the Company entered into a management agreement with The Invus Group, Ltd. ("Invus"), the independent investment advisor to Artal. Under this agreement, Invus provides the Company with management, consulting and other services in exchange for an annual fee equal to the greater of $1,000 or one percent of the Company's EBITDA (as defined in the indentures relating to the Company's senior subordinated notes), plus any related out-of-pocket expenses. This agreement is terminable at the option of Invus at any time or by the Company at any time after Artal owns less than a majority of the Company's voting stock. Administrative expenses for the fiscal year ended April 29, 2000, the eight months ended December 30, 2000 and the fiscal year ended December 29, 2001 were $583, $683 and $1,926, respectively.

HEINZ LICENSING AGREEMENT:

    At the closing of the Transaction, the Company granted to Heinz an exclusive worldwide, royalty-free license to use custodial trademarks (or any portion covering food and beverage products) in connection with Heinz licensed products. Heinz will pay the Company an annual fee of $1,200 for five years in exchange for the Company serving as the custodian of the custodial trademarks.

PRIOR TO THE TRANSACTION:

    Certain of Heinz' general and administrative expenses were allocated to the Company. Total costs allocated include charges for salaries of corporate officers and staff and other Heinz corporate overhead. Total costs charged to the Company for these services were $2,156 and $1,000 for the fiscal years ended April 24, 1999 and April 29, 2000, respectively.

    In addition, Heinz charged the Company for its share of group health insurance costs for eligible Company employees based upon location specific costs, overall insurance costs and loss experience incurred during a calendar year. In addition, various other insurance coverages were also provided to the Company through Heinz' consolidated programs. Workers compensation, auto, property, product liability and other insurance coverages are charged directly based on the Company's loss experience. Amounts charged to the Company for insurance costs were $4,339 and $3,800 for the fiscal years ended April 24, 1999 and April 29, 2000, respectively, and are recorded in selling, general and administrative expenses in the accompanying statements of operations.

    Total costs charged to the Company by Heinz for other miscellaneous services were $520 and $93 for the fiscal years ended April 24, 1999 and April 29, 2000, respectively, and were recorded in selling, general and administrative expenses in the accompanying statement of operations.

    The Company maintained a cash management arrangement with Heinz. On a daily basis, all available domestic cash was deposited and disbursements were withdrawn. Heinz charged the Company

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. RELATED PARTY TRANSACTIONS (CONTINUED) interest on the average daily balance maintained in an intercompany account. Net interest expense related to this arrangement included in the statements of operations was $3,081 and $1,700 for the fiscal years ended April 24, 1999 and April 29, 2000, respectively. The interest rate charged to or received by the Company was 6.25% in the fiscal year ended April 24, 1999 and 5.5% in the fiscal year ended April 29, 2000.

    Substantially all of the due from related parties of $133,783 at April 24, 1999 represents a note receivable from an affiliate of Heinz which was repaid in June 1999. Interest income reflected in the statements of operations related to this note receivable was $10,000 for the fiscal year ended April 24, 1999. The interest rate charged by the Company was LIBOR plus 25 basis points.

    Short-term borrowings due to an affiliate of Heinz of $16,250 at April 24, 1999 represented a note payable due April 28, 1999. Interest expense related to the note payable was $1,000 for the fiscal year ended April 24, 1999 and $35 for the fiscal year ended April 29, 2000.

    Pension costs and postretirement costs were also charged to the Company based upon eligible employees participating in the Plans.

12. EMPLOYEE BENEFIT PLANS

WEIGHT WATCHERS SPONSORED PLANS:

    Effective September 29, 1999, the net assets of the Heinz sponsored employee savings plan were transferred to the Weight Watchers sponsored plan upon execution of the Transaction. The Company sponsors the Weight Watchers Savings Plan (the "Savings Plan") for salaried and hourly employees. The Savings Plan is a defined contribution plan which provides for employer matching contributions up to 100% of the first 3% of an employee's eligible compensation. The Savings Plan also permits employees to contribute between 1% and 13% of eligible compensation on a pre-tax basis. Company contributions for the fiscal year ended April 29, 2000, the eight months ended December 30, 2000 and the fiscal year ended December 29, 2001 were $316, $433 and $823, respectively.

    The Company sponsors the Weight Watchers Profit Sharing Plan (the "Profit Sharing Plan") for all full-time salaried employees who are eligible to participate in the Savings Plan (except for certain senior management personnel). The Profit Sharing Plan provides for a guaranteed monthly employer contribution on behalf of each participant based on the participant's age and a percentage of the participant's eligible compensation. The Profit Sharing Plan has a supplemental employer contribution component, based on the Company's achievement of certain annual performance targets, which are determined annually by the Company's board of directors. The Company also reserves the right to make additional discretionary contributions to the Profit Sharing Plan.

    For certain senior management personnel, the Company sponsors the Weight Watchers Executive Profit Sharing Plan. Under the Internal Revenue Service ("IRS") definition, this plan is considered a Nonqualified Deferred Compensation Plan. There is a promise of payment by the Company made on the employees' behalf instead of an individual account with a cash balance. The account is valued at the end of each fiscal month, based on an annualized interest rate of prime plus 2%, with an annualized cap of 15%.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company is currently applying for a determination letter to qualify the Savings Plan under Section 401(a) of the IRS Code. It is the Company's opinion that the IRS will issue a favorable determination letter as to the qualified status of the Savings Plan.

HEINZ SPONSORED PLANS--PRIOR TO THE TRANSACTION:

    Domestic employees participated in certain defined pension plans, a defined contribution 401(k) savings plan and, for employees affected by certain IRS limits, a section 415 Excess Plan, all of which are sponsored by Heinz. The Company also provided post-retirement health care and life insurance benefits for employees who meet the eligibility requirements of the Heinz plans. Retirees share in the cost of these benefits based on age and years of service.

    Company contributions to the Heinz Savings Plan include a qualified age-related contribution and a matching of the employee's contribution, up to a specified amount.

    The following amounts were included in the Company's results of operations:

                                                             APRIL 24,   APRIL 29,
                                                               1999        2000
                                                             ---------   ---------
Defined Benefit Pension Plans..............................   $1,456       $ 421
Defined Benefit Postretirement Medical.....................   $  577       $ 253
Savings Plan...............................................   $2,170       $ 994

    In addition, foreign employees participated in certain Company sponsored pension plans and such charges, which are included in the results of operations, were not material.

13. RESTRUCTURING CHARGES

    During the fourth quarter of fiscal 1997, the Company announced a reorganization and restructuring program. The reorganization plan was designed to strengthen the Company's classroom business and improve profitability and global growth.

    Charges related to the restructuring were recognized to reflect the exit from the Personal Cuisine Food Option in United States company-owned locations, the relocation of classes from certain fixed retail outlets to traveling locations, and other initiatives involving the exit of certain under-performing business and product lines.

    Restructuring and related costs recorded in fiscal 1997 totaled $51,694 pretax. Pretax charges of $49,700 were classified as classroom operating expenses and $1,994 as selling, general and

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. RESTRUCTURING CHARGES (CONTINUED)
administrative expenses. The major components of the fiscal 1997 charges and the remaining accrual balances were as follows:

                                                       EMPLOYEE            EXIT COSTS
                                                      TERMINATION   -------------------------
                                         NON-CASH         AND       ACCRUED
                                           ASSET       SEVERANCE      EXIT     IMPLEMENTATION
                                        WRITE-DOWNS      COSTS       COSTS         COSTS         TOTAL
                                        -----------   -----------   --------   --------------   --------
Initial charge--1997..................    $ 27,402      $ 4,723     $19,569             --      $ 51,694
Amounts utilized--1997................     (27,402)        (339)        (46)            --       (27,787)
                                          --------      -------     -------        -------      --------
Accrued restructuring costs--April 26,
  1997................................          --        4,384      19,523             --        23,907
Implementation costs--1998............          --           --          --        $   999           999
Amounts utilized--1998................          --       (3,709)     (8,553)          (999)      (13,261)
                                          --------      -------     -------        -------      --------
Accrued restructuring costs--April 25,
  1998................................          --          675      10,970             --        11,645
Implementation costs--1999............          --           --          --             32            32
Amounts utilized--1999................          --         (186)     (3,769)           (32)       (3,987)
                                          --------      -------     -------        -------      --------
Accrued restructuring costs--April 24,
  1999................................          --          489       7,201             --         7,690
Amounts utilized--2000................          --           --      (2,904)            --        (2,904)
                                          --------      -------     -------        -------      --------
Accrued restructuring costs--April 29,
  2000................................          --          489       4,297             --         4,786
Amounts utilized--April 30 -
  December 30, 2000...................          --         (489)     (1,812)            --        (2,301)
                                          --------      -------     -------        -------      --------
Accrued restructuring costs--
  December 30, 2000...................          --           --       2,485             --         2,485
Amounts utilized--2001................          --           --      (2,202)            --        (2,202)
                                          --------      -------     -------        -------      --------
Accrued restructuring costs--
  December 29, 2001...................    $     --      $    --     $   283        $    --      $    283
                                          ========      =======     =======        =======      ========

    Asset write-downs of $16,900 consisted primarily of fixed assets and other long-term asset impairments that were recorded as a direct result of the Company's decision to exit businesses or facilities. Such assets were written down based on management's estimate of fair value. Write-downs of $10,502 were also recognized for estimated losses from disposals of classroom inventories, packaging materials and other assets related to product line rationalizations and process changes as a direct result of the Company's decision to exit businesses or facilities.

    Employee severance costs include charges related to both voluntary terminations and involuntary terminations. As part of the voluntary termination agreements, enhanced retirement benefits were offered to the affected employees. These amounts were included in the Employee Termination and Severance costs component of the restructuring charge.

    Exit costs consist primarily of contract and lease termination costs associated with the Company's decision to exit the activities described above. The remaining accrued exit costs will be utilized in 2002.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. CASH FLOW INFORMATION

                                                 FISCAL YEAR   FISCAL YEAR   EIGHT MONTHS   FISCAL YEAR
                                                    ENDED         ENDED         ENDED          ENDED
                                                  APRIL 24,     APRIL 29,    DECEMBER 30,   DECEMBER 29,
                                                    1999          2000           2000           2001
                                                 -----------   -----------   ------------   ------------
Net cash paid during the year for:
  Interest expense.............................    $2,748        $31,402        $31,639       $54,556
  Income taxes.................................    $5,380        $13,601        $ 8,405       $39,474
Noncash investing and financing activities were
  as follows:
  Deferred tax asset recorded as a component of
    shareholders' deficit in conjunction with
    the recapitalization of the Company........        --        $72,100             --            --
  Redeemable preferred stock issued to Heinz...        --        $25,875             --            --
  Reduction of existing receivable in
    connection with the acquisition of minority
    interest...................................        --             --        $ 1,124            --
  Fair value of assets acquired in connection
    with the acquisitions of Weighco and Weight
    Watchers of Oregon.........................        --             --             --       $ 3,709
  Liabilities incurred in connection with the
    public equity offering.....................        --             --             --       $ 1,950
  Liability incurred in connection with a
    noncompete agreement.......................        --             --             --       $ 1,200

15. COMMITMENTS AND CONTINGENCIES

LEGAL:

    Due to the nature of its activities, the Company is, at times, subject to pending and threatened legal actions which arise during the normal course of business. In the opinion of management, based in part upon advice of legal counsel, the disposition of such matters is not expected to have a material effect on the Company's results of operations or financial condition.

LEASE COMMITMENTS:

    Minimum rental commitments under non-cancelable operating leases, primarily for office and rental facilities at December 29, 2001, consist of the following:

2002........................................................  $13,000
2003........................................................    9,056
2004........................................................    5,913
2005........................................................    3,891
2006........................................................    2,424
2007 and thereafter.........................................   15,882
                                                              -------
Total.......................................................  $50,166
                                                              =======

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Total rent expense charged to operations under these leases for the fiscal years ended April 24, 1999 and April 29, 2000, the eight months ended
December 30, 2000, and the fiscal year ended December 29, 2001 was $11,000, $12,300, $8,155 and $14,818, respectively.

REPURCHASE AGREEMENTS:

    The Company is a party to a repurchase agreement related to the 10% minority interest in the classroom operation of Finland. Pursuant to this agreement, the Company may elect or be required to repurchase the minority shareholders' interest in this operation. If the Company repurchases the minority interest within five years of the original sale, the repurchase price is based on the original sales price times the increase in the consumer price index since the date of the sale. If the Company repurchases the minority interest after five years from the original sale, the repurchase price is based on a multiple of the average operating income during the last three years.

FRANCHISE PROFIT SHARING FUND:

    In October 2000, the Company reached an agreement with certain franchisees regarding the sharing of profits of prior and future product sales. The settlement provided for a payment of approximately $3,836, to be paid out through 2001, and releases the Company from any future obligations to the franchisees under profit sharing arrangements dating back to 1969.

    The Company's franchise agreement with certain North American franchisees provides for an annual franchise profit sharing distribution based upon specified formulas. Profit sharing expense under this arrangement for the fiscal years ended April 24, 1999, April 29, 2000 and December 29, 2001 was $750, $400 and $40, respectively.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. SEGMENT AND GEOGRAPHIC DATA

    The Company is engaged principally in one line of business, weight control. The following table presents information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas and no material amounts of United States export sales.

                                                                      EXTERNAL SALES
                                                                --------------------------
                                                  FISCAL YEAR   FISCAL YEAR   EIGHT MONTHS   FISCAL YEAR
                                                     ENDED         ENDED         ENDED          ENDED
                                                   APRIL 24,     APRIL 29,    DECEMBER 30,   DECEMBER 29,
                                                     1999          2000           2000           2001
                                                  -----------   -----------   ------------   ------------
United States...................................   $189,366      $207,256       $150,199       $397,434
United Kingdom..................................     76,143        90,778         55,945         97,594
Continental Europe..............................     65,119        66,524         48,306         97,421
Australia and New Zealand.......................     33,980        35,016         18,725         31,421
                                                   --------      --------       --------       --------
                                                   $364,608      $399,574       $273,175       $623,870
                                                   ========      ========       ========       ========

                                                                 LONG-LIVED ASSETS
                                                              ------------------------
                                                  APRIL 24,   APRIL 29,   DECEMBER 30,   DECEMBER 29,
                                                    1999        2000          2000           2001
                                                  ---------   ---------   ------------   ------------
United States...................................  $149,054    $142,675      $142,641       $230,696
United Kingdom..................................     1,198         949         2,737          2,909
Continental Europe..............................     2,422       1,973         1,914          2,025
Australia and New Zealand.......................     7,878      21,132        18,402         16,260
                                                  --------    --------      --------       --------
                                                  $160,552    $166,729      $165,694       $251,890
                                                  ========    ========      ========       ========

17. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company's significant financial instruments include cash and cash equivalents, short and long-term debt, current and noncurrent notes receivable, currency exchange agreements and guarantees.

    In evaluating the fair value of significant financial instruments, the Company generally uses quoted market prices of the same or similar instruments or calculates an estimated fair value on a discounted cash flow basis using the rates available for instruments with the same remaining maturities. As of December 29, 2001, the fair value of financial instruments held by the Company approximated the recorded value. Based on the current interest rates, management believes that the carrying amount of the Company's debt approximates fair market value.

DERIVATIVE INSTRUMENTS AND HEDGING:

    The Company enters into forward and swap contracts to hedge transactions denominated in foreign currencies to reduce currency risk associated with fluctuating exchange rates. These contracts are used primarily to hedge certain intercompany cash flows and for payments arising from some of the Company's foreign currency denominated obligations. In addition, the Company enters into interest rate swaps to hedge a substantial portion of its variable rate debt. As of April 29, 2000, December 30,

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17. FINANCIAL INSTRUMENTS (CONTINUED)
2000 and December 29, 2001, the Company held currency and interest rate swap contracts to purchase certain foreign currencies totaling $139,428, $158,090 and $204,276, respectively. The Company also held separate currency and interest rate swap contracts to sell foreign currencies of $138,942, $163,454 and $207,730, respectively.

    As of December 29, 2001, losses of $1,137 ($716 net of taxes) for qualifying hedges, were reported as a component of accumulated other comprehensive loss. For the fiscal year ended December 29, 2001, the ineffective portion of changes in fair values of cash flow hedges was not material. In addition, fair value adjustments for non-qualifying hedges resulted in a reduction of net income of $697 ($1,125 before taxes) for the fiscal year ended December 29, 2001. The Company does not anticipate any reclassification to earnings from accumulated other comprehensive loss within the next twelve months.

18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The change in the Company's fiscal year end resulted in the elimination of the one month lag for certain foreign subsidiaries and is effective retroactive to April 30, 2000 which results in the quarterly data presented herein to differ from that previously reported on the July 29, 2000 and October 28, 2000
Form 10-Q's. The change from the previous Form 10-Q's for revenue is an increase of $469 and a decrease of $6,469 for the quarters ended July 29, 2000 and October 28, 2000, respectively. The change for operating income is an increase of $2,374 and an increase of $2,443 for the quarters ended July 29, 2000 and October 28, 2000, respectively. The change for net income is an increase of $1,736 and an increase of $1,816 for the quarters ended July 29, 2000 and October 28, 2000, respectively.

    In addition, the Company reclassified certain expenses from other expense, net to selling, general and administrative expenses in the fourth quarter of the fiscal year ended December 29, 2001 which resulted in the quarterly data presented herein to differ from that reported previously on Form 10-Q's.

                                                               FOR THE FISCAL QUARTERS ENDED
                                                      ------------------------------------------------
                                                      JULY 24,   OCTOBER 23,   JANUARY 22,   APRIL 29,
                                                        1999        1999          2000         2000
                                                      --------   -----------   -----------   ---------
FISCAL YEAR ENDED APRIL 29, 2000
Revenues............................................  $92,174      $84,031       $90,507     $132,862
Operating income....................................  $27,669      $ 9,775       $13,922     $ 33,262
Net income..........................................  $17,095      $ 2,239       $   912     $ 17,513
Basic EPS...........................................  $  0.06      $  0.01       $  0.00     $   0.15
Diluted EPS.........................................  $  0.06      $  0.01       $  0.00     $   0.15

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)

                                                                 FOR THE FISCAL
                                                                 QUARTERS ENDED        TWO MONTHS
                                                             ----------------------      ENDED
                                                             JULY 29,   OCTOBER 28,   DECEMBER 30,
                                                               2000        2000           2000
                                                             --------   -----------   ------------
EIGHT MONTHS ENDED DECEMBER 30, 2000
Revenues...................................................  $103,073     $107,582       $62,520
Operating income...........................................  $ 35,803     $ 26,830       $ 9,849
Net income (loss)..........................................  $ 13,705     $ 10,908       $(9,594)
Basic EPS..................................................  $   0.12     $   0.09       $ (0.09)
Diluted EPS................................................  $   0.12     $   0.09       $ (0.09)

                                                             FOR THE FISCAL QUARTERS ENDED
                                                  ---------------------------------------------------
                                                  MARCH 31,   JUNE 30,   SEPTEMBER 29,   DECEMBER 29,
                                                    2001        2001         2001            2001
                                                  ---------   --------   -------------   ------------
FISCAL YEAR ENDED DECEMBER 29, 2001
Revenues........................................  $171,951    $162,325     $144,064        $145,530
Operating income................................  $ 48,245    $ 57,496     $ 49,148        $ 39,800
Net income......................................  $ 23,238    $ 26,078     $ 16,118        $ 81,753
Basic EPS:
  Income before extraordinary item..............  $   0.20    $   0.23     $   0.15        $   0.80
  Extraordinary item, net of taxes..............  $     --    $     --     $     --        $  (0.03)
    Net income..................................  $   0.20    $   0.23     $   0.15        $   0.77
Diluted EPS:
  Income before extraordinary item..............  $   0.20    $   0.23     $   0.14        $   0.78
  Extraordinary item, net of taxes..............  $     --    $     --     $     --        $  (0.03)
    Net income..................................  $   0.20    $   0.23     $   0.14        $   0.75

    Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

19. SUBSEQUENT EVENTS

ACQUISITION:

    On January 18, 2002, the Company completed the acquisition of one of its franchisees, Weight Watchers of North Jersey, Inc., pursuant to the terms of the Asset Purchase Agreement executed on December 31, 2001 among Weight Watchers of North Jersey, Inc., the Company and Weight Watchers North America, Inc., a wholly-owned subsidiary of the Company. The acquisition will be accounted for by the purchase method of accounting. Substantially all of the purchase price in excess of the net assets acquired will be recorded as goodwill. The purchase price for the acquisition was $46,500. The acquisition was financed through additional borrowings pursuant to the Company's Amended and Restated Credit Agreement, dated December 21, 2001.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19. SUBSEQUENT EVENTS (CONTINUED)
REDEMPTION OF PREFERRED STOCK:

    On March 1, 2002, the Company redeemed all of the Company's Series A Preferred Stock for $25,000, plus accrued and unpaid dividends. The redemption was financed through additional borrowings of $12,000 obtained from the Company's Amended and Restated Credit Agreement, and cash from operations.

20. GUARANTOR SUBSIDIARIES

    The Company's payment obligations under the Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the following wholly-owned subsidiaries: 58 WW Food Corp.; Waist Watchers, Inc.; Weight Watchers Camps, Inc.; W.W. Camps and Spas, Inc.; Weight Watchers
Direct, Inc.; W/W Twentyfirst Corporation; W.W. Weight Reduction
Services, Inc.; W.W.I. European Services Ltd.; W.W. Inventory Service Corp.; Weight Watchers North America, Inc.; Weight Watchers UK Holdings Ltd.; Weight Watchers International Holdings Ltd.; Weight Watchers (U.K.) Limited; Weight Watchers (Exercise) Ltd.; Weight Watchers (Accessories & Publications) Ltd.; Weight Watchers (Food Products) Limited; Weight Watchers New Zealand Limited; BLTC Pty Ltd.; LLTC Pty Ltd.; Weight Watchers Asia Pacific Finance Limited Partnership (APF); Weight Watchers International Pty Limited; Fortuity Pty Ltd; and Gutbusters Pty Ltd. (collectively, the "Guarantor Subsidiaries"). The obligations of each Guarantor Subsidiary under its guarantee of the Notes are subordinated to such subsidiary's obligations under its guarantee of the new senior credit facility.

    Presented below is condensed consolidating financial information for Weight Watchers International, Inc. ("Parent Company"), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries (primarily companies incorporated in European countries other than the United Kingdom). In the Company's opinion, separate financial statements and other disclosures concerning each of the Guarantor Subsidiaries would not provide additional information that is material to investors. Therefore, the Guarantor Subsidiaries are combined in the presentation below.

    Investments in subsidiaries are accounted for by the Parent Company on the equity method of accounting. Earnings of subsidiaries are, therefore, reflected in the Parent Company's investments in subsidiaries' accounts. The elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                              AS OF APRIL 29, 2000
                                 (IN THOUSANDS)

                                                                             NON-
                                               PARENT      GUARANTOR      GUARANTOR
                                               COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                              ---------   ------------   ------------   ------------   ------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................  $  10,984     $ 22,465       $10,594       $      --      $  44,043
  Receivables, net..........................      6,006        5,606         1,265              --         12,877
  Notes receivable, current.................      2,791           --            --              --          2,791
  Inventories...............................         --        7,827         1,501              --          9,328
  Prepaid expenses..........................        748        6,240         1,372              --          8,360
  Deferred income taxes.....................      2,846       (2,752)           --              --             94
  Intercompany (payables) receivables.......    (32,114)      27,742         4,372              --             --
                                              ---------     --------       -------       ---------      ---------
    TOTAL CURRENT ASSETS....................     (8,739)      67,128        19,104              --         77,493
Investment in consolidated subsidiaries.....    162,320           --            --        (162,320)            --
Property and equipment, net.................      1,809        3,974         1,218              --          7,001
Notes and other receivables, noncurrent.....      7,045           --            --              --          7,045
Goodwill, net...............................     25,833      125,977           755              --        152,565
Trademarks and other intangible assets,
  net.......................................      1,960        5,193            10              --          7,163
Deferred income taxes.......................     (9,854)      77,428            --              --         67,574
Deferred financing costs....................     14,749          (83)           --              --         14,666
Other noncurrent assets.....................        163          365           172              --            700
                                              ---------     --------       -------       ---------      ---------
    TOTAL ASSETS............................  $ 195,286     $279,982       $21,259       $(162,320)     $ 334,207
                                              =========     ========       =======       =========      =========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES

  Short-term borrowings due to related
    party...................................  $   1,489     $     --       $    --       $      --      $   1,489
  Portion of long-term debt due within one
    year....................................     13,250          870            --              --         14,120
  Accounts payable..........................      1,438        9,084         1,840              --         12,362
  Salaries and wages........................      2,301        4,256         3,568              --         10,125
  Accrued interest..........................      3,521          561            --              --          4,082
  Accrued restructuring costs...............         --        4,786            --              --          4,786
  Foreign currency contract payable.........        486           --            --              --            486
  Other accrued liabilities.................      6,387        9,049         4,147              --         19,583
  Income taxes..............................     (1,846)       5,965         2,667              --          6,786
  Deferred revenue..........................         --        3,824           808              --          4,632
                                              ---------     --------       -------       ---------      ---------
    TOTAL CURRENT LIABILITIES...............     27,026       38,395        13,030              --         78,451
Long-term debt..............................    374,598       85,912            --              --        460,510
Deferred income taxes.......................      1,903          390           648              --          2,941
Other.......................................         --           --           546              --            546
                                              ---------     --------       -------       ---------      ---------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES...........................    376,501       86,302         1,194              --        463,997
Redeemable preferred stock..................     25,875        2,507           254          (2,761)        25,875
Shareholders' (deficit) equity..............   (234,116)     152,778         6,781        (159,559)      (234,116)
                                              ---------     --------       -------       ---------      ---------
    TOTAL LIABILITIES, REDEEMABLE PREFERRED
      STOCK AND SHAREHOLDERS' (DEFICIT)
      EQUITY................................  $ 195,286     $279,982       $21,259       $(162,320)     $ 334,207
                                              =========     ========       =======       =========      =========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                                NON-
                                                  PARENT      GUARANTOR      GUARANTOR
                                                  COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                  -------    ------------   ------------   ------------   ------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents....................  $ 26,699      $ 11,191       $ 6,611       $      --      $  44,501
  Receivables, net.............................     7,390         5,941         1,347              --         14,678
  Notes receivable, current....................     2,104            --             2              --          2,106
  Foreign currency contract receivable.........     5,364            --            --              --          5,364
  Inventories..................................        --        11,867         3,177              --         15,044
  Prepaid expenses.............................       961         7,809         2,329              --         11,099
  Deferred income taxes........................     2,846        (2,198)           --              --            648
  Intercompany (payables) receivables..........   (10,921)        3,147         7,774              --             --
                                                 --------      --------       -------       ---------      ---------
    TOTAL CURRENT ASSETS.......................    34,443        37,757        21,240              --         93,440
Investment in consolidated subsidiaries........   175,876            --            --        (175,876)            --
Property and equipment, net....................     1,272         5,679         1,194              --          8,145
Notes and other receivables, noncurrent........     5,601            --            --              --          5,601
Goodwill, net..................................    28,367       121,814           720              --        150,901
Trademarks and other intangible assets, net....     1,876         4,761            11              --          6,648
Deferred income taxes..........................   (44,713)      111,920            --              --         67,207
Deferred financing costs.......................    13,513            --            --              --         13,513
Other noncurrent assets........................       163           271           328              --            762
                                                 --------      --------       -------       ---------      ---------
    TOTAL ASSETS...............................  $216,398      $282,202       $23,493       $(175,876)     $ 346,217
                                                 ========      ========       =======       =========      =========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES
  Short-term borrowings due to related party...  $  1,730      $     --       $    --       $      --      $   1,730
  Portion of long-term debt due within one
    year.......................................    13,250           870            --              --         14,120
  Accounts payable.............................       932         8,379         2,678              --         11,989
  Salaries and wages...........................     3,568         3,533         3,443              --         10,544
  Accrued interest.............................     9,069           593            --              --          9,662
  Accrued restructuring costs..................        --         2,485            --              --          2,485
  Other accrued liabilities....................     9,420        10,540         3,255              --         23,215
  Income taxes.................................     1,677          (414)        2,397              --          3,660
  Deferred revenue.............................        --         4,843           993              --          5,836
                                                 --------      --------       -------       ---------      ---------
    TOTAL CURRENT LIABILITIES..................    39,646        30,829        12,766              --         83,241
Long-term debt.................................   371,053        85,477            --              --        456,530
Deferred income taxes..........................     2,481            --           626              --          3,107
Other..........................................        --            --           121              --            121
                                                 --------      --------       -------       ---------      ---------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES..............................   373,534        85,477           747              --        459,758
Redeemable preferred stock.....................    25,996            --            --              --         25,996
Shareholders' (deficit) equity.................  (222,778)      165,896         9,980        (175,876)      (222,778)
                                                 --------      --------       -------       ---------      ---------
    TOTAL LIABILITIES, REDEEMABLE PREFERRED
      STOCK AND SHAREHOLDERS' (DEFICIT)
      EQUITY...................................  $216,398      $282,202       $23,493       $(175,876)     $ 346,217
                                                 ========      ========       =======       =========      =========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 29, 2001
                                 (IN THOUSANDS)

                                                                          NON-
                                            PARENT      GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           ---------   ------------   ------------   ------------   ------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents..............  $   6,230     $  8,804        $ 8,304       $      --     $  23,338
  Receivables, net.......................      2,638        9,229          1,752              --        13,619
  Inventories............................         --       21,902          4,303              --        26,205
  Prepaid expenses.......................      1,263       11,970          2,711              --        15,944
  Deferred income taxes..................         --        4,773             --              --         4,773
  Intercompany (payables) receivables....   (157,902)     147,317         10,585              --            --
                                           ---------     --------        -------       ---------     ---------
    TOTAL CURRENT ASSETS.................   (147,771)     203,995         27,655              --        83,879
Investment in consolidated
  subsidiaries...........................    416,812           --             --        (416,812)           --
Property and equipment, net..............      1,221        8,132          1,372              --        10,725
Notes and other receivables,
  noncurrent.............................        325           --             --              --           325
Goodwill, net............................     26,769      206,881            652              --       234,302
Trademarks and other intangible assets,
  net....................................        874        5,962             27              --         6,863
Deferred income taxes....................     35,253      101,028             --              --       136,281
Deferred financing costs.................      9,164           --             --              --         9,164
Other noncurrent assets..................        462         (537)         1,384              --         1,309
                                           ---------     --------        -------       ---------     ---------
    TOTAL ASSETS.........................  $ 343,109     $525,461        $31,090       $(416,812)    $ 482,848
                                           =========     ========        =======       =========     =========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES
  Short-term borrowings due to related
    party................................  $   2,924     $    (36)       $    --       $      --     $   2,888
  Portion of long-term debt due within
    one year.............................     15,219          480             --              --        15,699
  Accounts payable.......................      1,287       14,077          2,334              --        17,698
  Salaries and wages.....................      6,951        4,611          3,571              --        15,133
  Accrued interest.......................      7,739           71             --              --         7,810
  Accrued restructuring costs............         --          283             --              --           283
  Foreign currency contract payable......      2,811           --             --              --         2,811
  Other accrued liabilities..............      8,112       11,561          3,856              --        23,529
  Income taxes...........................    (11,694)      18,544          2,289              --         9,139
  Deferred revenue.......................         --       11,121          1,899              --        13,020
                                           ---------     --------        -------       ---------     ---------
    TOTAL CURRENT LIABILITIES............     33,349       60,712         13,949              --       108,010
Long-term debt...........................    394,800       63,520             --              --       458,320
Deferred income taxes....................      2,481          109            579              --         3,169
Other....................................         --          624            246              --           870
                                           ---------     --------        -------       ---------     ---------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES........................    397,281       64,253            825              --       462,359
Redeemable preferred stock...............     25,996           --             --              --        25,996
Shareholders' (deficit) equity...........   (113,517)     400,496         16,316        (416,812)     (113,517)
                                           ---------     --------        -------       ---------     ---------
    TOTAL LIABILITIES, REDEEMABLE
      PREFERRED STOCK AND SHAREHOLDERS'
      (DEFICIT) EQUITY...................  $ 343,109     $525,461        $31,090       $(416,812)    $ 482,848
                                           =========     ========        =======       =========     =========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 24, 1999
                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $42,288      $257,202       $65,118        $     --       $364,608
Cost of revenues......................    3,685       135,095        40,145              --        178,925
                                        -------      --------       -------        --------       --------
  Gross profit........................   38,603       122,107        24,973              --        185,683
Marketing expenses....................    8,815        35,381         8,660              --         52,856
Selling, general and administrative
  expenses............................   23,720        20,353         7,428              --         51,501
                                        -------      --------       -------        --------       --------
  Operating income....................    6,068        66,373         8,885              --         81,326
Interest expense (income).............    2,922        (4,739)       (5,351)             --         (7,168)
Other expense, (income) net...........    1,925           802           (68)             --          2,659
Equity in income of consolidated
  subsidiaries........................   37,310            --            --         (37,310)            --
Franchise commission income (loss)....    8,697        (6,072)       (2,625)             --             --
                                        -------      --------       -------        --------       --------
  Income before income taxes and
    minority interest.................   47,228        64,238        11,679         (37,310)        85,835
Provision for income taxes............    7,944        22,860         5,556              --         36,360
                                        -------      --------       -------        --------       --------
  Income before minority interest.....   39,284        41,378         6,123         (37,310)        49,475
Minority interest.....................       --         1,108           385              --          1,493
                                        -------      --------       -------        --------       --------
  Net income..........................  $39,284      $ 40,270       $ 5,738        $(37,310)      $ 47,982
                                        =======      ========       =======        ========       ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 29, 2000
                                 (IN THOUSANDS)

                                                                     NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   ------------   ------------   ------------
Revenues, net........................  $ 32,836     $300,215       $66,523        $     --       $399,574
Cost of revenues.....................     4,911      155,251        41,227              --        201,389
                                       --------     --------       -------        --------       --------
  Gross profit.......................    27,925      144,964        25,296              --        198,185

Marketing expenses...................     7,417       35,707         8,329              --         51,453
Selling, general and administrative
  expenses...........................    24,487       21,926         7,346              --         53,759
Transaction costs....................     8,247           98            --              --          8,345
                                       --------     --------       -------        --------       --------
  Operating (loss) income............   (12,226)      87,233         9,621              --         84,628

Interest expense (income)............    27,642        4,607        (1,170)             --         31,079
Other (income) expense, net..........   (12,418)      (1,418)          469              --        (13,367)
Equity in income of consolidated
  subsidiaries.......................    44,441           --            --         (44,441)            --
Franchise commission income (loss)...    21,686      (18,500)       (3,186)             --             --
                                       --------     --------       -------        --------       --------
  Income before income taxes and
    minority interest................    38,677       65,544         7,136         (44,441)        66,916

Provision for income taxes...........       918       24,090         3,315              --         28,323
                                       --------     --------       -------        --------       --------
  Income before minority interest....    37,759       41,454         3,821         (44,441)        38,593

Minority interest....................        --          834            --              --            834
                                       --------     --------       -------        --------       --------

  Net income.........................  $ 37,759     $ 40,620       $ 3,821        $(44,441)      $ 37,759
                                       ========     ========       =======        ========       ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

                  FOR THE EIGHT MONTHS ENDED DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                     NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   ------------   ------------   ------------
Revenues, net........................  $ 20,794     $204,074       $48,307        $     --       $273,175
Cost of revenues.....................     4,571      105,444        29,268              --        139,283
                                       --------     --------       -------        --------       --------
  Gross profit.......................    16,223       98,630        19,039              --        133,892
Marketing expenses...................     2,784       18,994         5,208              --         26,986
Selling, general and administrative
  expenses...........................    15,844       12,877         5,703              --         34,424
                                       --------     --------       -------        --------       --------
  Operating (loss) income............    (2,405)      66,759         8,128              --         72,482
Interest expense (income)............    24,696       12,640          (211)             --         37,125
Other expense (income), net..........    15,527       (1,171)          (22)             --         14,334
Equity in income of consolidated
  subsidiaries.......................    26,621           --            --         (26,621)            --
Franchise commission income (loss)...    20,144      (17,647)       (2,497)             --             --
                                       --------     --------       -------        --------       --------
  Income before income taxes and
    minority interest................     4,137       37,643         5,864         (26,621)        21,023
(Benefit from) provision for income
  taxes..............................   (10,882)      14,558         2,181              --          5,857
                                       --------     --------       -------        --------       --------
  Income before minority interest....    15,019       23,085         3,683         (26,621)        15,166
Minority interest....................        --           --           147              --            147
                                       --------     --------       -------        --------       --------
  Net income.........................  $ 15,019     $ 23,085       $ 3,536        $(26,621)      $ 15,019
                                       ========     ========       =======        ========       ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED DECEMBER 29, 2001
                                 (IN THOUSANDS)

                                                                     NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   ------------   ------------   ------------
Revenues, net........................  $  4,194     $522,255       $97,421       $      --       $623,870
Cost of revenues.....................       821      231,402        54,213              --        286,436
                                       --------     --------       -------       ---------       --------
  Gross profit.......................     3,373      290,853        43,208              --        337,434
Marketing expenses...................        --       57,117        12,599              --         69,716
Selling, general and administrative
  expenses...........................    17,780       39,735        15,514              --         73,029
                                       --------     --------       -------       ---------       --------
  Operating (loss) income............   (14,407)     194,001        15,095              --        194,689
Interest expense (income)............    40,714       14,692          (869)             --         54,537
Other expense (income), net..........    14,983        3,592        (5,394)             --         13,181
Equity in income of consolidated
  subsidiaries.......................   109,285           --            --        (109,285)            --
Franchise commission income (loss)...    47,823      (42,084)       (5,739)             --             --
                                       --------     --------       -------       ---------       --------
  Income before income taxes and
    minority interest and
    extraordinary item...............    87,004      133,633        15,619        (109,285)       126,971
(Benefit from) provision for income
  taxes..............................   (63,058)      34,431         5,429              --        (23,198)
                                       --------     --------       -------       ---------       --------
  Income before minority interest....   150,062       99,202        10,190        (109,285)       150,169
Minority interest....................        --           --           107              --            107
                                       --------     --------       -------       ---------       --------
  Income before extraordinary item...   150,062       99,202        10,083        (109,285)       150,062
Extraordinary charge on early
  extinguishment of debt, net of
  taxes..............................     2,875           --            --              --          2,875
                                       --------     --------       -------       ---------       --------
  Net income.........................  $147,187     $ 99,202       $10,083       $(109,285)      $147,187
                                       ========     ========       =======       =========       ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOW

                    FOR THE FISCAL YEAR ENDED APRIL 24, 1999
                                 (IN THOUSANDS)

                                                                          NON-
                                             PARENT     GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            --------   ------------   ------------   ------------   ------------
Operating activities:
  Net income..............................  $39,284      $ 40,270        $ 5,738       $(37,310)      $ 47,982
  Adjustments to reconcile net income to
    cash provided by operating activities:
  Depreciation and amortization...........    2,378         6,609            599             --          9,586
  Deferred tax provision..................    1,735         4,345          3,199             --          9,279
  Allowance for doubtful accounts.........       84            30              4             --            118
  Reserve for inventory obsolescence,
    other.................................       --         1,824             99                         1,923
  Other items, net........................       --           153           (115)            --             38
  Changes in cash due to:
    Receivables...........................   (7,387)        1,318         (1,208)            --         (7,277)
    Inventories...........................       --        (1,772)           (77)            --         (1,849)
    Prepaid expense.......................      (20)       (1,141)          (293)            --         (1,454)
    Intercompany receivables/payables.....   38,494       (35,474)        (3,020)            --             --
    Due from related parties..............     (177)           80          3,790             --          3,693
    Accounts payable......................     (288)        3,698           (327)            --          3,083
    Accrued liabilities...................    1,003        (2,572)        (8,507)            --        (10,076)
    Deferred revenue......................       --        (1,450)           734             --           (716)
    Income taxes..........................  (36,393)       38,362          1,602             --          3,571
                                            --------     --------        -------       --------       --------
      Cash provided by operating
        activities........................   38,713        54,280          2,218        (37,310)        57,901
                                            --------     --------        -------       --------       --------
Investing activities:
  Capital expenditures....................     (271)       (1,612)          (591)            --         (2,474)
  Other items, net........................     (278)         (286)            (1)            --           (565)
                                            --------     --------        -------       --------       --------
      Cash used for investing
        activities........................     (549)       (1,898)          (592)            --         (3,039)
                                            --------     --------        -------       --------       --------
Financing activities:
  Net increase (decrease) in short-term
    borrowings............................       --         1,262           (406)            --            856
  Payment of dividends....................   (5,435)      (14,446)        (3,670)        13,183        (10,368)
  Payments on long-term debt..............   (1,081)           --             --             --         (1,081)
  Net Parent (settlements) advances.......  (31,483)      (32,903)         3,316         23,994        (37,076)
                                            --------     --------        -------       --------       --------
      Cash used for financing
        activities........................  (37,999)      (46,087)          (760)        37,177        (47,669)
                                            --------     --------        -------       --------       --------
Effect of exchange rate changes on cash
  and cash equivalents....................     (135)          281            214            133            493
Net increase in cash and cash
  equivalents.............................       30         6,576          1,080             --          7,686
Cash and cash equivalents, beginning of
  fiscal year.............................     (104)        5,800          6,133             --         11,829
                                            --------     --------        -------       --------       --------
Cash and cash equivalents, end of fiscal
  year....................................  $   (74)     $ 12,376        $ 7,213       $     --       $ 19,515
                                            ========     ========        =======       ========       ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOW

                    FOR THE FISCAL YEAR ENDED APRIL 29, 2000
                                 (IN THOUSANDS)

                                                                          NON-
                                            PARENT      GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           ---------   ------------   ------------   ------------   ------------
Operating activities:
  Net income.............................  $  37,759     $ 40,620       $  3,821       $(44,441)     $  37,759
  Adjustments to reconcile net income to
    cash provided by (used for) operating
    activities:
  Depreciation and amortization..........      2,326        6,028            932             --          9,286
  Bond issuance costs....................      1,112           --             --             --          1,112
  Deferred tax provision.................      3,785        4,685             71             --          8,541
  Unrealized loss on derivative
    instruments..........................        499           --             --             --            499
  Allowance for doubtful accounts........       (352)         (29)            (4)            --           (385)
  Reserve for inventory obsolescence,
    other................................         --        3,332             28             --          3,360
  Other items, net.......................         --       (2,492)            --             --         (2,492)
  Changes in cash due to:
    Receivables..........................      5,205       (1,295)         9,514             --         13,424
    Inventories..........................         --       (5,453)           276             --         (5,177)
    Prepaid expense......................        108       (1,691)           782             --           (801)
    Due from related parties.............    (15,149)         384             --             --        (14,765)
    Accounts payable.....................        807       (1,272)        (1,047)            --         (1,512)
    Accrued liabilities..................      4,039       (1,845)         3,087             --          5,281
    Deferred revenue.....................                  (1,827)            74             --         (1,753)
    Income taxes.........................     90,650      (97,918)         4,776             --         (2,492)
                                           ---------     --------       --------       --------      ---------
    Cash provided by (used for) operating
      activities.........................    130,789      (58,773)        22,310        (44,441)        49,885
                                           ---------     --------       --------       --------      ---------
Investing activities:
  Capital expenditures...................       (299)      (1,004)          (571)            --         (1,874)
  Acquisitions of minority interest......         --      (15,900)            --             --        (15,900)
  Other items, net.......................     (2,067)         116             84             --         (1,867)
                                           ---------     --------       --------       --------      ---------
    Cash used for investing activities...     (2,366)     (16,788)          (487)            --        (19,641)
                                           ---------     --------       --------       --------      ---------
Financing activities:
  Net increase (decrease) in short-term
    borrowings...........................         --        1,235         (6,690)            --         (5,455)
  Parent company investment in
    subsidiaries.........................    (34,693)          --             --         34,693             --
  Proceeds from borrowings...............    404,260       87,000             --             --        491,260
  Repurchase of common stock.............   (324,476)          --             --             --       (324,476)
  Payment of dividends...................     (2,797)      (3,120)        (4,494)         7,615         (2,796)
  Payments on long-term debt.............     (3,312)        (218)            --             --         (3,530)
  Deferred financing costs...............    (15,861)          --             --             --        (15,861)
  Net Parent (settlements) advances......   (138,998)      14,552         (7,175)           591       (131,030)
                                           ---------     --------       --------       --------      ---------
    Cash (used for) provided by financing
      activities.........................   (115,877)      99,449        (18,359)        42,899          8,112
                                           ---------     --------       --------       --------      ---------
Effect of exchange rate changes on cash
and cash equivalents.....................     (1,488)     (13,799)           (83)         1,542        (13,828)
Net increase in cash and cash
equivalents..............................     11,058       10,089          3,381             --         24,528
Cash and cash equivalents, beginning of
fiscal year..............................        (74)      12,376          7,213             --         19,515
                                           ---------     --------       --------       --------      ---------
Cash and cash equivalents, end of fiscal
year.....................................  $  10,984     $ 22,465       $ 10,594       $     --      $  44,043
                                           =========     ========       ========       ========      =========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOW

                  FOR THE EIGHT MONTHS ENDED DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                                        NON-
                                                          PARENT      GUARANTOR      GUARANTOR
                                                          COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                         ---------   ------------   ------------   ------------   ------------
Operating activities:
  Net income...........................................  $ 15,019      $ 23,085       $ 3,536        $(26,621)      $ 15,019
  Adjustments to reconcile net income to cash provided
    by (used for) operating activities:
  Depreciation and amortization........................     1,930         4,266           411              --          6,607
  Bond issuance costs..................................     1,282            --            --              --          1,282
  Deferred tax provision...............................        --           104            --              --            104
  Unrealized gain on derivative instruments............    (5,815)           --            --              --         (5,815)
  Accounting for equity investment.....................    17,604            --            --              --         17,604
  Elimination of foreign subsidiaries one month
    reporting lag......................................     1,137            86         1,120          (1,137)         1,206
  Allowance for doubtful accounts......................        --           198            --              --            198
  Reserve for inventory obsolescence, other............        --         3,981            12              --          3,993
  Other items, net.....................................                    (532)         (422)             --           (954)
  Changes in cash due to:..............................                                                                   --
    Receivables........................................    (2,096)         (566)          (84)             --         (2,746)
    Inventories........................................        --        (7,214)       (1,688)             --         (8,902)
    Prepaid expense....................................      (213)       (2,422)         (957)             --         (3,592)
    Intercompany receivables/payables..................   (21,193)       24,595        (3,402)             --             --
    Due from related parties...........................       241            --            --              --            241
    Accounts payable...................................    (1,072)          (69)          838              --           (303)
    Accrued liabilities................................     9,327        (1,450)       (1,015)             --          6,862
    Deferred revenue...................................        --           858           185              --          1,043
    Income taxes.......................................    38,960       (41,643)         (292)             --         (2,975)
                                                         --------      --------       -------        --------       --------
    Cash provided by (used for) operating activities...    55,111         3,277        (1,758)        (27,758)        28,872
                                                         --------      --------       -------        --------       --------
Investing activities:
  Capital expenditures.................................      (100)       (3,017)         (509)             --         (3,626)
  Advances and interest in equity investment...........   (15,604)           --            --              --        (15,604)
  Acquisitions of minority interest....................    (2,400)           --            --              --         (2,400)
  Other items, net.....................................      (148)          147             4              --              3
                                                         --------      --------       -------        --------       --------
    Cash used for investing activities.................   (18,252)       (2,870)         (505)             --        (21,627)
                                                         --------      --------       -------        --------       --------
Financing activities:
  Net increase (decrease) in short-term borrowings.....       566          (600)           --              --            (34)
  Parent company investment in subsidiaries............   (13,556)           --            --          13,556             --
  Payment of dividends.................................      (879)       (8,834)       (1,968)         10,802           (879)
  Payments on long-term debt...........................    (6,625)         (435)           --              --         (7,060)
  Net Parent advances..................................        --            --           421            (421)            --
                                                         --------      --------       -------        --------       --------
    Cash used for financing activities.................   (20,494)       (9,869)       (1,547)         23,937         (7,973)
                                                         --------      --------       -------        --------       --------
Effect of exchange rate changes on cash and
  cash equivalents.....................................      (650)       (1,812)         (173)          3,821          1,186
Net increase (decrease) in cash and cash equivalents...    15,715       (11,274)       (3,983)             --            458
Cash and cash equivalents, beginning of period.........    10,984        22,465        10,594              --         44,043
                                                         --------      --------       -------        --------       --------
Cash and cash equivalents, end of period...............  $ 26,699      $ 11,191       $ 6,611        $     --       $ 44,501
                                                         ========      ========       =======        ========       ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOW

                  FOR THE FISCAL YEAR ENDED DECEMBER 29, 2001
                                 (IN THOUSANDS)

                                                                                    NON-
                                                      PARENT      GUARANTOR      GUARANTOR
                                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                     ---------   ------------   ------------   ------------   ------------
Operating activities:
  Net income.......................................  $ 147,187    $  99,202       $10,083       $(109,285)     $ 147,187
  Adjustments to reconcile net income to cash
    provided by (used for) operating activities:
  Depreciation and amortization....................      2,311       10,346           586              --         13,243
  Amortization of deferred financing costs.........      2,097           --            --              --          2,097
  Deferred tax (benefit) provision.................    (77,663)       6,594            --              --        (71,069)
  Unrealized loss on derivative instruments........      1,125           --            --              --          1,125
  Accounting for equity investment.................     17,344           --            --              --         17,344
  Allowance for doubtful accounts..................      6,123          207            --              --          6,330
  Reserve for inventory obsolescence, other........         --        2,718            --              --          2,718
  Foreign currency exchange rate (gain) loss.......     (6,501)          29           (24)             --         (6,496)
  Extraordinary charges from early extinguisment of
    debt...........................................      2,875           --            --              --          2,875
  Other items, net.................................         --           46           145              --            191
  Changes in cash due to:
    Receivables....................................      4,279       (3,539)         (509)             --            231
    Inventories....................................         --      (10,531)       (1,364)             --        (11,895)
    Prepaid expense................................       (301)      (4,740)         (564)             --         (5,605)
    Intercompany receivables/payables..............    151,062     (146,455)       (4,607)             --             --
    Due from related parties.......................      1,194          (36)           --              --          1,158
    Accounts payable...............................        180        5,173          (152)             --          5,201
    Accrued liabilities............................      1,352         (609)        1,242              --          1,985
    Deferred revenue...............................         --        6,295           995              --          7,290
    Income taxes...................................    (11,493)      19,057            90              --          7,654
                                                     ---------    ---------       -------       ---------      ---------
    Cash provided by (used for) operating
      activities...................................    241,171      (16,243)        5,921        (109,285)       121,564
                                                     ---------    ---------       -------       ---------      ---------
Investing activities:
  Capital expenditures.............................       (269)      (2,724)         (841)             --         (3,834)
  Advances and interest in equity investment.......    (17,344)          --            --              --        (17,344)
  Acquisitions.....................................         --      (97,877)           --              --        (97,877)
  Other items, net.................................        310       (1,276)          (97)             --         (1,063)
                                                     ---------    ---------       -------       ---------      ---------
    Cash used for investing activities.............    (17,303)    (101,877)         (938)             --       (120,118)
                                                     ---------    ---------       -------       ---------      ---------
Financing activities:
  Net increase in short-term borrowings............  $     175    $     573       $    --       $      --      $     748
  Proceeds from borrowings.........................     60,042           --            --              --         60,042
  Parent company investment in subsidiaries........   (240,936)          --            --         240,936             --
  Payment of dividends.............................     (1,500)      (4,893)       (3,732)          8,625         (1,500)
  Payments on long-term debt.......................    (28,466)     (22,347)           --              --        (50,813)
  Deferred financing costs.........................     (2,406)          --            --              --         (2,406)
  Net Parent (settlements) advances................         --      142,449           995        (143,444)            --
  Purchase of treasury stock.......................    (27,132)          --            --              --        (27,132)
  Cost of public equity offering...................     (1,017)          --            --              --         (1,017)
  Proceeds from sale of common stock...............        525           --            --              --            525
  Proceeds from stock options exercised............        198           --            --              --            198
                                                     ---------    ---------       -------       ---------      ---------
    Cash (used for) provided by financing
      activities...................................   (240,517)     115,782        (2,737)        106,117        (21,355)
                                                     ---------    ---------       -------       ---------      ---------
Effect of exchange rate changes on cash and cash
  equivalents......................................     (3,820)         (49)         (553)          3,168         (1,254)
Net (decrease) increase in cash and cash
  equivalents......................................    (20,469)      (2,387)        1,693              --        (21,163)
Cash and cash equivalents, beginning of fiscal
  year.............................................     26,699       11,191         6,611              --         44,501
                                                     ---------    ---------       -------       ---------      ---------
Cash and cash equivalents, end of fiscal year......  $   6,230    $   8,804       $ 8,304       $      --      $  23,338
                                                     =========    =========       =======       =========      =========

                 (This page has been left blank intentionally.)

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                   AS OF DECEMBER 29, 2001 AND MARCH 30, 2002

                                 (IN THOUSANDS)

                                                              DECEMBER 29,   MARCH 30,
                                                                  2001         2002
                                                              ------------   ---------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................    $  23,338    $ 34,494
  Receivables, net..........................................       13,619      16,634
  Inventories, net..........................................       26,205      22,217
  Prepaid expenses, other...................................       20,717      18,879
                                                                ---------    --------
    TOTAL CURRENT ASSETS....................................       83,879      92,224

Property and equipment, net.................................       10,725      10,922
Notes and other receivables, noncurrent.....................          325         243
Goodwill, trademarks and other intangible assets, net.......      241,165     288,029
Deferred income taxes.......................................      136,281     135,861
Deferred financing costs, other.............................       10,473      10,252
                                                                ---------    --------
    TOTAL ASSETS............................................    $ 482,848    $537,531
                                                                =========    ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS'
  DEFICIT
CURRENT LIABILITIES
  Portion of long-term debt due within one year.............    $  15,699    $ 32,199
  Accounts payable..........................................       17,698      13,016
  Accrued liabilities.......................................       52,454      61,429
  Income taxes..............................................        9,139      22,771
  Deferred revenue..........................................       13,020      20,725
                                                                ---------    --------
    TOTAL CURRENT LIABILITIES...............................      108,010     150,140

Long-term debt..............................................      458,320     453,498
Deferred income taxes.......................................        3,169       3,169
Other.......................................................          870         812
                                                                ---------    --------
    TOTAL LONG-TERM DEBT AND OTHER LIABILITIES..............      462,359     457,479

Redeemable preferred stock..................................       25,996          --
SHAREHOLDERS' DEFICIT
  Common stock, $0 par; 1,000,000 shares authorized; 111,988 shares issued; 105,500 shares outstanding at December
    29, 2001 and 105,748 shares at March 30, 2002...........           --          --
  Treasury stock, at cost, 6,488 shares at December 29, 2001
    and 6,240 shares at March 30, 2002......................      (26,196)    (25,198)
  Accumulated deficit.......................................      (73,998)    (36,470)
  Accumulated other comprehensive loss......................      (13,323)     (8,420)
                                                                ---------    --------
    TOTAL SHAREHOLDERS' DEFICIT.............................     (113,517)    (70,088)
                                                                ---------    --------
    TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND
      SHAREHOLDERS' DEFICIT.................................    $ 482,848    $537,531
                                                                =========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

          FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 30, 2002

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 30,
                                                                 2001         2002
                                                              ----------   ----------
                                                                    (UNAUDITED)
Meeting fees, net...........................................   $111,446     $134,356
Product sales and other, net................................     60,505       78,147
                                                               --------     --------
  Revenues, net.............................................    171,951      212,503
Cost of revenues............................................     77,443       96,017
                                                               --------     --------
  Gross profit..............................................     94,508      116,486
Marketing expenses..........................................     27,100       29,325
Selling, general and administrative expenses................     19,163       16,105
                                                               --------     --------
  Operating income..........................................     48,245       71,056
Interest expense, net.......................................     14,120       10,814
Other income, net...........................................       (986)        (621)
                                                               --------     --------
  Income before income taxes and minority interest..........     35,111       60,863
Provision for income taxes..................................     11,815       23,553
                                                               --------     --------
  Income before minority interest...........................     23,296       37,310
Minority interest...........................................         58           26
                                                               --------     --------
  Net income................................................   $ 23,238     $ 37,284
                                                               ========     ========
Preferred stock dividends...................................        375          254
                                                               --------     --------
  Net income available to common shareholders...............   $ 22,863     $ 37,030
                                                               ========     ========
Net income per share:
  Basic.....................................................   $   0.20     $   0.35
                                                               ========     ========
  Diluted...................................................   $   0.20     $   0.34
                                                               ========     ========
Weighted average common shares outstanding:
  Basic.....................................................    111,988      105,639
                                                               ========     ========
  Diluted...................................................    113,613      108,083
                                                               ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
                             SHAREHOLDERS' DEFICIT
                            AND COMPREHENSIVE INCOME

      FOR THE EIGHT MONTHS ENDED DECEMBER 30, 2000, THE FISCAL YEAR ENDED
          DECEMBER 29, 2001 AND THE THREE MONTHS ENDED MARCH 30, 2002
                                 (IN THOUSANDS)

                                                                                ACCUMULATED
                                  COMMON STOCK           TREASURY STOCK            OTHER
                              ---------------------   --------------------     COMPREHENSIVE        ACCUMULATED
                               SHARES      AMOUNT      SHARES     AMOUNT            LOSS              DEFICIT          TOTAL
                              ---------   ---------   --------   ---------   ------------------   ----------------   ---------
Balance at December 30,
  2000......................   111,988          --        --           --         $ (6,271)          $(216,507)      $(222,778)

Comprehensive Income:
  Net income................                                                                           147,187         147,187
  Translation adjustment....                                                        (3,132)                             (3,132)
  Change in fair value of
    derivatives accounted
    for as hedges...........                                                        (3,920)                             (3,920)
                                                                                                                     ---------
Total Comprehensive Income..                                                                                           140,135
                                                                                                                     ---------
Preferred stock dividend....                                                                            (1,500)         (1,500)
Purchase of treasury
  stock.....................                           6,719     $(27,132)                                  --         (27,132)
Stock options exercised.....                             (93)         375                                 (177)            198
Sale of common stock........                            (138)         561                                  (36)            525
Cost of public equity
  offering..................                                                                            (2,965)         (2,965)
                               -------     -------     -----     --------         --------           ---------       ---------
Balance at December 29,
  2001......................   111,988          --     6,488      (26,196)         (13,323)            (73,998)       (113,517)

Comprehensive Income:
  Net income................                                                                            37,284          37,284
  Translation adjustment....                                                         4,710                               4,710
  Change in fair value of
    derivatives accounted
    for as hedges...........                                                           193                                 193
                                                                                                                     ---------
Total Comprehensive Income..                                                                                            42,187
                                                                                                                     ---------
Preferred stock dividend....                                                                              (254)           (254)
Stock options exercised.....                            (248)         998                                 (472)            526
Tax benefit of stock options
  exercised.................                                                                               970             970
                               -------     -------     -----     --------         --------           ---------       ---------
  Balance at March 30,
    2002....................   111,988     $    --     6,240     $(25,198)        $ (8,420)          $ (36,470)      $ (70,088)
                               =======     =======     =====     ========         ========           =========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 30, 2002

                                 (IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 30,
                                                                 2001         2002
                                                              ----------   ----------
                                                                    (UNAUDITED)
    Cash provided by operating activities...................   $ 55,535     $ 73,154
                                                               --------     --------
Investing activities:
  Capital expenditures......................................       (691)      (1,041)
  Advances and interest in equity investment................     (5,863)          --
  Acquisitions..............................................    (83,800)     (46,548)
  Other items, net..........................................     (1,805)        (161)
                                                               --------     --------
    Cash used for investing activities......................    (92,159)     (47,750)
                                                               --------     --------

Financing activities:
  Net decrease in short-term borrowings.....................       (629)      (1,395)
  Proceeds from borrowings..................................     60,000       58,500
  Payment of dividends......................................         --       (1,249)
  Payments of long-term debt................................    (28,530)     (45,602)
  Redemption of redeemable preferred stock..................         --      (25,000)
  Proceeds from stock options exercised.....................         --          526
                                                               --------     --------
    Cash provided by (used for) financing activities........     30,841      (14,220)
                                                               --------     --------

Effect of exchange rate changes on cash and cash
  equivalents...............................................     (1,832)         (28)
Net (decrease) increase in cash and cash equivalents........     (7,615)      11,156
Cash and cash equivalents, beginning of period..............     44,501       23,338
                                                               --------     --------
Cash and cash equivalents, end of period....................   $ 36,886     $ 34,494
                                                               ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of Weight Watchers International, Inc. and Subsidiaries (the "Company"). The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include amounts that are based on management's best estimates and judgments. While all available information has been considered, actual amounts could differ from those estimates. The condensed consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation.

    This report should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001.

RECENTLY ISSUED ACCOUNTING STANDARDS:

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses the mandatory use of the purchase method of accounting for business combinations, elimination of indefinite life goodwill amortization, a revised framework for testing goodwill, impairment at a "reporting unit" level and new criteria for the identification and potential amortization of other intangible assets. The Company adopted SFAS No. 142 on December 30, 2001. See Note 3.

    In August 2001, the Financial Accounting Standards Board issued SFAS
No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of AICPA Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS No. 144 on December 30, 2001 and will adopt SFAS No. 143 on December 29, 2002. The adoption of SFAS No. 144 did not have a material impact on the Company's consolidated financial position or results of operations, nor does the Company expect the adoption of SFAS No. 143 to have any such material impact.

2.  ACQUISITIONS

    On January 18, 2002, the Company completed the acquisition of one of its franchisees, Weight Watchers of North Jersey, Inc., pursuant to the terms of an Asset Purchase Agreement executed on December 31, 2001 among Weight Watchers of North Jersey, Inc., the Company and Weight Watchers North America, Inc., a wholly-owned subsidiary of the Company. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations are included in the financial statements from the date of acquisition. Substantially all of the purchase price in excess of the net assets acquired has been recorded as goodwill and other intangible assets. Management is in the process of determining the allocation between goodwill and other intangible assets and expects this allocation to be finalized during the second quarter of fiscal 2002. The purchase price for the acquisition was $46,500. The acquisition was financed through additional borrowings pursuant to the

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  ACQUISITIONS (CONTINUED)
Company's Amended and Restated Credit Agreement, as amended on January 16, 2001 and as further amended on December 21, 2001 (the "Credit Facility"). See Note 4.

    On January 16, 2001, the Company completed the acquisition of the Company's franchised territories and certain business assets of Weighco
Enterprises, Inc., Weighco of Northwest, Inc., and Weighco of Southwest, Inc. ("Weighco"), for an aggregate purchase price of $83,800 plus acquisition costs of $577. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations are included in the financial statements from the date of the acquisition. Assets acquired include inventory ($1,884) and property and equipment ($1,801). The excess of investment over the net book value of assets acquired at the date of acquisition resulted in goodwill of $80,692. The acquisition was financed through additional borrowings of $60,000 obtained pursuant to the Credit Facility, and cash from operations.

3.  INTANGIBLE ASSETS

    In accordance with SFAS No. 142, the Company has performed a fair value impairment test on its goodwill and determined that no impairment loss was necessary as of December 30, 2001. As of March 30, 2002, certain intangible assets relating to the Company's acquisition of Weight Watchers of North
Jersey, Inc. have not been allocated from goodwill. The Company expects this allocation to be finalized during the second quarter of fiscal 2002. See Note 2.

    The carrying amount of amortized intangible assets as of December 29, 2001 and March 30, 2002 is as follows:

                                            DECEMBER 29, 2001          MARCH 30, 2002
                                         -----------------------   -----------------------
                                          GROSS                     GROSS
                                         CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    AMORTIZATION
                                          AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION      PERIOD
                                         --------   ------------   --------   ------------   ------------
Trademarks and other...................  $21,238      $18,659      $21,565      $18,979      3 - 5 years

    Unamortized goodwill is due mainly to acquisitions of the Company's franchised territories. The changes in the carrying amount of goodwill for the three months ended March 30, 2002 is due to the acquisition of Weight Watchers of North Jersey, Inc. and translation of the Company's foreign subsidiaries into U.S. Dollars. Aggregate amortization expense of definite lived intangible assets for the three months ended March 31, 2001 and March 30, 2002 was approximately $126 and $252, respectively.

    Estimated amortization expense for the next five fiscal years is as follows:

2002........................................................  $942
2003........................................................  $690
2004........................................................  $621
2005........................................................  $474
2006........................................................  $ 79

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  INTANGIBLE ASSETS (CONTINUED)
    As required by SFAS No. 142, the results for the three months ended March 31, 2001 have not been restated. A reconciliation of net income, as if SFAS No. 142 had been adopted, is presented below for the three months ended March 31, 2001 and March 30, 2002:

                                                                     THREE MONTHS ENDED
                                                              ---------------------------------
                                                              MARCH 31, 2001    MARCH 30, 2002
                                                              ---------------   ---------------
Reported net income available to common shareholders........      $22,863           $37,030
Addback: goodwill amortization (net of tax).................        1,452                --
                                                                  -------           -------
  Adjusted net income available to common shareholders......      $24,315           $37,030
                                                                  =======           =======
Basic earnings per share:
  Reported net income available to common shareholders......      $  0.20           $  0.35
  Addback: goodwill amortization............................         0.01                --
                                                                  -------           -------
    Adjusted net income available to common shareholders....      $  0.21           $  0.35
                                                                  =======           =======
Diluted earnings per share:
  Reported net income available to common shareholders......      $  0.20           $  0.34
  Addback: goodwill amortization............................         0.01                --
                                                                  -------           -------
    Adjusted net income available to common shareholders....      $  0.21           $  0.34
                                                                  =======           =======

4.  LONG-TERM DEBT

    In connection with the Transaction (See Note 5), the Company entered into the Credit Facility. As amended on January 16, 2001, the Credit Facility provided for (i) a $90,000 term loan A facility ("Term Loan A"), (ii) a $75,000 term loan B facility ("Term Loan B"), (iii) an $87,000 transferable loan certificate ("TLC"), (iv) a $20,000 term loan D facility ("Term Loan D") and
(v) a revolving credit facility with borrowings up to $45,000 ("Revolving Credit Facility"). On December 21, 2001, the Credit Facility was refinanced as follows:
(i) Term Loan B, term Loan D and the TLC in the amount of $71,000, $19,000 and $82,000, respectively, were repaid and replaced with a new Term Loan B of $108,000 and a new TLC of $64,000. Borrowings under the Credit Facility are paid quarterly and bear interest at rates which varied through the three months ended March 30, 2002 from 3.65% to 4.56%.

    In addition, as part of the Transaction, the Company issued $150,000 USD denominated and E100,000 EUR denominated principal amount of 13% Senior Subordinated Notes due 2009 (the "Notes") to qualified institutional buyers. At March 30, 2002, the E100,000 EUR notes translated into $87,160 USD denominated equivalent.

5.  REDEEMABLE PREFERRED STOCK

    The Company issued one million shares of Series A Preferred Stock in conjunction with a recapitalization and stock purchase agreement (the "Transaction") with its former parent, H.J. Heinz Company ("Heinz"). The liquidation preference of the Series A Preferred Stock is $25 per share.

    On March 1, 2002, the Company redeemed from Heinz all of the Company's Series A Preferred Stock for a redemption price of $25,000 plus accrued and unpaid dividends. The redemption was

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  REDEEMABLE PREFERRED STOCK (CONTINUED)
financed through additional borrowings of $12,000 under the Revolving Credit Facility and cash from operations.

6.  EARNINGS PER SHARE

    Basic earnings per share ("EPS") computations are calculated utilizing the weighted average number of common shares outstanding during the periods presented. Diluted EPS includes the weighted average number of common shares outstanding and the effect of common stock equivalents. The following table sets forth the computation of basic and diluted EPS.

                                                            THREE MONTHS ENDED
                                                          -----------------------
                                                          MARCH 31,    MARCH 30,
                                                             2001         2002
                                                          ----------   ----------
Numerator:
  Net income............................................   $ 23,238     $ 37,284
  Preferred stock dividends.............................        375          254
                                                           --------     --------
    Numerator for basic and diluted EPS-net income
      available to common shareholders..................   $ 22,863     $ 37,030
                                                           ========     ========
Denominator:
  Denominator for basic EPS-weighted-average shares.....    111,988      105,639
  Effect of dilutive securities:
    Stock options.......................................      1,625        2,444
                                                           --------     --------
  Denominator for diluted EPS-weighted-average shares...    113,613      108,083
                                                           ========     ========
EPS:
  Basic EPS.............................................   $   0.20     $   0.35
                                                           ========     ========
  Diluted EPS...........................................   $   0.20     $   0.34
                                                           ========     ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  INCOME TAXES

    The effective tax rate for the three months ended March 31, 2001 and March 30, 2002 were 33.7% and 38.7%, respectively. For the three months ended March 31, 2001, the primary differences between the U.S. federal statutory tax rate and the Company's effective tax rate were state income taxes, offset by lower statutory tax rates in certain foreign jurisdictions and the deferred tax asset valuation allowance. For the three months ended March 30, 2002, the primary differences between the U.S. federal statutory tax rate and the Company's effective tax rate were state income taxes, offset by lower statutory tax rates in certain foreign jurisdictions.

8.  WEIGHTWATCHERS.COM

    LOAN AGREEMENT:

    Pursuant to the amended loan agreement dated September 10, 2001 between the Company and WeightWatchers.com, through fiscal year 2001, the Company provided loans to WeightWatchers.com aggregating $34,500. The Company is not required to provide any additional funding to WeightWatchers.com. As WeightWatchers.com is an equity investee, and the Company has been the only entity providing funding through fiscal year 2001, the Company reduced its loan receivable balances by all of WeightWatchers.com's losses. The remaining loan receivable balances were then reviewed for impairment. As a result of such review, the Company recorded a full valuation allowance against the remaining loan receivable balances.

    The loans bear interest at 13% per year, beginning on January 1, 2002, and beginning March 31, 2002, interest shall be paid to the Company semi-annually. All principal outstanding under the agreement is payable in six semi-annual installments commencing on March 31, 2004. For the three months ended March 30, 2002, the Company recorded interest income of $1,100 on the note, for which payment in full was received in April 2002.

    In addition, the Company has guaranteed an operating lease of WeightWatchers.com for office space. The annual rental rate is $459 plus increases for operating expenses and real estate taxes. The lease expires in September 2003. If it is determined that WeightWatchers.com cannot meet its obligations under the terms of the operating lease, the Company will be required to fund this obligation and record a liability for the remaining lease payments, less any estimated sublease revenues.

    INTELLECTUAL PROPERTY LICENSE:

    The Company entered into an amended and restated intellectual property license agreement dated September 29, 2001, with WeightWatchers.com. In fiscal 2002, the Company began earning royalties pursuant to the agreement. For the three months ended March 30, 2002, the Company recorded royalty income of $720, for which payment in full was received in May 2002.

9.  LEGAL

    Due to the nature of its activities, the Company is, at times, subject to pending and threatened legal actions that arise out of the normal course of business. In the opinion of management, based in part upon advice of legal counsel, the disposition of all such matters is not expected to have a material effect on the Company's results of operations, its financial condition and its cash flows.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  DERIVATIVE INSTRUMENTS AND HEDGING

    The Company enters into forward and swap contracts to hedge transactions denominated in foreign currencies to reduce currency risk associated with fluctuating exchange rates. These contracts are used primarily to hedge certain foreign currency cash flows and for payments arising from some of the Company's foreign currency denominated debt obligations. In addition, the Company enters into interest rate swaps to hedge a substantial portion of its variable rate debt. As of March 31, 2001 and March 30, 2002, the Company held currency and interest rate swap contracts to purchase certain foreign currencies totaling $202,011 and $202,473, respectively. The Company also held separate currency and interest rate swap contracts to sell foreign currencies of $207,047 and 206,437, respectively.

    As of March 30, 2002, losses of $82 ($51 net of taxes) for qualifying hedges were reported as a component of accumulated other comprehensive loss. For the three months ended March 30, 2002, the ineffective portion of changes in fair values of cash flow hedges were not material. Fair value adjustments for non-qualifying hedges resulted in a reduction of net income of $280 ($444 before taxes) for the three months ended March 30, 2002. In addition, for the three months ended March 30, 2002, reclassification to earnings from accumulated other comprehensive loss resulted in a decrease to net income of $142 ($225 before taxes).

11.  COMPREHENSIVE INCOME

    Comprehensive income for the Company includes net income, the effects of foreign currency translation and changes in the fair value of derivative instruments.

    Comprehensive income is as follows:

                                                                THREE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 30,
                                                                 2001         2002
                                                              ----------   ----------
Net income..................................................    $23,238      $37,284
Foreign currency translation adjustment.....................     (3,950)       4,710
Change in fair value of derivatives
  Cumulative effect of the adoption of SFAS 133.............     (5,086)
  Current period changes in fair value of derivatives.......         --          193
                                                                -------      -------
Comprehensive income........................................    $14,202      $42,187
                                                                =======      =======

12.  GUARANTOR SUBSIDIARIES

    The Company's payment obligations under the Notes are fully and unconditionally guaranteed on a joint and several basis by the following wholly-owned subsidiaries: 58 WW Food Corp.; Waist Watchers, Inc.; Weight Watchers Camps, Inc.; W.W. Camps and Spas, Inc.; Weight Watchers Direct, Inc.; W/W Twentyfirst Corporation; W.W. Weight Reduction Services, Inc.; W.W.I. European Services Ltd.; W.W. Inventory Service Corp.; Weight Watchers North America, Inc.; Weight Watchers UK Holdings Ltd.; Weight Watchers International Holdings Ltd.; Weight Watchers (U.K.) Limited; Weight Watchers (Exercise) Ltd.; Weight Watchers (Accessories & Publication) Ltd.; Weight Watchers (Food Products) Limited; Weight Watchers New Zealand Limited; BLTC Pty Ltd.; LLTC
Pty Ltd.;

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  GUARANTOR SUBSIDIARIES (CONTINUED)
Weight Watchers Asia Pacific Finance Limited Partnership (APF); Weight Watchers International Pty Limited; Fortuity Pty Ltd.; and Gutbusters Pty Ltd. (collectively, the "Guarantor Subsidiaries"). The obligations of each Guarantor Subsidiary under its guarantee of the Notes are subordinated to such subsidiary's obligations under its guarantee of the Credit Facility.

    Presented below is condensed consolidating financial information for Weight Watchers International, Inc. ("Parent Company"), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries (primarily companies incorporated in European countries other than the United Kingdom). In the Company's opinion, separate financial statements and other disclosures concerning each of the Guarantor Subsidiaries would not provide additional information that is material to investors. Therefore, the Guarantor Subsidiaries are combined in the presentation below.

    Investments in subsidiaries are accounted for by the Parent Company utilizing the equity method of accounting. Earnings of subsidiaries are, therefore, reflected in the Parent Company's investments in subsidiaries' accounts. The elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

          SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 29, 2001
                                 (IN THOUSANDS)

                                                                                 NON-
                                                   PARENT      GUARANTOR      GUARANTOR
                                                   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ------------   ------------   ------------   ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.....................  $   6,230     $  8,804        $ 8,304       $      --     $  23,338
  Receivables, net..............................      2,638        9,229          1,752              --        13,619
  Inventories...................................         --       21,902          4,303              --        26,205
  Prepaid expenses, other.......................      1,263       16,743          2,711              --        20,717
  Intercompany (payables) receivables...........   (157,902)     147,317         10,585              --            --
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT ASSETS........................   (147,771)     203,995         27,655              --        83,879

Investment in consolidated subsidiaries.........    416,812           --             --        (416,812)           --
Property and equipment, net.....................      1,221        8,132          1,372              --        10,725
Notes and other receivables, noncurrent.........        325           --             --              --           325
Goodwill, trademarks and other intangibles,
  net...........................................     27,643      212,843            679              --       241,165
Deferred income taxes...........................     35,253      101,028             --              --       136,281
Deferred financing costs, other.................      9,626         (537)         1,384              --        10,473
                                                  ---------     --------        -------       ---------     ---------
    TOTAL ASSETS................................  $ 343,109     $525,461        $31,090       $(416,812)    $ 482,848
                                                  =========     ========        =======       =========     =========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  SHAREHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES
  Portion of long-term debt due within one
    year........................................  $  15,219     $    480        $    --       $      --     $  15,699
  Accounts payable..............................      1,287       14,077          2,334              --        17,698
  Accrued liabilities...........................     28,537       16,490          7,427              --        52,454
  Income taxes..................................    (11,694)      18,544          2,289              --         9,139
  Deferred revenue..............................         --       11,121          1,899              --        13,020
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT LIABILITIES...................     33,349       60,712         13,949              --       108,010

  Long-term debt................................    394,800       63,520             --              --       458,320
  Deferred income taxes.........................      2,481          109            579              --         3,169
  Other.........................................         --          624            246              --           870
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES...............................    397,281       64,253            825              --       462,359

  Redeemable preferred stock....................     25,996           --             --              --        25,996
  Shareholders' (deficit) equity................   (113,517)     400,496         16,316        (416,812)     (113,517)
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LIABILITIES, REDEEMABLE PREFERRED
      STOCK AND SHAREHOLDERS' (DEFICIT)
      EQUITY....................................  $ 343,109     $525,461        $31,090       $(416,812)    $ 482,848
                                                  =========     ========        =======       =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

          SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                              AS OF MARCH 30, 2002

                                 (IN THOUSANDS)

                                                                          NON-
                                            PARENT      GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           ---------   ------------   ------------   ------------   ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents..............  $   9,139     $ 17,529        $ 7,826       $      --      $ 34,494
  Receivables, net.......................      1,817       11,577          3,240              --        16,634
  Inventories............................         --       17,547          4,670              --        22,217
  Prepaid expenses, other................      1,194       15,546          2,139              --        18,879
  Intercompany (payables) receivables....   (169,490)     155,003         14,487              --            --
                                           ---------     --------        -------       ---------      --------
    TOTAL CURRENT ASSETS.................   (157,340)     217,202         32,362              --        92,224

Investment in consolidated
  subsidiaries...........................    458,374           --             --        (458,374)           --
Property and equipment, net..............      1,160        8,397          1,365              --        10,922
Notes and other receivables,
  noncurrent.............................        243           --             --              --           243
Goodwill, trademarks and other
  intangibles, net.......................     27,610      259,749            670              --       288,029
Deferred income taxes....................     34,699      100,073          1,089                       135,861
Deferred financing costs, other..........      9,299         (435)         1,388                        10,252
                                           ---------     --------        -------       ---------      --------
    TOTAL ASSETS.........................  $ 374,045     $584,986        $36,874       $(458,374)     $537,531
                                           =========     ========        =======       =========      ========

LIABILITIES AND SHAREHOLDERS' (DEFICIT)
  EQUITY CURRENT LIABILITIES
  Portion of long-term debt due within
    one year.............................  $  31,719     $    480        $    --       $      --      $ 32,199
  Accounts payable.......................        483        9,224          3,309              --        13,016
  Accrued liabilities....................     27,405       25,846          8,178              --        61,429
  Income taxes...........................     (7,933)      28,531          2,173              --        22,771
  Deferred revenue.......................         --       19,081          1,644              --        20,725
                                           ---------     --------        -------       ---------      --------
    TOTAL CURRENT LIABILITIES............     51,674       83,162         15,304              --       150,140

  Long-term debt.........................    389,978       63,520             --              --       453,498
  Deferred income taxes..................      2,481          112            576              --         3,169
  Other..................................         --          525            287              --           812
                                           ---------     --------        -------       ---------      --------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES........................    392,459       64,157            863              --       457,479

  Shareholders' (deficit) equity.........    (70,088)     437,667         20,707        (458,374)      (70,088)
                                           ---------     --------        -------       ---------      --------
    TOTAL LIABILITIES AND SHAREHOLDERS'
      (DEFICIT) EQUITY...................  $ 374,045     $584,986        $36,874       $(458,374)     $537,531
                                           =========     ========        =======       =========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

     SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $   881      $141,574       $29,496        $     --       $171,951
Cost of revenues......................      502        61,359        15,582              --         77,443
                                        -------      --------       -------        --------       --------
    Gross profit......................      379        80,215        13,914              --         94,508

Marketing expenses....................       --        22,088         5,012              --         27,100
Selling, general and administrative
  expenses............................    6,079        10,750         2,334              --         19,163
                                        -------      --------       -------        --------       --------
    Operating (loss) income...........   (5,700)       47,377         6,568              --         48,245

Interest expense (income), net........    9,720         4,565          (165)             --         14,120
Other (income) expenses, net..........     (998)           12            --              --           (986)
Equity in income of consolidated
  subsidiaries........................   25,355            --            --         (25,355)            --
Franchise commission income (loss)....   13,074       (11,506)       (1,568)             --             --
                                        -------      --------       -------        --------       --------
    Income before income taxes and
      minority interest...............   24,007        31,294         5,165         (25,355)        35,111

Provision for income taxes............      769         9,313         1,733              --         11,815
                                        -------      --------       -------        --------       --------
    Income before minority interest...   23,238        21,981         3,432         (25,355)        23,296

Minority interest.....................       --            --            58              --             58
                                        -------      --------       -------        --------       --------
    Net income........................  $23,238      $ 21,981       $ 3,374        $(25,355)      $ 23,238
                                        =======      ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

     SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 30, 2002

                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $ 1,510      $181,482       $29,511        $     --       $212,503
Cost of revenues......................       60        80,122        15,835              --         96,017
                                        -------      --------       -------        --------       --------
  Gross profit........................    1,450       101,360        13,676              --        116,486

Marketing expenses....................       --        24,743         4,582              --         29,325
Selling, general and administrative
  expenses............................    4,265         9,519         2,321              --         16,105
                                        -------      --------       -------        --------       --------
  Operating (loss) income.............   (2,815)       67,098         6,773              --         71,056

Interest expense (income), net........    8,625         2,379          (190)             --         10,814
Other (income) expenses, net..........   (1,410)          804           (15)             --           (621)
Equity in income of consolidated
  subsidiaries........................   36,807            --            --         (36,807)            --
Franchise commission income (loss)....   16,469       (14,821)       (1,648)             --             --
                                        -------      --------       -------        --------       --------
  Income before income taxes and
    minority interest.................   43,246        49,094         5,330         (36,807)        60,863

Provision for income taxes............    5,962        15,684         1,907              --         23,553
                                        -------      --------       -------        --------       --------
  Income before minority interest.....   37,284        33,410         3,423         (36,807)        37,310

Minority interest.....................       --            --            26              --             26
                                        -------      --------       -------        --------       --------
  Net income..........................  $37,284      $ 33,410       $ 3,397        $(36,807)      $ 37,284
                                        =======      ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

     SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE THREE MONTHS MARCH 31, 2001

                                 (IN THOUSANDS)

                                                                     NON-
                                       PARENT      GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                      ---------   ------------   ------------   ------------   ------------
  Cash (used for) provided by
    operating activities............  $ (21,848)    $100,650        $2,088        $(25,355)      $ 55,535
                                      ---------     --------        ------        --------       --------
Investing activities:
  Capital expenditures..............        (20)        (546)         (125)             --           (691)
  Advances to equity investment.....     (5,863)          --            --              --         (5,863)
  Acquisition.......................         --      (83,800)           --              --        (83,800)
  Other items, net..................       (404)      (1,346)          (55)             --         (1,805)
                                      ---------     --------        ------        --------       --------
    Cash used for investing
      activities....................     (6,287)     (85,692)         (180)             --        (92,159)
                                      ---------     --------        ------        --------       --------
Financing activities:
  Net decrease in short-term
    borrowings......................       (355)        (274)           --              --           (629)
  Parent company investment in
    subsidiaries....................    (12,917)          --            --          12,917             --
  Proceeds from borrowings..........     60,000           --            --              --         60,000
  Payment of dividends..............         --       (8,488)           --           8,488             --
  Payments on long-term debt........    (28,313)        (217)           --              --        (28,530)
                                      ---------     --------        ------        --------       --------
    Cash provided by (used for)
      financing activities..........     18,415       (8,979)           --          21,405         30,841
                                      ---------     --------        ------        --------       --------
Effect of exchange rate changes on
  cash and cash equivalents.........     (3,926)        (975)         (881)          3,950         (1,832)
Net (decrease) increase in cash and
  cash equivalents..................    (13,646)       5,004         1,027              --         (7,615)
Cash and cash equivalents, beginning
  of year...........................     26,699       11,191         6,611              --         44,501
                                      ---------     --------        ------        --------       --------
Cash and cash equivalents, end of
  period............................  $  13,053     $ 16,195        $7,638        $     --       $ 36,886
                                      =========     ========        ======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

     SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                   FOR THE THREE MONTHS ENDED MARCH 30, 2002

                                 (IN THOUSANDS)

                                                                     NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   ------------   ------------   ------------
  Cash provided by (used for)
    operating activities.............  $ 53,428     $ 58,981       $(2,448)       $(36,807)      $ 73,154
                                       --------     --------       -------        --------       --------
Investing activities:
  Capital expenditures...............       (25)        (864)         (152)             --         (1,041)
  Acquisition........................        --      (46,548)           --              --        (46,548)
  Other items, net...................       (64)         (97)           --              --           (161)
                                       --------     --------       -------        --------       --------
Cash used for investing activities...       (89)     (47,509)         (152)             --        (47,750)
                                       --------     --------       -------        --------       --------
Financing activities:
  Net decrease in short-term
    borrowings.......................      (741)        (654)           --              --         (1,395)
  Parent company investment in
    subsidiaries.....................   (41,562)          --            --          41,562             --
  Proceeds from borrowings...........    58,500           --            --              --         58,500
  Payment of dividends...............    (1,249)          --            --              --         (1,249)
  Payments on long-term debt.........   (45,602)          --            --              --        (45,602)
  Redemption of redeemable preferred
    stock............................   (25,000)          --            --              --        (25,000)
  Proceeds from stock options
    exercised........................       526           --            --              --            526
                                       --------     --------       -------        --------       --------
  Cash used for financing
    activities.......................   (55,128)        (654)           --          41,562        (14,220)
                                       --------     --------       -------        --------       --------
Effect of exchange rate changes on
  cash and cash equivalents..........     4,698       (2,093)        2,122          (4,755)           (28)
Net increase (decrease) in cash and
  cash equivalents...................     2,909        8,725          (478)             --         11,156
Cash and cash equivalents, beginning
  of period..........................     6,230        8,804         8,304              --         23,338
                                       --------     --------       -------        --------       --------
Cash and cash equivalents, end of
  period.............................  $  9,139     $ 17,529       $ 7,826        $     --       $ 34,494
                                       ========     ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                          Picture of POINTS Calculator
                   Picture of WeightWatchers.com website page
                              Weight Watchers Logo
                             Picture of recipe book
                      Pictures of Just 2 POINTS snack bars
                       Picture of Weight Watchers candies
     Picture of Weight Watchers book by Sarah Ferguson, the Duchess of York

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The actual and estimated expenses in connection with the offering, all of which will be borne by Weight Watchers International, Inc. are as follows:

SEC Registration Fee........................................  $   78,412
Printing and Engraving Expenses.............................     135,000
Legal Fees..................................................     150,000
Accounting Fees.............................................     200,000
NASD Filing Fee.............................................      30,500
Miscellaneous...............................................       6,088
                                                              ----------
Total.......................................................  $  600,000
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our articles of incorporation provide for the indemnification of our directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Our articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. We also carry insurance on behalf of our directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the Virginia Stock Corporation Act and our articles of incorporation eliminate the liability for monetary damages of a director officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the Virginia Stock Corporation Act are incorporated into this paragraph by reference.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

(A) EXHIBITS.

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
        1.1**           Form of Underwriting Agreement.

        2.1             Recapitalization and Stock Purchase Agreement, dated
                        July 22, 1999, among Weight Watchers International, Inc.,
                        H.J. Heinz Company and Artal International S.A.
                        (Incorporated by reference to Exhibit 2 of Weight Watchers
                        International, Inc.'s Form S-4 Registration Statement
                        No. 333-92005).

        4.1             Senior Subordinated Dollar Notes Indenture, dated as of
                        September 29, 1999, between Weight Watchers International,
                        Inc. and Norwest Bank Minnesota, National Association
                        (Incorporated by reference to Exhibit 4.1 of Weight Watchers
                        International, Inc.'s Form S-4 Registration Statement No.
                        333-92005).

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
        4.2             Guarantee Agreement, dated as of March 3, 2000, given by 58
                        WW Food Corp., Waist Watchers, Inc., Weight Watchers Camps,
                        Inc. W.W. Camps and Spas, Inc., Weight Watchers Direct,
                        Inc., W/W Twentyfirst Corporation, W.W. Weight Reduction
                        Services, Inc., W.W.I. European Services, Ltd., W.W.
                        Inventory Service Corp., Weight Watchers North America,
                        Inc., Weight Watchers UK Holdings Ltd, Weight Watchers
                        International Holdings Ltd, Weight Watchers U.K. Limited,
                        Weight Watchers (Accessories & Publications) Ltd, Weight
                        Watchers (Food Products) Limited, Weight Watchers New
                        Zealand Limited, Weight Watchers International Pty Limited,
                        Fortuity Pty Ltd and Gutbusters Pty Ltd. (Incorporated by
                        reference to Exhibit 4.2 of Weight Watchers International,
                        Inc.'s Form S-4 Registration Statement No. 333-92005).

        4.3             Senior Subordinated Euro Notes Indenture, dated as of
                        September 29, 1999, between Weight Watchers International
                        Inc. and Norwest Bank Minnesota, National Association
                        (Incorporated by reference to Exhibit 4.3 of Weight Watchers
                        International, Inc.'s Form S-4 Registration Statement No.
                        333-92005).

        4.4             Guarantee Agreement, dated as of March 3, 2000, given by 58
                        WW Food Corp., Waist Watchers, Inc., Weight Watchers Camps,
                        Inc. W.W. Camps and Spas, Inc., Weight Watchers Direct,
                        Inc., W/W Twentyfirst Corporation, W.W. Weight Reduction
                        Services, Inc., W.W.I. European Services, Ltd., W.W.
                        Inventory Service Corp., Weight Watchers North America,
                        Inc., Weight Watchers UK Holdings Ltd, Weight Watchers
                        International Holdings Ltd, Weight Watchers U.K. Limited,
                        Weight Watchers (Accessories & Publications) Ltd, Weight
                        Watchers (Food Products) Limited, Weight Watchers New
                        Zealand Limited, Weight Watchers International Pty Limited,
                        Fortuity Pty Ltd and Gutbusters Pty Ltd. (Incorporated by
                        reference to Exhibit 4.4 of Weight Watchers International,
                        Inc.'s Form S-4 Registration Statement No. 333-92005).

        4.5***          Rights Agreement, dated as of November 15, 2001, between
                        Weight Watchers International, Inc. and EquiServe Trust
                        Company, N.A.

        4.6             Specimen of stock certificate representing Weight Watchers
                        International, Inc.'s common stock, no par value
                        (Incorporated by reference to Exhibit 4.6 of Weight Watchers
                        International, Inc.'s Form S-1 Registration Statement
                        No. 333-69362).

        5.1**           Opinion of Hunton & Williams.

       23.1**           Consent of Hunton & Williams (included in Exhibit 5.1).

       23.2*            Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.

       24***            Power of Attorney.


------------------------

*   Filed herewith.

**  To be filed by amendment.


*** Previously Filed.


(B) FINANCIAL STATEMENT SCHEDULE

    Schedule II--Valuation and Qualifying Accounts--year ended December 29, 2001, eight months ended December 30, 2000, and years ended April 29, 2000 and April 24, 1999 on page II-4.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of Weight Watchers International, Inc.:

    Our audits of the consolidated financial statements referred to in our report dated February 19, 2002, except as to the last paragraph of Note 19, which is as of March 1, 2002, appearing elsewhere in this Registration Statement also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-3. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
New York, New York
February 19, 2002

                      WEIGHT WATCHERS INTERNATIONAL, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                 CHARGED
                                                    BALANCE AT   TO COSTS                   BALANCE AT
                                                    BEGINNING      AND                        END OF
                                                    OF PERIOD    EXPENSES   DEDUCTIONS(1)     PERIOD
                                                    ----------   --------   -------------   ----------
FISCAL YEAR ENDED DECEMBER 29, 2001
  Allowance for doubtful accounts.................    $  797      $6,330       $(6,401)       $  726
  Inventory reserves, other.......................     2,532       2,718        (2,541)        2,709

EIGHT MONTHS ENDED DECEMBER 30, 2000
  Allowance for doubtful accounts.................    $  609      $  198       $   (10)       $  797
  Inventory reserves, other.......................     1,557       3,993        (3,018)        2,532

FISCAL YEAR ENDED APRIL 29, 2000
  Allowance for doubtful accounts.................    $  994      $ (385)      $    --        $  609
  Inventory reserves, other.......................     1,436       3,360        (3,239)        1,557

FISCAL YEAR ENDED APRIL 24, 1999
  Allowance for doubtful accounts.................    $  876      $  118       $    --        $  994
  Inventory reserves, other.......................     3,961       1,923        (4,448)        1,436

------------------------

(1) Primarily represents the utilization of established reserves, net of recoveries.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
       Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 2002.


                                                       WEIGHT WATCHERS INTERNATIONAL, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                                           Linda Huett
                                                              President, Chief Executive Officer and
                                                                             Director


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
                          *                              Officer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE
                     Linda Huett                         OFFICER)                         June 7, 2002

                                                       Vice President and Chief
                          *                              Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND
                   Ann M. Sardini                        ACCOUNTING OFFICER)              June 7, 2002

                          *
     -------------------------------------------       Chairman of the Board of
                   Raymond Debbane                       Directors                        June 7, 2002

                          *
     -------------------------------------------       Director
                Marsha Johnson Evans                                                      June 7, 2002

                          *
     -------------------------------------------       Director
                 Jonas M. Fajgenbaum                                                      June 7, 2002

                          *
     -------------------------------------------       Director
                   Sacha Lainovic                                                         June 7, 2002

                          *
     -------------------------------------------       Director
                     Sam K. Reed                                                          June 7, 2002

                          *
     -------------------------------------------       Director
               Christopher J. Sobecki                                                     June 7, 2002



*By:                  /s/ ROBERT W. HOLLWEG
             --------------------------------------
                        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
        1.1**           Form of Underwriting Agreement.
        2.1             Recapitalization and Stock Purchase Agreement, dated
                        July 22, 1999, among Weight Watchers International, Inc.,
                        H.J. Heinz Company and Artal International S.A.
                        (Incorporated by reference to Exhibit 2 of Weight Watchers
                        International, Inc.'s Form S-4 Registration Statement
                        No. 333-92005).
        4.1             Senior Subordinated Dollar Notes Indenture, dated as of
                        September 29, 1999, between Weight Watchers International,
                        Inc. and Norwest Bank Minnesota, National Association
                        (Incorporated by reference to Exhibit 4.1 of Weight Watchers
                        International, Inc.'s Form S-4 Registration Statement No.
                        333-92005).
        4.2             Guarantee Agreement, dated as of March 3, 2000, given by 58
                        WW Food Corp., Waist Watchers, Inc., Weight Watchers Camps,
                        Inc. W.W. Camps and Spas, Inc., Weight Watchers Direct,
                        Inc., W/W Twentyfirst Corporation, W.W. Weight Reduction
                        Services, Inc., W.W.I. European Services, Ltd., W.W.
                        Inventory Service Corp., Weight Watchers North America,
                        Inc., Weight Watchers UK Holdings Ltd, Weight Watchers
                        International Holdings Ltd, Weight Watchers U.K. Limited,
                        Weight Watchers (Accessories & Publications) Ltd, Weight
                        Watchers (Food Products) Limited, Weight Watchers New
                        Zealand Limited, Weight Watchers International Pty Limited,
                        Fortuity Pty Ltd and Gutbusters Pty Ltd. (Incorporated by
                        reference to Exhibit 4.2 of Weight Watchers International,
                        Inc.'s Form S-4 Registration Statement No. 333-92005).
        4.3             Senior Subordinated Euro Notes Indenture, dated as of
                        September 29, 1999, between Weight Watchers International
                        Inc. and Norwest Bank Minnesota, National Association
                        (Incorporated by reference to Exhibit 4.3 of Weight Watchers
                        International, Inc.'s Form S-4 Registration Statement No.
                        333-92005).
        4.4             Guarantee Agreement, dated as of March 3, 2000, given by 58
                        WW Food Corp., Waist Watchers, Inc., Weight Watchers Camps,
                        Inc. W.W. Camps and Spas, Inc., Weight Watchers Direct,
                        Inc., W/W Twentyfirst Corporation, W.W. Weight Reduction
                        Services, Inc., W.W.I. European Services, Ltd., W.W.
                        Inventory Service Corp., Weight Watchers North America,
                        Inc., Weight Watchers UK Holdings Ltd, Weight Watchers
                        International Holdings Ltd, Weight Watchers U.K. Limited,
                        Weight Watchers (Accessories & Publications) Ltd, Weight
                        Watchers (Food Products) Limited, Weight Watchers New
                        Zealand Limited, Weight Watchers International Pty Limited,
                        Fortuity Pty Ltd and Gutbusters Pty Ltd. (Incorporated by
                        reference to Exhibit 4.4 of Weight Watchers International,
                        Inc.'s Form S-4 Registration Statement No. 333-92005).
        4.5***          Rights Agreement, dated as of November 15, 2001, between
                        Weight Watchers International, Inc. and EquiServe Trust
                        Company, N.A.
        4.6             Specimen of stock certificate representing Weight Watchers
                        International, Inc.'s common stock, no par value
                        (Incorporated by reference to Exhibit 4.6 of Weight Watchers
                        International, Inc.'s Form S-1 Registration Statement
                        No. 333-69362).
        5.1**           Opinion of Hunton & Williams.
       23.1**           Consent of Hunton & Williams (included in Exhibit 5.1).
       23.2*            Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.
       24***            Power of Attorney.


------------------------

*   Filed herewith.

**  To be filed by amendment.


*** Previously Filed.